    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 1997
                                                     REGISTRATION NO. 333-_____

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                   FORM S-11

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           AGREE REALTY CORPORATION
     (Exact name of registrant as specified in its governing instruments)

                          31850 NORTHWESTERN HIGHWAY
                       FARMINGTON HILLS, MICHIGAN 48334
                                (810) 737-4190
                   (Address of principal executive offices)

                                 RICHARD AGREE
                          31850 NORTHWESTERN HIGHWAY
                       FARMINGTON HILLS, MICHIGAN 48334
                                (810) 737-4190
                    (Name and address of agent for service)

                                  COPIES TO:

David P. Levin, Esq.                        Michelle P. Goolsby, Esq.
Kramer, Levin, Naftalis & Frankel           Winstead Sechrest & Minick P.C.
919 Third Avenue                            1201 Elm Street
New York, New York  10022                   5400 Renaissance Tower
                                            Dallas, Texas  75270

         Approximate date of commencement of the proposed sale of the securities to the public: as soon as practicable after this Registration Statement becomes effective.

                                 -------------

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                 -------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                PROPOSED MAXIMUM         PROPOSED MAXIMUM         AMOUNT OF
TITLE OF SECURITIES                      AMOUNT BEING            OFFERING PRICE              AGGREGATE          REGISTRATION
BEING REGISTERED                         REGISTERED(1)            PER SHARE(2)           OFFERING PRICE(2)           FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                    1,725,000                $19 1/8                 $32,990,625            $9,998
$.0001 per share
================================================================================================================================

(1) Includes 1,500,000 shares of Common Stock to be offered to the public and 225,000 shares of Common Stock issuable upon exercise of an over-allotment option to be granted to the Underwriters.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices for the Common Stock reported on the New York Stock Exchange on April 10, 1997.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                                  SUBJECT TO COMPLETION, DATED APRIL  16, 1997
PROSPECTUS
                                                     1,500,000 SHARES

                                                 AGREE REALTY CORPORATION
                                                       COMMON STOCK

         Agree Realty Corporation (the "Company") is a self-administered, self-managed real estate investment trust ("REIT") which develops, acquires, owns and operates properties which are primarily leased to national and regional retail companies under net leases. The Company owns, either directly or through interests in joint ventures, a portfolio of 32 properties (collectively, the "Properties" or the "Portfolio") located in 12 states and containing an aggregate of approximately 3.1 million square feet in gross leasable area. As of December 31, 1996, the Portfolio was 98% leased and the average age of the Properties was approximately six years.

         All of the shares of common stock, $.0001 par value per share ("Common Stock"), offered hereby (the "Offering") are being sold by the Company. Upon the closing of the Offering, approximately 15.2% of the outstanding Common Stock (including OP Units (defined below) convertible into Common Stock) will be beneficially owned by executive officers and directors of the Company. The Company has restricted the ownership of more than 9.8% of its capital stock by most holders in order to maintain its qualification as a REIT. See "Description of Capital Stock -- Restrictions on Transfer."

         The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "ADC." On April 15, 1997, the last reported sale price of the Common Stock on the NYSE was $19 7/8 per share. See "Price Range of Common Stock and Dividends."


         SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

===========================================================================================================================
                                                                    UNDERWRITING DISCOUNTS
                                           PRICE TO PUBLIC            AND COMMISSIONS (1)        PROCEEDS TO COMPANY (2)
---------------------------------------------------------------------------------------------------------------------------
PER SHARE...........................           $_______                    $________                    $________
---------------------------------------------------------------------------------------------------------------------------
TOTAL (3)...........................           $_______                    $________                    $________
===========================================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended.
         See "Underwriting."

(2) Before deducting estimated expenses of approximately $______ payable by the Company.

(3) The Company has granted the Underwriters a 30 day option to purchase up to 225,000 additional shares of Common Stock on the same terms and conditions as the securities offered hereby solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $________, $_______ and $_______, respectively. See "Underwriting."

                                --------------

         The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions, including the right of the Underwriters to withdraw, cancel, modify or reject any order in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about ____________ 1997.

Raymond James & Associates, Inc.
                      McDonald & Company Securities, Inc.
                                                  Roney & Co.
                                                      Sutro & Co. Incorporated

              The date of this Prospectus is ____________, 1997.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

           [ARTWORK - MAP OF THE U.S. WITH LOCATIONS OF THE COMPANY'S PROPERTIES INDICATED AND PHOTOGRAPHS OF SAMPLE PROPERTIES]























         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF
THE SHARES OF COMMON STOCK.  SUCH TRANSACTIONS MAY INCLUDE STABILIZING
THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND
THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               TABLE OF CONTENTS

                                                                         Page
                                                                          No.
                                                                         ----

PROSPECTUS SUMMARY                                                          6
     The Company                                                            6
     Risk Factors                                                           7
     Objectives and Strategies                                              9
     The Portfolio                                                         10
     Tax Status                                                            12
     The Offering                                                          12
     Summary Selected Consolidated and Combined Financial Data             13
RISK FACTORS                                                               14
     Reliance Upon Major Tenants                                           14
     Dependence on Key Personnel                                           14
     Risks Associated with Borrowing, Including Loss of Properties in
       the Event of a Foreclosure                                          14
     Adverse Effect of Increase in Market Interest Rate on Financial
       Position and Common Stock Price                                     14
     Investments in Joint Ventures                                         15
     Development and Acquisition Risks                                     16
     No Limitation in Organizational Documents on the Incurrence of Debt   16
     Changes in Investment and Financing Policies                          17
     Limited Geographic Diversification of the Portfolio                   17
     Consequences of the Failure to Qualify as a REIT                      17
     Real Estate Investment Considerations                                 17
     Environmental Matters                                                 19
     Ownership Limit; Anti-Takeover Effect                                 19
     Limitations on Acquisition and Change in Control                      20
     Uninsured Loss and Condemnation                                       20
     Shares Available for Future Sale                                      21
     Control by Directors and Executive Officers                           21
     Competition                                                           21
     Financing of Future Developments or Acquisitions                      21
USE OF PROCEEDS                                                            22
PRICE RANGE OF COMMON STOCK AND DIVIDENDS                                  23
CAPITALIZATION                                                             24
SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA                          25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS                                                    26
     Overview                                                              26
     Results of Operations                                                 26
     Funds from Operations                                                 28
     Liquidity and Capital Resources                                       29
     Inflation                                                             30
BUSINESS AND PROPERTIES                                                    31
     Objectives and Strategies                                             31
          Objectives                                                       31

          Growth and Operating Strategies                                  31
          Financing Strategy                                               32
          Property Management                                              32
     Properties                                                            33
     Community Shopping Centers                                            35
     Free-Standing Properties                                              36
     Joint Venture Properties                                              37
     Major Tenants                                                         38
     Lease Expirations                                                     39
     Undeveloped Land                                                      39
     Sublet Space and Leased but Vacant Space                              39
     Employees                                                             40
     Potential Environmental Risks                                         40
     Legal Proceedings                                                     40
     Competition                                                           40
     Insurance                                                             41
MORTGAGE INDEBTEDNESS                                                      41
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES                                43
     Investment Policies                                                   43
     Sale of Properties                                                    43
     Financing Policies                                                    44
     Conflicts of Interest Policies                                        44
     Policies with Respect to Other Activities                             45
MANAGEMENT                                                                 46
     Directors and Executive Officers                                      46
     Committees of the Board of Directors                                  47
     Compensation of Directors                                             48
     Executive Compensation                                                48
     Employment Agreements and Covenants Not to Compete                    49
     Indemnification                                                       49
     Stock Incentive Plan                                                  50
     Profit Sharing Plan                                                   51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                             52
PRINCIPAL STOCKHOLDERS                                                     53
DESCRIPTION OF CAPITAL STOCK                                               54
     Common Stock                                                          54
     Transfer Agent and Registrar                                          54
     Restrictions on Transfer                                              54
SHARES ELIGIBLE FOR FUTURE SALE                                            56
PARTNERSHIP AGREEMENT                                                      57
     Management                                                            57
     Transferability of Interests                                          57
     Capital Contributions                                                 57
     Awards Under Stock Incentive Plan                                     58
     Allocations and Distributions                                         58

     Conversion Rights                                                     58
     Tax Matters                                                           59
     Operations                                                            59
     Duties and Conflicts                                                  59
     Indemnification                                                       59
     Term                                                                  59
FEDERAL INCOME TAX CONSIDERATIONS                                          60
     Taxation of the Company                                               60
     Failure to Qualify                                                    66
     Taxation of Taxable Domestic Stockholders                             66
     Taxation of Tax-Exempt Stockholders                                   67
     Special Tax Considerations for Foreign Stockholders                   68
     Tax Aspects of the Operating Partnership                              70
     Information Reporting Requirements and Backup Withholding Tax         73
     State and Local Taxes                                                 74
EMPLOYEE BENEFIT PLANS                                                     74
ERISA CONSIDERATIONS                                                       74
CERTAIN ANTI-TAKEOVER PROVISIONS                                           75
     Staggered Board of Directors                                          76
     Number of Directors; Removal; Filling Vacancies                       76
     Advance Notice Provisions for Stockholder Nominations and
       Stockholder Proposals                                               76
     Relevant Factors to be Considered by the Board of Directors           77
     Additional Classes and Series of Stock                                77
     Rights to Purchase Securities and Other Property                      78
     Business Combinations                                                 78
     Control Share Acquisitions                                            78
UNDERWRITING                                                               80
EXPERTS                                                                    81
LEGAL MATTERS                                                              81
ADDITIONAL INFORMATION                                                     82
INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS                    F-1

                              PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. The Company's actual results may differ significantly from the results discussed in the forward-looking statements that may be contained herein. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors." Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. Unless the context requires otherwise, as used herein the term "Company" includes Agree Realty Corporation and Agree Limited Partnership (the "Operating Partnership"), of which Agree Realty Corporation is the sole general partner.

                                  THE COMPANY

         The Company is a self-administered, self-managed real estate investment trust which develops, acquires, owns and operates Properties which are primarily leased to major national and regional retail companies under net leases. As of December 31, 1996, the Company owned, either directly or through interests in joint ventures, 32 Properties located in 12 states and containing an aggregate of approximately 3.1 million square feet of gross leasable area ("GLA"). The Properties consist of 13 neighborhood and community shopping centers and 19 free-standing Properties. As of December 31, 1996, 98% of GLA in the Portfolio was leased and approximately 92% of the Company's annualized base rent was attributable to national and regional retailers. As of December 31, 1996, the Company derived approximately 70% of its annualized base rent from four major tenants, Kmart Corporation ("Kmart"), Borders, Inc., Roundy's Inc. ("Roundy's") and Fashion Bug (Charming Shoppes, Inc.). The Company was the developer of all 13 of the shopping centers and 14 of the 19 free-standing Properties. As of December 31, 1996, the average age of the Properties was approximately six years.

         The Company was formed in December 1993 to continue and expand the retail property business founded in 1971 by its current Chairman of the Board of Directors and President, Richard Agree. Since 1971, the Company and its predecessors (the "Agree Predecessors") have specialized in building properties to suit for national and regional retailers who have signed long-term net leases prior to commencement of construction. The Company believes that this strategy provides it with a predictable source of income from primarily national and regional retail tenants in its existing Properties and also provides opportunities for development of additional properties at attractive returns on investment, without the lease-up risks inherent in speculative development.

         Upon completion of its initial public offering (the "IPO") in April 1994, the Company succeeded to the ownership of 17 Properties which contain an aggregate of 2,376,000 square feet. Since the IPO, the Company has:

         i) Completed, either directly or through interests in joint ventures, the development or acquisition of 14 Properties leased to Borders, Inc. and other subsidiaries (collectively, "Borders") of Borders Group, Inc. ("BGI") which contain in the aggregate over 650,000 square feet. These Properties include Borders' corporate headquarters and central administrative buildings in Ann Arbor, Michigan. Seven of these 14 Properties are owned directly by the Company and the remaining seven (the "Joint Venture Properties") are owned by entities wherein the Company's economic interest ranges from 8% to 20% (the "Joint Ventures"). See "Business and Properties -- Free-Standing Properties -- Joint Venture Properties."

         ii) Developed a Circuit City store in Boynton Beach, Florida, consisting of approximately 32,500 square feet, pursuant to a 20 year net lease.

         iii) Continued to operate both its initial portfolio and its new Properties at leased rates of over 95% and without any tenant defaults. Kmart, the Company's largest tenant, reported to the Company that the aggregate same-store sales at the stores leased from the Company increased over 6% from 1995 to 1996. Since the IPO, the only anchor tenant to vacate any of the Company's Properties was J. Byrons, which vacated its 51,868 square-foot location in Lakeland, Florida in September 1996. This space was re-leased to Best Buy Company, Inc., at an increased rental rate, for a term expiring in January 2013, with a 15 year renewal option.

         iv) Announced results for the fourth quarter and year ended December 31, 1996, which included Funds from Operations (as hereinafter defined) of $1,951,000 and $7,076,000 for the quarter and the year, respectively, or an increase of 19% and 11%, respectively, from the same periods in 1995; and net income for the quarter and the year of $1,382,000 and $3,734,000, respectively, or an increase of 65% and 15%, respectively, over the same periods in 1995.

         The Company is operated under the direction of Richard Agree, Chairman of the Board and President, and Kenneth Howe, Vice President - Finance. Messrs. Agree and Howe have a combined 35 years experience in the construction, management, leasing and disposition of retail properties. Upon the completion of the Offering, executive officers and directors of the Company will own 733,701 shares (including 569,825 OP Units convertible into Common Stock) or approximately 15.2% of the total number of shares of Common Stock then outstanding (including OP Units convertible into Common Stock).

         The Company's executive offices are located at 31850 Northwestern Highway, Farmington Hills, Michigan 48334. The telephone number is (810) 737-4190.

                                 RISK FACTORS

         Prospective investors should carefully consider the matters discussed under "Risk Factors" prior to any investment in the Company. Some of the significant considerations include:

         o Limited diversification of tenants of the Properties, including the fact that certain of the major tenants have incurred operating losses or implemented financial or corporate restructurings during recent periods. In addition, Kmart is the anchor tenant in 11 of the 13 community shopping centers and certain tenants' leases provide that if Kmart abandons a Property, such tenants have the right to terminate their leases.

         o The dependence of the Company on the efforts of its executive officers and directors, particularly Richard Agree. The loss of Mr. Agree's services would likely have a material adverse effect on the future acquisition or development activities of the Company, which could adversely affect the market price of the Common Stock.

         o The uncertainty that the Company will be able to refinance its mortgage indebtedness (including construction and acquisition financing) when due, which could result in loss of the Properties securing such debt upon a default, and the risk of higher interest rates on debt incurred in any such refinancing or on debt bearing variable interest rates or rates which are to be reset, which could adversely affect the Company's operating cash flow and its ability to make distributions to stockholders.

         o The adverse effect of increases in market interest rates, including the higher annual yield (and thus lower Common Stock price) which might be demanded by purchasers of Common Stock and increased interest expense with respect to any variable rate indebtedness and new indebtedness.

         o The ownership by the Company of seven of the Properties through its minority interest in the Joint Ventures, pursuant to which Borders has the right, under certain circumstances, to purchase the Properties from the Joint Ventures at varying percentages of total project costs. If Borders were to purchase Property from one or more Joint Ventures prior to the time the Company had held its interest in such Joint Ventures for a four-year period, and if the Company's gain from such sales were to equal or exceed 30% of the Company's gross income for the applicable taxable year, the Company's status as a REIT would be adversely impacted. Furthermore, if Borders were to exercise such purchase option with respect to any of the Joint Venture Properties at any time, the Company may not be able to reinvest its portion of any proceeds from the sale in additional properties or other investments with returns comparable to those from the Joint Venture properties or may not be able to reinvest such proceeds in a timely manner. Any such event could be dilutive to the Company's per share net income, Funds from Operations and cash available for distribution.

         o The risks associated with the development or acquisition of properties, including construction, leasing and financing risks and the risk that newly developed or acquired properties will fail to perform as expected.

         o No limitation in the Company's organizational documents on the incurrence of debt, which could permit the Company to become more highly leveraged.

         o The ability of the Board of Directors to amend or revise the investment and financial policies of the Company, including the Company's policy with respect to incurring debt, without a vote of the stockholders.

         o The limited diversification in the location of the Properties, which raises the risk that the Company might be materially and adversely affected if certain regions of the United States were to experience an economic downturn.

         o Taxation of the Company as a regular corporation if it fails to qualify as a REIT, which may affect the value of the Common Stock and the Company's ability to make expected distributions.

         o Real estate investment considerations, such as the effect of local economic and other conditions on real estate values, the ability of tenants to make lease payments and the ability of a property to generate income sufficient to meet operating expenses, including future debt service, the risk that the Company may be unable to renew leases or relet space upon expiration of leases on equal or more favorable terms than those currently in effect, and factors (such as the relative illiquidity of equity real estate investments) which may limit the flexibility of the Company to vary its investments or may adversely affect the values of its properties.

         o The potential liability of the Company for unknown or future environmental liabilities on its past and present properties, which could have an adverse effect on the Company.

         o The effects of limiting ownership by any person to 9.8% of the outstanding Common Stock, which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest.

         o Potential losses in the event of a casualty or condemnation that are not insurable or not economically insurable, which could have an adverse effect on the Company.

         o The availability for future sale of shares of Common Stock, which could adversely affect the market price of the Common Stock.

                           OBJECTIVES AND STRATEGIES

OBJECTIVES

         The Company's primary objectives are (i) to realize steady and predictable cash flows through the ownership of high quality properties leased primarily to national and regional retailers and (ii) to increase Funds from Operations per share through the development or acquisition of additional properties. The Company presently intends to achieve these objectives by implementing the growth, operating and financing strategies outlined below.

GROWTH AND OPERATING STRATEGIES

         In seeking to attain these objectives, the Company has applied and intends to continue to apply the same strategies that have guided its principals during the past 26 years. These strategies include the following:

         o Developing or acquiring each property with the objective of holding it for long-term investment value.

         o Developing or acquiring properties in what the Company considers to be attractive long-term locations. Such locations typically have (i) convenient access to transportation arteries with a traffic count that is higher than average for the local market, (ii) concentrations of other retail properties and (iii) demographic characteristics which are attractive to the retail tenant which will lease the property upon completion.

         o Generally, purchasing land and beginning development of a property only upon the execution of a lease with a national or regional retailer on terms which provide a return on estimated cost that is attractive relative to the Company's cost of capital.

         o Directing all aspects of development, including construction, design, leasing and management. Property management and the majority of its leasing activities are handled directly by Company personnel. The Company believes that this approach to development and management enables it to operate efficiently and enhances the ability of the Company to develop and maintain assets of high construction quality which are designed, leased and maintained to maximize long-term value.

         The Company believes that the relationships established by its principals with national and regional retailers as well as the financing relationships its principals have developed with lenders provide it with an advantage in achieving its objectives.

FINANCING STRATEGY

         As of December 31, 1996, the Company's ratio of total indebtedness to Total Market Capitalization (as defined below) was 56% and on an as adjusted basis to reflect the Offering such ratio was 37%. The Company intends to maintain a ratio of total indebtedness (including construction and acquisition financing) to Total Market Capitalization of 65% or less. The Company plans to begin construction of additional pre-leased developments and may acquire additional properties which will initially be financed by its Credit Facility and Line of Credit (each as hereinafter defined). Management intends to periodically refinance short term construction and acquisition financing with long-term debt and equity. Upon the completion of such refinancings, the Company intends to lower its ratio of total indebtedness to Total Market Capitalization to 50% or less. Nevertheless, the Company may operate with debt levels which are in excess of 50% of Total Market Capitalization for extended periods of time prior to such refinancings. "Total Market Capitalization" means the aggregate of (i) the total number of outstanding shares of Common Stock and the total number of OP Units outstanding multiplied by the market value per share of the Common Stock, and (ii) the total indebtedness of the Company.

         The Company may from time to time re-evaluate its borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market value of properties, growth and acquisition opportunities and other factors. However, there are no limitations in the Company's organizational documents on its ratio of total indebtedness to Total Market Capitalization and, accordingly, the Company may modify its borrowing policy and may increase or decrease its ratio of total indebtedness to Total Market Capitalization.

                                 THE PORTFOLIO

         As of December 31, 1996, the Company owned, either directly or through interests in Joint Ventures, 32 Properties located in 12 states and containing an aggregate of approximately 3.1 million square feet of GLA. The Properties consist of 13 neighborhood and community shopping centers and 19 free-standing properties. As of December 31, 1996, 98% of GLA in the Portfolio was leased and approximately 92% of the Company's annualized base rent was attributable to national and regional retailers. As of December 31, 1996, the Company derived approximately 70% of its annualized base rent from four major tenants, Kmart, Borders, Roundy's and Fashion Bug (Charming Shoppes, Inc.). The Company was the developer of all 13 of the shopping centers and 14 of the 19 free-standing properties. As of December 31, 1996, the average age of the Properties was approximately six years.

                    LOCATION OF PROPERTIES IN THE PORTFOLIO

                                            Total Gross        Percent of
                             Number of     Leasable Area      GLA Leased on
State                       Properties      (sq. feet)      December 31, 1996
-----                       ----------      ----------      -----------------

California................      1              38,015              100%
Florida...................      5(1)          487,269               96
Indiana...................      1(1)           15,844              100
Illinois..................      1              20,000               85
Kansas....................      1              25,000              100
Kentucky..................      1             135,009              100
Michigan..................     11(1)        1,549,758               99
Nebraska..................      2(1)           55,000              100
Ohio......................      2             108,543              100
Oklahoma..................      3(1)           74,282              100
Pennsylvania..............      1              37,004              100
Wisconsin.................      3             523,036               97
                               --           ---------            ------
         Total/Average....     32           3,068,760               98%
                               ==           =========            ======
----------
(1)      Includes Joint Venture Properties.


               ANNUALIZED BASE RENT OF THE COMPANY'S PROPERTIES

         The following is a breakdown of annualized base rent as of December 31, 1996 for each Property by type of tenant:

                                 Annualized              Percent of Total
                               Base Rent as of      Annualized Base Rent as of
Type of Tenant                December 31, 1996(1)       December 31, 1996
--------------                -----------------          -----------------

National..................        $13,520,102(2)                 81%
Regional..................          1,879,663                    11
Local.....................          1,328,816                     8
                                  -----------                   ---
         Total............        $16,728,581                   100%
                                  ===========                   ====

----------
(1) "Annualized base rent" of the Company as of December 31, 1996 is determined by multiplying the monthly rent as of that date by 12, excluding (i) percentage rents, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements and (iii) future contractual rent increases.

(2) Includes the Company's share of annualized base rent as of December 31, 1996 from each of the Joint Venture Properties. See "Business and Properties -- Free-Standing Properties -- Joint Venture Properties."

                                 MAJOR TENANTS

         The following sets forth certain information with respect to the Company's major tenants:

                                                                                       Percent of Total
                                                                 Annualized Base          Annualized
                                                  Number            Rent as of         Base Rent as of
Tenant                                           of Leases      December 31, 1996     December 31, 1996
------                                           ---------      -----------------     -----------------
Kmart.......................................         15            $5,305,601                 32%
Borders.....................................         14             4,249,278(1)              25
Roundy's....................................          7             1,730,063                 10
Fashion Bug (Charming Shoppes, Inc.)........         10               573,200                  3
                                                     --          ------------                ---
         Total/Average......................         46           $11,858,142                 70%
                                                     ==           ===========                 ===

----------
(1) Includes the Company's share of annualized base rent as of December 31, 1996 from each of the Joint Venture Properties. See "Business and Properties -- Free-Standing Properties -- Joint Venture Properties."



                                  TAX STATUS

         The Company has elected to be treated as a REIT under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for each taxable year commencing with the year ended December 31, 1994. As a REIT, the Company generally is not subject to Federal income tax provided it makes certain distributions to its stockholders and meets certain organizational and other requirements. Under the Code, REITs are subject to numerous organizational and operational requirements. Should the Company fail to qualify as a REIT in any taxable year, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Risk Factors -- Consequences of the Failure to Qualify as a REIT" and "Federal Income Tax Considerations." Even if the Company qualifies as a REIT, it will be subject to certain Federal, state and local taxes. See "Federal Income Tax Considerations."


                                 THE OFFERING

Shares Offered                                    1,500,000(1)

Shares to be Outstanding After the Offering       4,816,389(1)(2)

Use of Proceeds                                   To repay certain indebtedness
                                                  outstanding under the Credit
                                                  Facility and for general
                                                  working capital purposes. See
                                                  "Use of Proceeds"

NYSE Symbol                                       ADC

----------
(1) Does not include 225,000 shares that may be issued upon the exercise of the Underwriters' over-allotment option. See "Underwriting."

(2) Includes 637,959 shares of Common Stock reserved for issuance upon the conversion of OP Units.

                       SUMMARY SELECTED CONSOLIDATED AND
                            COMBINED FINANCIAL DATA

         The following table sets forth certain financial information for the Company and the Agree Predecessors (as defined in Note 1 to the Consolidated and Combined Financial Statements) and should be read in conjunction with the Pro Forma Condensed Consolidated Financial Statements and the Consolidated Financial Statements of the Company and the Combined Historical Financial Statements of the Agree Predecessors and the Notes thereto contained elsewhere in this Prospectus. The balance sheet data for each of the five years ended December 31, 1996 were derived from audited financial statements of the Company and the Agree Predecessors.

         Pro forma operating information is presented as if the Offering had occurred as of January 1, 1996, and therefore incorporates certain assumptions that are described in the Notes to the Pro Forma Consolidated Statement of Operations included elsewhere in this Prospectus. The Pro Forma Balance Sheet data is presented as if the Offering had occurred on December 31, 1996.

         The pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been if these transactions had, in fact, occurred on the date or at the beginning of the period indicated, or to project the financial position or results of operations at any future date or for any future period.

                                                              (In thousands, except per share information)

                                             Agree Realty Corporation                               Agree Predecessors
                                -----------------------------------------------------    -----------------------------------------
                                               Year           Year        April 22,       January 1,       Year          Year
                                   Pro         Ended          Ended        Through          through       Ended         Ended
                                  Forma       Dec 31,        Dec 31,       Dec 31,         April 21,     Dec 31,       Dec 31,
Operating Data                    1996         1996           1995          1994             1994          1993          1992
--------------                  -----------------------------------------------------    -----------------------------------------
Total revenues:                  $ 16,521     $  16,291     $    13,699     $ 9,280        $   4,080     $   13,156     $ 12,606
                                -----------------------------------------------------    -----------------------------------------
Expenses:
  Property expense (1)              2,594         2,485           2,049       1,245              681          1,872        1,856
  General and administrative        1,105         1,105             966         668              159            660          639
  Interest                          4,841         6,101           4,335       2,972            2,584          8,803        9,167
  Depreciation and
    amortization                    2,640         2,620           2,317       1,627              680          2,292        2,260
                                -----------------------------------------------------    -----------------------------------------
     Total expenses                11,180        12,311           9,667       6,512            4,104         13,627       13,922
                                -----------------------------------------------------    -----------------------------------------
Other income (expense) (2)            653           653              --        (375)              85            448          680
                                -----------------------------------------------------    -----------------------------------------
Income (loss) before
   extraordinary item and
   minority interest                5,994         4,633           4,032       2,393               61            (23)        (636)
Extraordinary item - early
  extinguishment of debt               --            --              --      (2,139)              --             --           --
                                -----------------------------------------------------    -----------------------------------------
Income (loss) before minority
  interest                          5,994         4,633           4,032         254               61            (23)        (636)
Minority interest                     799           899             785          49               --             --           --
                                -----------------------------------------------------    -----------------------------------------
Net income (loss)                $  5,195    $    3,734     $     3,247    $    205       $       61   $        (23)   $    (636)
                                =====================================================    =========================================

Funds from operations            $  8,457    $    7,076     $     6,389     $ 4,544
                                =====================================================
Number of Properties                   32            32              20          17               17             17           17
                                =====================================================    =========================================
Number of square feet               3,068         3,068           2,470       2,377            2,377          2,377        2,377
                                =====================================================    =========================================
Per Share Data (3)
Net income                       $   1.25    $     1.41    $       1.23     $  0.08               --             --           --
                                =====================================================    =========================================
Cash dividends                   $   1.80    $     1.80    $       1.80     $  1.25               --             --           --
                                =====================================================    =========================================
Weighted average of common
  shares outstanding                4,149         2,649           2,638       2,638               --             --           --
                                =====================================================    =========================================
Balance Sheet Data
Real estate (before
accumulated depreciation)       $ 132,474     $ 132,474      $  118,360     $96,852                      $   96,548     $ 95,870
Total assets                    $ 121,382     $ 121,382      $  108,928     $89,653                      $   89,835     $ 91,859
Total debt, including accrued
  interest                      $  60,502     $  88,252      $    73,741    $54,431                      $   94,334     $ 95,939

----------
(1) Property expense includes real estate taxes, property maintenance, insurance, utilities and land lease expenses.

(2) Other income (expense) is comprised of development fee income, gain on land sales, equity in net income of unconsolidated entities and reorganization costs.

(3) Does not include 28,955 shares of restricted stock granted in January 1997 or 637,959 shares of Common Stock issuable upon the conversion of OP Units. A total of 4,178,430 shares of Common Stock (including restricted stock granted in January 1997, but excluding Common Stock issuable upon the conversion of OP Units) will be issued and outstanding upon completion of the Offering.

                                 RISK FACTORS

         An investment in the Common Stock involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus, prospective investors should consider, among other things, the following factors:

RELIANCE UPON MAJOR TENANTS

         As of December 31, 1996, the Company derived approximately 70% of its annualized base rent from four major tenants, Kmart, Borders, Roundy's and Fashion Bug (Charming Shoppes, Inc.). In the event of a default by any of these tenants under their leases with the Company, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of any of the major tenants would be likely to have a material adverse effect on the Properties affected and the income produced by such Properties and correspondingly the ability of the Company to make its distributions. Certain of the Company's major tenants have incurred operating losses or have implemented financial or corporate restructurings during recent periods. For example, Kmart and Charming Shoppes, Inc. have undergone major corporate and financial restructurings during recent periods which resulted in the closure of a substantial number of stores nationwide; and in January 1996, Kmart's credit rating was downgraded. Any future restructuring or financial difficulties experienced by any of the Company's major tenants could have an adverse effect upon the Company's rental income, as well as its ability to finance future acquisition and development activities, and to make distributions to its stockholders.

         In the event that certain tenants cease to occupy a Property, although under most circumstances such a tenant would remain liable for its lease payments, such an action may result in certain other tenants having the right to terminate their leases at the affected Property, which could adversely affect the future income from such Property. As of December 31, 1996, 11 of the Properties had tenants with such provisions in their leases. The aggregate base rental income and operating cost reimbursements attributable to such tenants was approximately $1,600,000 for the year ended December 31, 1996. The Property with the largest exposure to such loss, which is anchored by Kmart, would have had approximately $248,000 in base rental income for the year ended December 31, 1996 and operating cost reimbursements attributable to such tenants.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent on the efforts of its executive officers and directors, particularly Richard Agree. The loss of Mr. Agree's services would likely have a material adverse effect on the future development or acquisition operations of the Company, which could adversely affect the market price of the Common Stock. Mr. Agree has entered into an employment agreement with the Company to serve as its Chairman of the Board of Directors and President until April 24, 1999. However, Mr. Agree is permitted, at his discretion, to terminate his employment with the Company upon 30 days' written notice. The Company does not presently have key-man life insurance for any of its employees, including Mr. Agree.

RISKS ASSOCIATED WITH BORROWING, INCLUDING LOSS OF PROPERTIES IN THE EVENT OF A FORECLOSURE

         At December 31, 1996, the Company's ratio of total indebtedness to Total Market Capitalization was approximately 56%. Certain of the Properties may have a ratio of long-term debt to tangible asset value exceeding 50%. Although the use of leverage may increase the Company's rate of return on its equity investments and allow the Company to make more investments than it otherwise would, the use of leverage also presents an additional element of risk in the event that (i) the cash flow from lease payments on the Properties is insufficient to meet debt obligations, (ii) the Company is unable to refinance its debt obligations as necessary or on as favorable terms or (iii) there is an increase in interest rates. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be foreclosed upon with a consequent loss of income and asset value to the Company. Under the "cross-default" provisions contained in certain mortgages encumbering certain Properties, a default by the Company under its mortgage with a lender would entitle that lender to declare a default and exercise its remedies (including foreclosure) under mortgages held by such lender on certain other Properties.

ADVERSE EFFECT OF INCREASE IN MARKET INTEREST RATE ON FINANCIAL POSITION AND COMMON STOCK PRICE

         One of the factors that may influence the price of the Company's shares in public markets will be the annual distribution rate on the Common Stock. Thus, an increase in market interest rates may lead purchasers of Common Stock to demand a higher annual distribution rate, which could adversely affect the market price of the Common Stock. In addition, an increase in the market rate of interest may increase interest expenses under any variable rate indebtedness of the Company. The Company has established a $50,000,000 line of credit facility with certain lenders led by Michigan National Bank (the "Credit Facility"). Amounts outstanding under the Credit Facility bear interest at a variable rate within a range of one-month to six-month LIBOR plus 200 basis points to 263 basis points or Michigan National Bank's prime rate plus 37 basis points to 75 basis points, at the option of the Company. The Company has also established a $5,000,000 line of credit with Michigan National Bank (the "Line of Credit"), the outstanding borrowings under which bear a variable interest rate based on the prime rate established by Michigan National Bank (8.25% as of March 15, 1997) or 225 basis points in excess of the one-month LIBOR rate at the option of the Company. The Company is therefore subject to the risk of interest rate fluctuations.

INVESTMENTS IN JOINT VENTURES

         Since the Company's IPO, a substantial portion of the Company's acquisition and development activity has included the acquisition and development, either directly or through interests in the Joint Ventures, of a total of 14 properties which are leased to Borders. Seven of the 14 Properties acquired or developed and leased to Borders are owned by the Joint Ventures in which the Company owns minority interests ranging from 8% to 20%. Pursuant to the lease and ancillary agreements entered into among the Joint Ventures, Borders and the Company, Borders has the right, at any time, to refinance the Properties or to purchase the Properties from the Joint Ventures at various percentages of total project costs. Prior to any such financing or purchase, the Company has the right to obtain alternative financing for the Properties or to purchase the Properties (and to purchase the interest of the third parties in the Joint Ventures). In the event the Company is unable to obtain the requisite financing or defaults in its development obligations to the Joint Ventures, Borders may, nonetheless, purchase the Properties. If Borders were to purchase Property from one or more Joint Ventures prior to the time the Company had held its interest in such Joint Ventures for a four-year period, and if the Company's gain from such sales were to equal or exceed 30% of the Company's gross income for the taxable year, the Company's status as a REIT would be adversely impacted. See "Federal Income Tax Considerations." Furthermore, if Borders purchases any of the Joint Venture Properties at any time, the Company may not be able to reinvest its portion of any proceeds from the sale in additional properties or other investments with returns comparable to those from the Joint Venture properties or may not be able to reinvest such proceeds in a timely manner. In such event, the Company's per share net income, Funds from Operations and cash available for distribution to the holders of its Common Stock could be adversely impacted. See "Business Properties -- Free-standing Properties -- Joint Venture Properties."

DEVELOPMENT AND ACQUISITION RISKS

         The Company intends to continue development of new properties and to consider possible acquisitions of existing properties. New project development is subject to a number of risks, including risks of construction delays or cost overruns that may increase project costs, risks that the properties will not achieve anticipated occupancy levels or sustain anticipated rent levels, and new project commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations and the incurrence of development costs in connection with projects that are not pursued to completion. In addition, the Company anticipates that its new development will be financed under lines of credit or other forms of construction financing that will result in a risk that permanent financing on newly developed projects might not be available or would be available only on disadvantageous terms. In addition, the fact that the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT will limit the ability of the Company to rely upon income from operations or cash flow from operations to finance new development or acquisitions. As a result, if permanent debt or equity financing was not available on acceptable terms to refinance new development or acquisitions undertaken without permanent financing, further development activities or acquisitions might be curtailed or cash available for distribution might be adversely affected. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON THE INCURRENCE OF DEBT

         The Company intends to maintain a ratio of total indebtedness (including construction or acquisition financing) to Total Market Capitalization of 65% or less. Management intends to periodically refinance construction and acquisition financing with long-term debt and equity. Upon completion of refinancings, the Company intends to lower the ratio of total indebtedness to Total Market Capitalization to 50% or less. Nevertheless, the Company may operate with debt levels which are in excess of 50% of Total Market Capitalization for extended periods of time prior to such refinancings. The organizational documents of the Company contain no limitation on the amount or percentage of indebtedness which the Company may incur. Therefore, the Board of Directors, without a vote of the stockholders, could alter the general policy on borrowings at any time. If the Company's debt capitalization policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's operating cash flow and its ability to make expected distributions to stockholders, and could result in an increased risk of default on its obligations.

         Although the Company will consider factors other than Total Market Capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and the Company, as a whole, to generate cash flow to cover expected debt service), there can be no assurance that the ratio of total indebtedness to Total Market Capitalization will be consistent with the maintenance of the expected level of distributions to stockholders.

CHANGES IN INVESTMENT AND FINANCING POLICIES

         The investment and financing policies of the Company, and its policies with respect to certain other activities, including its growth, debt capitalization, distributions, REIT status and investment and operating policies, are determined by the Board of Directors. Although it has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company.

LIMITED GEOGRAPHIC DIVERSIFICATION OF THE PORTFOLIO

         The Company's Properties are located primarily in the midwestern United States and Florida. The concentration of the Portfolio in a limited number of geographic regions creates the risk that, should these regions experience an economic downturn, the Company's operations may be adversely affected. See "Business and Properties -- Location of Properties in the Portfolio."

CONSEQUENCES OF THE FAILURE TO QUALIFY AS A REIT

         The Company intends to continue to operate so as to qualify as a REIT under the Code. Although management of the Company believes that the Company will continue to operate in such a manner, no assurance can be given that the Company will be able to continue to do so. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control may impact its ability to qualify as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause the Company to fail to qualify as a REIT or may cause the Company's Board of Directors to revoke the REIT election. In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the Federal income tax consequences of such qualification. The Company, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect the Company's ability to qualify as a REIT.

         If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability of the Company for the year or years involved, and distributions would no longer be required to be made. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification is lost. See "Federal Income Tax Considerations."

REAL ESTATE INVESTMENT CONSIDERATIONS

         Economic Performance and Value of Properties Dependent on Many Factors. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Company's properties do not generate income sufficient to meet operating expenses, including debt service, the Company's income and ability to make distributions to its stockholders will be adversely affected.

         The income from and market value of a leased property may be adversely affected by such factors as changes in the general economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants and competition from other available space. Real estate values and income are also affected by such factors as government regulations and changes in real estate, zoning or tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

         Adverse economic conditions could adversely affect the ability of a tenant to make its lease payments to the Company, resulting in a reduction in the cash flow of the Company and a decrease in the value of the property leased to such tenant in the event the lease is terminated and the Company is unable to lease the property to another tenant on similar or better terms, or at all. In addition, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment.

         Dependence on Rental Income from Real Property to Meet Debt Obligations and Make Distributions. As substantially all of the Company's income is derived from rental income from real property, the Company's income and Funds from Operations would be adversely affected if a single major tenant was, or a number of smaller tenants were, unable to meet their obligations to the Company or if the Company was unable to lease on economically favorable terms a significant amount of space in its properties. In addition, the Company's tenants may have the right to terminate their leases upon the occurrence of certain customary events of default, or, in some cases, if the lease held by an anchor tenant or other principal tenant of the property expires, is terminated or the property subject to the lease is vacated, even if rent continues to be paid under the lease. No assurance can be given that leases that expire can be renewed, or that the square footage covered by leases that expire or are terminated can be leased to comparable tenants or on comparable terms, or at all.

         Risk of Bankruptcy of Major Tenants. The bankruptcy or insolvency of a major tenant or a number of smaller tenants may have an adverse impact on the properties affected and on the income produced by such properties. Under bankruptcy law, a tenant has the option of assuming (continuing) or rejecting (terminating) any unexpired lease. If the tenant assumes its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. General unsecured claims are the last claims to be paid in a bankruptcy and therefore funds may not be available to pay such claims. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). As of December 31, 1996, none of the Company's major tenants had become subject to bankruptcy proceedings or defaulted on a lease.

         Illiquidity of Real Estate Investments. Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, mortgage payments and, to the extent the properties are not subject to triple net leases, certain significant expenditures such as real estate taxes and maintenance costs generally are not reduced when circumstances cause a reduction in income from the investment, and, should such events occur, the Company's income and funds for distribution would be adversely affected. A portion of the Company's Properties are mortgaged to secure payment of indebtedness, and if the Company were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on such properties by the mortgagee. See "-- Risks Associated with Borrowing, Including Loss of Properties in the Event of a Foreclosure."

         Changes in Laws. Costs resulting from changes in real estate taxes not exceeding specified maximum increases generally may be passed through to tenants and, to such extent, will not affect the Company. Increases in income, service or transfer taxes, however, generally are not passed through to tenants under the Properties' leases and may adversely affect the Company's operating cash flow and its ability to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Company's operating cash flow and its ability to make distributions to stockholders.

ENVIRONMENTAL MATTERS

         Under various Federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of any required remediation or removal of such substances may be substantial and the owner's liability therefor as to any property is generally not limited under such laws, ordinances and regulations and could exceed the value of the property. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell the property or to borrow using such real estate as collateral. All of the Properties have been subject to Phase I environmental audits (which involves inspection without soil sampling or ground water analysis) by independent environmental consultants. The Phase I audit reports have not revealed any environmental liability, nor is the Company aware of any environmental liability that the Company's management believes would have a material adverse effect on the Company's business, assets or results of operations, taken as a whole. No assurance, however, can be given that these reports reveal all environmental liabilities or that no prior owner created any material environmental condition not known to the Company.

         The Company believes that it is in compliance in all material respects with all Federal, state and local ordinances and regulations regarding hazardous or toxic substances, and the Company has not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of its present or former properties.

OWNERSHIP LIMIT; ANTI-TAKEOVER EFFECT

         In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). To ensure that the Company will not fail to qualify as a REIT under this test, the Charter authorizes the directors of the Company to take such action as may be required to preserve its qualification as a REIT and to limit any person, other than Messrs. Agree and Rosenberg, to direct or indirect ownership of no more than 9.8% of the outstanding Common Stock. The ownership limits set forth in the Charter may discourage a change of control of the Company and may also (i) deter tender offers for the Common Stock, which offers may be attractive to the stockholders, or (ii) limit the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if a third party were attempting to acquire Common Stock in excess of 9.8% of the outstanding Common Stock or otherwise effect a change of control of the Company. See "Description of Capital Stock -- Restrictions on Transfer."

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

         The Articles of Incorporation (the "Charter") and Bylaws of the Company contain a number of provisions, and the Board of Directors has taken certain actions, that could impede a change of control in the Company. See "Certain Anti-Takeover Provisions." These provisions include the following:

         Staggered Board. The Board of Directors of the Company has three classes of directors. The staggered terms for directors may adversely affect the stockholders' ability to change control of the Company, even if a change in control were in the interest of some, or a majority, of stockholders.

         Capital Stock. The Charter authorizes the Board of Directors to create new classes and series of securities and to establish the preferences and rights of any such classes and series. See "Description of Capital Stock." The issuance of securities by the Board of Directors pursuant to this Charter provision could have the effect of delaying or preventing a change of control of the Company, even if a change of control were in the interest of some, or a majority, of stockholders.

         Statutory Provisions. Under the Maryland General Corporation Law (the "MGCL"), unless exempted by action of the Board of Directors, certain "business combinations" between a Maryland corporation and a stockholder holding 10% or more of the corporation's voting securities (an "Interested Stockholder") are subject to certain conditions, including approval by a supermajority vote of all voting stock excluding those held by the Interested Stockholder or affiliate thereof, and may not occur for a period of five years after the stockholder becomes an Interested Stockholder. The Board of Directors has exempted from these statutory provisions any business combination with Messrs. Richard Agree and Edward Rosenberg or any person acting in concert therewith. Therefore, a business combination with any person or group other than Messrs. Agree and Rosenberg or a group including such a member may be impeded or prohibited, even if such a combination may be in the interest of some, or a majority, of the Company's stockholders.

         The MGCL also provides that "control shares" may be voted only upon approval of two-thirds of the outstanding stock of the corporation excluding the control shares and shares held by affiliates of the corporation. Under certain circumstances, the corporation also may redeem the control shares for cash and, in the event that control shares are permitted to vote, the other stockholders of the corporation are entitled to appraisal rights. The Bylaws exempt from these control share provisions acquisitions involving Messrs. Agree and Rosenberg, affiliates thereof, officers and employees of the Company and any person approved by the Board of Directors, in its discretion. Therefore, a control share acquisition by any person not exempted by the Board of Directors could be impeded, and the attempt of any such transaction could be discouraged, even if it were in the best interest of some, or a majority, of the Company's stockholders. See "Certain Anti-Takeover Provisions -- Business Combinations" and "-- Control Share Acquisitions."

UNINSURED LOSS AND CONDEMNATION

         The Company or, in the case of the Joint Venture Properties, Borders carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to the Properties, with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars or earthquakes) which may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated profits from the property, and would continue to be obligated to repay any of its mortgage indebtedness on the property, other than non-recourse mortgage indebtedness.

         The leases of the Company's properties may permit the tenant to terminate its lease in the event of a substantial casualty or a taking by eminent domain of a substantial portion of the property. Should these events occur, the Company generally will be compensated by insurance proceeds or a condemnation award. There can be no assurance, however, that insurance proceeds, if available, or a condemnation award, if given, will equal the value of the property or the Company's investment in the property.

SHARES AVAILABLE FOR FUTURE SALE

         No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Messrs. Agree and Rosenberg have agreed not to transfer, sell, offer to sell or otherwise convey to any unaffiliated party any shares of Common Stock now held or received upon the conversion of their OP Units or the exercise of their options without the prior written consent of Raymond James & Associates, Inc. for a period of 120 days after the date of this Prospectus. The Company has also agreed not to transfer, sell, offer to sell or otherwise convey to any unaffiliated party any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than options and restricted stock issued under the Company's 1994 Stock Incentive Plan (the "Plan"), without the prior written consent of Raymond James & Associates, Inc. for a period of 120 days after the date of this Prospectus.

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS

         Under the Partnership Agreement of the Operating Partnership ("Partnership Agreement"), the Company, as the sole general partner of the Operating Partnership, is responsible for the management of the Operating Partnership's business and affairs and, except as otherwise expressly provided in the Partnership Agreement, has full and complete power to take action for and on behalf of the Operating Partnership. However, the consent of Messrs. Agree and Rosenberg, as holders of a majority in interest of the OP Units, is required for any amendment of the Partnership Agreement and for certain actions.

         Directors and executive officers of the Company are not selling any shares of Common Stock in the Offering and will beneficially own approximately 15.2% of the Common Stock (including OP Units convertible into Common Stock) after giving effect to the Offering.

COMPETITION

         There are numerous commercial developers and real estate companies, many of which may have greater financial and other resources than the Company, that compete with the Company in seeking properties for development and acquisition and tenants who will lease space in these properties. There can be no assurance that the Company will be able to continue to successfully compete with such entities in its development, acquisition and leasing activities.

FINANCING OF FUTURE DEVELOPMENTS OR ACQUISITIONS

         The Company expects to develop or possibly acquire additional shopping center properties. As the Company must distribute 95% of its REIT taxable income to qualify as a REIT, there may not be sufficient available cash in excess of distributions to fund such future developments or acquisitions. Thus, the necessary funds for future developments, acquisitions or required tenant improvements will be obtained, to the extent available, primarily from cash flow in excess of that required to be distributed, net proceeds from the issuance of equity securities, and, within certain debt limitations, bank borrowings and the issuance of debt securities or the sale of existing investments. There can be no assurance that financing for future projects will be available to the Company on satisfactory terms at the times required. See "-- Adverse Effect of Increase in Market Interest Rate on Financial Position and Common Stock Price" and "Use of Proceeds."


                                USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Common Stock offered hereby are estimated to be approximately $__________ ($__________ if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds from the sale of the Common Stock to repay amounts outstanding under the Credit Facility. As of March 15, 1997, approximately $33,485,835 was outstanding under the Credit Facility, which borrowings were used for the acquisition, construction and development of additional properties. As of March 15, 1997, the weighted average interest rate on such funds was 7.64%. Subject to certain exceptions, the then outstanding principal balance of the borrowings under the Credit Facility, together with the accrued interest thereon, will become payable on the maturity date, November 14, 2001. The borrowings under the Credit Facility bear a variable interest rate within a range of one-month to six-month LIBOR plus 200 basis points to 263 basis points or Michigan National Bank's prime rate plus 37 basis points to 75 basis points.

         The Company intends to use any remaining net proceeds from the sale of the Common Stock for general corporate purposes, which may include acquiring additional retail income-producing properties or interests in entities owning or developing such properties as suitable opportunities arise, making improvements to properties, repaying certain then-outstanding secured or unsecured indebtedness and for working capital. Pending use for the foregoing purposes, such proceeds may be invested in short-term, interest-bearing time or demand deposits with financial institutions, cash items or qualified government securities.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         The Common Stock has been listed and traded on the NYSE under the symbol "ADC" since the IPO. The following table sets forth the quarterly high and low sales prices per share as reported on the NYSE, as well as the quarterly dividends declared per share, with respect to the periods indicated:

                                                                   DIVIDENDS
                                                  HIGH      LOW   PER SHARE(1)
                                                  ----      ---   ------------
Year Ended December 31, 1995:

   1st Quarter...............................   $16.250   $15.375    $0.450

   2nd Quarter...............................    17.000    14.500     0.450

   3rd Quarter...............................    17.375    15.500     0.450

   4th Quarter...............................    17.000    13.500     0.450

Year Ended December 31, 1996:

   1st Quarter...............................    18.250    14.500     0.450

   2nd Quarter...............................    18.875    16.500     0.450

   3rd Quarter...............................    19.750    17.500     0.450

   4th Quarter...............................    21.500    18.750     0.450

Year Ending December 31, 1997:

   1st Quarter...............................    22.375    19.375     0.450

   2nd Quarter (through April 15, 1997)......    20.000    18.750       --

----------

(1) Dividends are shown for the periods during which they were declared. These dividends were or will be paid in the immediately subsequent period.

         On April 15, 1997, the closing sale price of the Common Stock as reported on the NYSE was $19.875 per share. As of April 15, 1997, there were 2,678,430 shares of Common Stock outstanding which were held by approximately 215 record holders. The record holders do not reflect the persons or entities who held their shares in nominee or "street" name.

         The Company intends to continue to declare quarterly dividends to its stockholders. However, distributions by the Company are determined by the Board of Directors and will depend on a number of factors, including the amount of Funds from Operations, the financial and other condition of its properties, its capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors as the Board of Directors deems relevant.

                                CAPITALIZATION

         The following table sets forth the capitalization of the Company as of December 31, 1996, and as adjusted to give effect to the sale of shares of Common Stock offered hereby and the use of the net proceeds therefrom as described under the caption "Use of Proceeds."

                                                         DECEMBER 31, 1996
                                                      ------------------------
                                                      OUTSTANDING  AS ADJUSTED
                                                      -----------  -----------
                                                           (IN THOUSANDS)

Debt(1):
   Notes Payable ...................................   $  23,616     $   5,055
   Mortgage Loans ..................................      53,664        53,664
   Construction Loans ..............................      10,617         1,569
                                                       ---------     ---------
      Total Debt ...................................      87,897        60,288
                                                       ---------     ---------
Minority Interest ..................................       5,869         5,869
                                                       ---------     ---------
Stockholders' equity (deficit):
   Common Stock $.0001 par value, 20,000,000
      shares authorized, 2,649,475 shares issued
      and outstanding, actual, and 4,149,475
      outstanding, as adjusted(2) ..................        *             *
   Paid-in capital .................................      30,061        57,811
   Accumulated deficit .............................      (5,619)       (5,619)
                                                       ---------     ---------
      Total Stockholders' Equity ...................      24,442        52,192
                                                       ---------     ---------
      Total Capitalization .........................   $ 118,208     $ 118,349
                                                       =========     =========

----------
*        Less than $1,000

(1) See Note 3 of the Notes to Historical Consolidated Financial Statements for information pertaining to the notes and mortgages.

(2) Does not include 637,959 shares of Common Stock reserved for issuance upon the conversion of OP Units.

               SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA

         The following table sets forth financial information for the Company and the Agree Predecessors on a historical and pro forma basis and should be read in conjunction with all of the financial statements and notes thereto included elsewhere in this Prospectus. The pro forma consolidated operating results of the Company may not be comparable to future consolidated results. The balance sheet data for December 31, 1992 through December 31, 1996 and operating data for each of the periods presented were derived from audited financial statements of the Company and the Agree Predecessors.

The pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had, in fact, occurred on the date, or at the beginning of the period, indicated, or to project the Company's financial position or results of operations at any future date or for any future period.


                                                             (In thousands, except per share information)
                                            Agree Realty Corporation                            Agree Predecessors
                                -------------------------------------------------      -------------------------------------
                                                    Year       Year    April 22,          January 1,     Year       Year
                                      Pro          Ended       Ended    Through            through       Ended     Ended
                                     Forma        Dec 31,     Dec 31,   Dec 31,           April 21,     Dec 31,   Dec 31,
Operating Data                        1996          1996       1995      1994                1994        1993       1992
--------------                  -------------------------------------------------      -------------------------------------
Revenues:
  Rental income                     $   14,680   $   14,450  $ 11,936    $ 8,140            $   3,575  $ 11,557  $  11,081
  Operating cost reimbursement           1,761        1,761     1,671      1,093                  495     1,577      1,519
  Management fees and other                 80           80        92         47                   10        22          6
                                -------------------------------------------------      -------------------------------------
Total revenues                          16,521       16,291    13,699      9,280                4,080    13,156     12,606
                                -------------------------------------------------      -------------------------------------
Expenses:
  Property expense (1)                   2,594        2,485     2,049      1,245                  681     1,872      1,856
  General and administrative             1,105        1,105       966        668                  159       660        639
  Interest                               4,841        6,101     4,335      2,972                2,584     8,803      9,167
  Depreciation and
  amortization                           2,640        2,620     2,317      1,627                  680     2,292      2,260
                                -------------------------------------------------      -------------------------------------
     Total expenses                     11,180       12,311     9,667      6,512                4,104    13,627     13,922
                                -------------------------------------------------      -------------------------------------
Other income (expense)(2)                  653          653        --      (375)                   85       448        680
                                -------------------------------------------------      -------------------------------------
Income (loss) before
  extraordinary item and
  minority interest                      5,994        4,633     4,032      2,393                   61       (23)      (636)
Extraordinary item -
  Early extinguishment of debt              --           --        --     (2,139)                  --        --         --
                                -------------------------------------------------      -------------------------------------
Income (loss) before minority
   interest                              5,994        4,633     4,032        254                   61       (23)      (636)
Minority interest                          799          899       785         49                   --        --         --
                                -------------------------------------------------      -------------------------------------
Net income (loss)                  $     5,195  $     3,734  $  3,247    $ 8,205              $    61  $    (23) $    (636)
                                =================================================      =====================================

Funds from operations              $     8,457  $     7,076  $  6,389    $ 4,544                   --        --         --
                                =================================================      =====================================
Number of properties                        32           32        20         17                   17        17         17
                                =================================================      =====================================
Number of square feet                    3,068        3,068     2,470      2,377                2,377     2,377      2,377
                                =================================================      =====================================
Per Share Data(3)
Net income                        $       1.25  $       1.41 $   1.23    $  0.08                   --        --         --
                                =================================================      =====================================
Cash dividends                    $       1.80  $       1.80 $   1.80    $  1.25                   --        --         --
                                =================================================      =====================================
Weighted average of common
  shares outstanding                     4,149        2,649     2,638      2,638                   --        --         --
                                =================================================      =====================================
Balance Sheet Data
Real estate
(before accumulated depreciation)   $  132,474     $132,474  $ 118,360   $96,852                        $96,548    $95,870
Total assets                        $  121,382     $121,382  $ 108,928   $89,653                        $89,835    $91,859
Total debt, including
  accrued interest                 $    60,502    $  88,252  $  73,741   $54,431                        $94,334    $95,939

----------
(1) Property expense includes real estate taxes, property maintenance, insurance, utilities and land lease expenses.

(2) Other income (expense) is comprised of development fee income, gain on land sales, equity in net income of unconsolidated entities and reorganization costs.

(3) Does not include 28,955 shares of restricted stock granted in January 1997 or 637,959 shares of Common Stock issuable upon the conversion of OP Units. A total of 4,178,430 shares of Common Stock (including restricted stock granted in January 1997, but excluding Common Stock issuable upon the conversion of OP Units) will be issued and outstanding upon completion of the Offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following Management's Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

         The Company was established to continue to operate and expand the retail property business of the Agree Predecessors. The Company commenced its operations on April 22, 1994 with the sale of 2,500,000 shares of Common Stock. The net cash proceeds to the Company from the completion of the IPO were approximately $45.4 million which were used primarily to reduce outstanding indebtedness, pay stock issuance costs and establish a working capital reserve.

         The assets of the Company are held by, and all operations are conducted through, the Operating Partnership, in which the Company held an 80.59% interest as of December 31, 1996 as the sole general partner. The Company is operating so as to qualify as a REIT for federal income tax purposes.

         The following should be read in conjunction with the Consolidated Financial Statements of Agree Realty Corporation and the Combined Financial Statements of the Agree Predecessors, including the respective notes thereto, which are included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

  COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

         Rental income increased $2,514,000, or 21%, to $14,450,000 in 1996, compared to $11,936,000 in 1995. The increase was the result of the development and acquisition of five Properties in 1996 and the development of three Properties in the fourth quarter of 1995.

         Operating cost reimbursements, which represent additional rent required by substantially all of the Company's leases to cover the tenants' proportionate share of property operating expenses, increased $90,000, or 5%, to $1,761,000 in 1996, compared to $1,671,000 in 1995. Operating cost reimbursements increased due to the increase in real estate taxes and property operating expenses from 1995 to 1996 as explained below.

         Management fees and other income remained relatively constant at $80,000 in 1996 versus $92,000 in 1995.

         Real estate taxes increased $49,000, or 4%, to $1,169,000 in 1996 versus $1,120,000 in 1995. The increase is the result of general assessment increases relating to the shopping center Properties and the addition of new Properties.

         Property operating expense (shopping center maintenance, insurance and utilities) increased $109,000, or 12%, to $980,000 in 1996 versus $871,000 in 1995. The increase was the result of increased snow removal costs of $26,000; an increase in shopping center maintenance costs of $95,000; an increase in utility costs of $8,000 and a decrease in insurance costs of $20,000 in 1996 versus 1995.

         Land lease payments increased $280,000 to $336,000 in 1996 versus $56,000 in 1995 as a result of the acquisition of a ground lease of a single tenant property in Aventura, Florida.

         General and administrative expenses increased by $139,000, or 14%, to $1,105,000 in 1996 versus $966,000 in 1995. This increase was primarily the result of increases in compensation related expenses of $24,000; increases in state franchise and income taxes of $40,000; additional administrative expenses in connection with its secured line of credit of $25,000 and increased expenses in connection with the management of the Company's Properties of $50,000. General and administrative expenses as a percentage of rental income decreased from 8.1% for 1995 to 7.6% for 1996.

         Depreciation and amortization increased $303,000, or 13%, to $2,620,000 in 1996 versus $2,317,000 in 1995. The increase was the result of the completion of eight new Properties in late 1995 and 1996.

         Interest expense increased $1,766,000, or 41%, to $6,101,000 in 1996, from $4,335,000 in 1995. The increase in interest expense was the result of the Company financing the development and acquisition of eight new Properties in late 1995 and 1996.

         The Company received $510,000 of development fee income in 1996 in connection with the development of four Joint Venture Properties. There was no development fee income in 1995. The above amount was not included in the Company's calculation of Funds from Operations, due to the non-recurring nature of this type of income.

         The Company recognized income of $85,000 on the sale of a parcel of land in 1996. There was no land sale gains in 1995.

         Equity in net income of unconsolidated entities represents the Company's share of the net income of $59,000 of the seven Joint Ventures formed for the purpose of acquiring and developing the single tenant properties for Borders. These entities were not in existence during the year ended December 31, 1995.

         The Company's income before minority interest increased $601,000 as a result of the foregoing factors.

  COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

         Rental income increased $221,000, or 2%, to $11,936,000 in 1995, compared to $11,715,000 in 1994. The increase was the result of $237,000 from the addition of three new Properties in 1995, $49,000 from periodic rental increases that came into effect during 1995 and a decrease of $65,000 due primarily to the releasing of tenant space in one of the Company's Florida shopping centers.

         Operating cost reimbursements increased $83,000, or 5%, to $1,671,000 in 1995, compared to $1,588,000 in 1994. The increase in operating cost reimbursements resulted from the increase in real estate taxes and property operating expenses from 1994 to 1995 as explained below.

         Management fees and other income increased $35,000 to $91,000 in 1995 versus $56,000 in 1994.

         Real estate taxes increased $15,000, or 1%, to $1,121,000 in 1995 versus $1,106,000 in 1995. The increase is the result of general assessment increases.

         Property operating expense increased $107,000, or 14%, to $871,000 in 1995 versus $764,000 in 1994. The increase was the result of an increase in snow removal costs of $96,000 as a result of heavy snowfalls in Michigan and Wisconsin during the fourth quarter of 1995; an increase in property repairs of $13,000; an increase in utility costs of $3,000 and a decrease in insurance expense of $5,000.

         Land lease payments remained the same at $56,000 for 1995 and 1994.

         General and administrative expenses increased $139,000, or 17%, to $966,000 in 1995 versus $827,000 in 1994. This increase is primarily the result of costs associated with being a public company for a full year. General and administrative expenses as a percentage of rental income increased from 7.1% in 1994 to 8.1% in 1995.

         Depreciation and amortization increased $10,000, to $2,317,000 in 1995 from $2,307,000 in 1994. The increase reflects depreciation and amortization on properties developed in 1995.

         Interest expense decreased $1,221,000, or 22%, to $4,335,000 in 1995, from $5,556,000 in 1994. The decrease in interest expense results primarily from the prepayment and refinancing of the Company's debt in connection with the IPO.

         Other income (excluding reorganization costs) decreased $205,000 as a result of a decrease in development fee income of $85,000 and a decrease in gain on land sale of $120,000.

         Reorganization costs of $494,000 were incurred during 1994 in connection with certain property and related mortgage transfers. These costs were associated with the transfer of the Properties from the Agree Predecessors to the Company in connection with the IPO. There were no reorganization costs in 1995.

         There was an extraordinary item in 1994 of $2,139,000 attributable to prepayment penalties and the write-off of deferred finance charges on the indebtedness which was repaid with the proceeds of the IPO. There were no extraordinary items in 1995.

         The Company's income before minority interest increased $3,717,000 as a result of the foregoing factors.

FUNDS FROM OPERATIONS

         Management considers funds from operations ("Funds from Operations" or "FFO") to be a supplemental measure of the Company's operating performance. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") to mean income (loss) before minority interest, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

         The following table illustrates the calculation of FFO for the years ended December 31, 1996 and 1995:

                                                  Year Ended December 31,
                                            --------------------------------
                                                1996               1995
                                                ----               ----

Net income before minority interest           $4,633,295        $4,032,381
Depreciation of real estate assets             2,556,603         2,248,720
Amortization of leasing costs                     52,033            58,867
Amortization of stock awards                      82,873            48,750
Depreciation of real estate assets
  held in unconsolidated entities                345,972                --
Gain on sale of assets                           (84,688)               --
Development fee income                          (509,673)               --
                                            --------------------------------
Funds from Operations                         $7,076,415        $6,388,718
                                            ================================
Funds from Operations per share                    $2.15             $1.95
                                            ================================
Weighted average shares and
  OP Units outstanding                         3,287,434         3,276,144
                                            ================================

FFO increased $688,000, or 11%, for the year ended December 31, 1996, to $7,076,000. The increase in FFO is primarily the result of the development and acquisition of five Properties in 1996 and the development of three properties in the fourth quarter of 1995.

LIQUIDITY AND CAPITAL RESOURCES

           The Company's principal demands for liquidity are distributions to its stockholders, debt repayment, development of new properties and future property acquisitions.

           During the quarter ended December 31, 1996, the Company declared a quarterly dividend of $.45 per share. The dividend was paid on January 6, 1997 to stockholders of record on December 23, 1996.

           As of December 31, 1996, the Company had total mortgage indebtedness of $53,663,999 with a weighted average interest rate of 7.61%. Future scheduled annual maturities of mortgages payable for the years ending December 31 are as follows: 1997 - $357,946; 1998 - $421,123; 1999 -
$10,679,397; 2000 - $969,964; 2001 - $1,046,875. This mortgage debt is all fixed rate debt with the exception of $2,375,000 which bears interest at one half percent over the prime rate.

           In addition, the Operating Partnership has in place a $50 million Credit Facility with a bank group headed by Michigan National Bank which is guaranteed by the Company. The loan is for a three year period ending on November 14, 1998 and can be extended by the Company for an additional three years. Advances under the Credit Facility bear interest within a range of LIBOR plus 200 basis points to 263 basis points or the Bank's prime rate plus 37 basis points to 75 basis points, at the option of the Company, based on certain factors such as debt to property value and debt service coverage. The Credit Facility is used to fund property acquisitions and development activities and is secured by all of the Company's existing Properties which are not otherwise encumbered and properties to be acquired or developed. As of December 31, 1996, $20,746,937 was outstanding under the Credit Facility.

           The Company also has in place a $5 million Line of Credit which matures in September 1997, and which the Company expects to renew for an additional 12-month period. The line bears interest at the bank's prime rate or 225 basis points in excess of the one-month LIBOR rate at the option of the Company. The purpose of the line is to provide working capital to the Company and fund land options and start-up costs associated with new projects. As of December 31, 1996, $2,869,445 was outstanding under the Line of Credit.

           The Company has received funding from an unaffiliated entity for the construction of certain of its Properties. Advances under this arrangement bear no interest and are required to be repaid within 60 days after the date construction has been completed. The advances are secured by the specific land and buildings being developed. As of December 31, 1996, $10,616,936 was outstanding under this arrangement.

           The Company intends to meet its short-term liquidity requirements, including capital expenditures related to the leasing and improvement of the Properties, through its cash flow provided by operations and the Line of Credit. Management believes that adequate cash flow will be available to fund the Company's operations and pay dividends in accordance with REIT requirements. The Company intends to maintain a ratio of total indebtedness (including construction and acquisition financing) to Total Market Capitalization of 65% or less. The Company plans to begin construction of additional pre-leased developments and may acquire additional properties which will initially be financed by the Line of Credit and the Credit Facility. Management intends to periodically refinance short term construction and acquisition financing with long-term debt and equity. Upon the completion of such refinancings, the Company intends to lower its ratio of total indebtedness to Total Market Capitalization to 50% or less. Nevertheless, the Company may operate with debt levels which are in excess of 50% for extended periods of time prior to such refinancings.

INFLATION

           The Company's leases generally contain provisions designed to mitigate the adverse impact of inflation on net income. These provisions include clauses enabling the Company to pass through to tenants certain operating costs, including real estate taxes, common area maintenance, utilities and insurance, thereby reducing the Company's exposure to increases in costs and operating expenses resulting from inflation. Certain of the Company's leases contain clauses enabling the Company to receive percentage rents based on tenants' gross sales, which generally increase as prices rise, and, in certain cases, escalation clauses, which generally increase rental rates during the terms of the leases. In addition, expiring tenant leases permit the Company to seek increased rents upon re-lease at market rates if rents are below the then existing market rates.

                            BUSINESS AND PROPERTIES

           The Company is a self-administered, self-managed REIT which develops, acquires, owns and operates Properties which are primarily leased to major national and regional retail companies under net leases. As of December 31, 1996 the Company owned, either directly or through interests in Joint Ventures, 32 Properties located in 12 states and containing an aggregate of approximately 3.1 million square feet of GLA. The Properties consist of 13 neighborhood and community shopping centers and 19 free-standing Properties. As of December 31, 1996, 98% of GLA in the Portfolio was leased and approximately 92% of the Company's annualized base rent was attributable to national and regional retailers. As of December 31, 1996, the Company derived approximately 70% of its annualized base rent from four major tenants, Kmart, Borders, Roundy's and Fashion Bug (Charming Shoppes, Inc.). The Company was the developer of all 13 of the shopping centers and 14 of the 19 free-standing Properties. As of December 31, 1996, the average age of the Properties was approximately six years.

           The Company was formed in December 1993, to continue and expand the retail property business founded in 1971 by its current Chairman of the Board and President, Richard Agree. Since 1971, the Company and the Agree Predecessors have specialized in building properties to suit for national and regional retailers who have signed long-term net leases prior to commencement of construction. The Company believes that this strategy provides it with a predictable source of income from creditworthy tenants in its existing Properties and also provides opportunities for development of additional properties at attractive returns on investment, without the lease-up risks inherent in speculative development.


                           OBJECTIVES AND STRATEGIES

OBJECTIVES

           The Company's primary objectives are (i) to realize steady and predictable cash flows through the ownership of high quality properties leased primarily to national and regional retailers, and (ii) to increase Funds from Operations per share through the development or acquisition of additional properties. The Company presently intends to achieve these objectives by implementing the growth, operating and financing strategies outlined below.

GROWTH AND OPERATING STRATEGIES

           In seeking to attain these objectives, the Company has applied and intends to continue to apply the same strategies that have guided its principals during the past 26 years. These strategies include the following:

           o Developing or acquiring each property with the objective of holding it for long-term investment value.

           o Developing or acquiring properties in what the Company considers to be attractive long term locations. Such locations typically have (i) convenient access to transportation arteries with a traffic count that is higher than average for the local market, (ii) concentrations of other retail properties and (iii) demographic characteristics which are attractive to the retail tenant which will lease the property upon completion.

           o Generally, purchasing land and beginning development of a property only upon the execution of a lease with a national or regional retailer on terms which provide a return on estimated cost that is attractive relative to the Company's cost of capital.

           o Directing all aspects of development, including construction, design, leasing and management. Property management and the majority of its leasing activities are handled directly by Company personnel. The Company believes that this approach to development and management enables it to operate efficiently and enhances the ability of the Company to develop and maintain assets of high construction quality which are designed, leased and maintained to maximize long-term value.

           The Company believes that the relationships established by its principals with national and regional retailers as well as the financing relationships its principals have developed with lenders provide it with an advantage in achieving its objectives.

FINANCING STRATEGY

           As of December 31, 1996, the ratio of total indebtedness to Total Market Capitalization was 56% and on an as adjusted basis to reflect the Offering such ratio was 37%. The Company intends to maintain a ratio of total indebtedness (including construction and acquisition financing) to Total Market Capitalization of 65% or less. The Company plans to begin construction of additional pre-leased developments and may acquire additional properties which will initially be financed by the Line of Credit and the Credit Facility. Management intends to periodically refinance short term construction and acquisition financing with long-term debt and equity. Upon the completion of such refinancings, the Company intends to lower its ratio of total indebtedness to Total Market Capitalization to 50% or less. Nevertheless, the Company may operate with debt levels which are in excess of 50% of Total Market Capitalization for extended periods of time prior to such refinancings.

           The Company may from time to time re-evaluate its borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market value of properties, growth and acquisition opportunities and other factors. However, there are no limitations in the Company's organizational documents on its ratio of total indebtedness to Total Market Capitalization, and, accordingly, the Company may modify its borrowing policy and may increase or decrease its ratio of total indebtedness to Total Market Capitalization.

PROPERTY MANAGEMENT

           The Company maintains an active leasing and capital improvement program that, combined with the quality and locations of the Properties, has made the Properties attractive to tenants. The Company intends to continue to hold the Properties for long-term investment and, accordingly, places a strong emphasis on quality construction and an on-going program of regular maintenance. The Properties are designed to require minimal capital improvements other than renovations or expansions paid for by tenants. Nearly all operating and administrative functions, including leasing, legal, construction, data processing, maintenance, finance and accounting, are administered by the Company. On-site functions such as maintenance, landscaping, snow removal, sweeping, plumbing and electrical are subcontracted out at each location and, to the extent permitted by their respective leases, the cost of these functions is passed on to the tenants. Personnel from the Company's corporate headquarters conduct regular inspections of each Property and maintain frequent contact with major tenants.

           The Company has a management information system designed to provide management with the operating data necessary to make informed business decisions on a timely basis. This computer system allows instant access to store availability, lease data, tenants' sales history, cash flow budgets and forecasts, and enables the Company to maximize cash flow from operations and closely monitor corporate expenses.

                                  PROPERTIES

           The Properties consist of 13 neighborhood and community shopping centers and 19 free-standing Properties. As of December 31, 1996, 98% of GLA in the Portfolio was leased and approximately 92% of the Company's annualized base rent was attributable to national and regional retailers. As of December 31, 1996, the Company derived approximately 70% of its annualized base rent from four major tenants, Kmart, Borders, Roundy's and Fashion Bug (Charming Shoppes, Inc.).

           A substantial portion of the Company's income consists of rent received under net leases. Most of the leases provide for the payment of fixed base rentals monthly in advance and for the payment by tenants of a pro rata share of the real estate taxes, insurance, utilities and common area maintenance of the Properties as well as payment to the Company of a percentage of such tenant's sales. However, the payments of percentage rents to the Company historically have not been material and the Company does not anticipate that they will become material in the future. Although a majority of the leases require the Company to make roof and structural repairs as needed, a number of leases place that responsibility on the tenant. The Company's management places a strong emphasis on sound construction and maintenance at its Properties.

                    LOCATION OF PROPERTIES IN THE PORTFOLIO

                                              TOTAL GROSS        PERCENT OF
                               NUMBER OF     LEASABLE AREA     GLA LEASED ON
STATE                          PROPERTIES      (SQ. FEET)    DECEMBER 31, 1996
-----                          ----------      ----------    -----------------

California...................         1           38,015            100%
Florida......................         5(1)       487,269             96
Indiana......................         1(1)        15,844            100
Illinois.....................         1           20,000             85
Kansas.......................         1           25,000            100
Kentucky.....................         1          135,009            100
Michigan.....................        11(1)     1,549,758             99
Nebraska.....................         2(1)        55,000            100
Ohio.........................         2          108,543            100
Oklahoma.....................         3(1)        74,282            100
Pennsylvania.................         1           37,004            100
Wisconsin....................         3          523,036             97
                                   ----        ---------          -----
  Total/Average..............        32        3,068,760             98%
                                   ====        =========          ======

----------
(1)    Includes Joint Venture Properties.

               ANNUALIZED BASE RENT OF THE COMPANY'S PROPERTIES

           The following is a breakdown of annualized base rent as of December 31, 1996 for each Property by type of tenant:

                                      Annualized          Percent of Total
                                   Base Rent as of     Annualized Base Rent as
       Type of Tenants            December 31, 1996     of December 31, 1996
       ---------------            -----------------     --------------------

National(1).....................     $13,520,102(2)               81%
Regional(3).....................       1,879,663                  11
Local...........................       1,328,816                   8
                                    ------------                ----
           Total................     $16,728,581                 100%
                                     ===========                 ====

----------
(1) Includes the following national tenants: Kmart, Borders, Fashion Bug, Winn Dixie, Rite Aid, J.C. Penney, Avco Financial, GNC Group, Radio Shack, On Cue, Super Value, Maurices, Petrie Stores, Walgreens, Payless Shoes, Food Lion, Blockbuster Video, Sears, A&P, TGI Fridays and Circuit City.

(2) Includes the Company's share of annualized base rent as of December 31, 1996 from each of the Joint Venture Properties. See "-- Free-Standing Properties -- Joint Venture Properties."

(3) Includes the following regional tenants: Roundy's, Dunhams Sports, Braun's Fashion and Hollywood Video.

COMMUNITY SHOPPING CENTERS

         Thirteen of the Company's properties are community shopping centers ranging in size from 20,000 to 228,476 square feet of GLA. The centers are located in five states as follows: Florida (2), Illinois (1), Kentucky(1), Michigan (6) and Wisconsin (3). The location, general character and primary occupancy information with respect to the community shopping centers at December 31, 1996 are set forth below:

                                                  COMMUNITY SHOPPING CENTERS
                                                                                                        Anchor          Anchor
                                                                   (2)       (3)     Percent            Tenants         Tenants
                                            Total       (1)      Average   Percent  Occupied            (lease         Percent-
                         Year     Land    Leasable  Annualized    Base    Leased at    at             expiration/         age
Property              Completed/  Area      Area       Base     Rent per  Dec. 31,  Dec. 31,            options         of Base
and Location           Expanded  (acres)  (sq. ft.)    Rent      sq. ft.    1996      1996            expiration)        Rents
-----------------------------------------------------------------------------------------------------------------------------------
Capital Plaza(4)......1978/1991    11.58   135,009$    405,268   $ 3.00      100%     100%      Kmart (2003/2053)               88%
   Frankfort, KY                                                                                Winn Dixie (2010/2035)
                                                                                                Fashion Bug (2004/2024)

Charlevoix Commons.........1991    14.79   137,375     633,395     4.78       96       70       Kmart (2015/2065)               94
   Charlevoix, MI                                                                               Roundy's  Inc. (2011/2031)

Chippewa Commons...........1990    16.37   168,311     846,583     5.25       96       96       Kmart (2014/2064)               83
     Chippewa Falls, WI                                                                         Roundy's  Inc. (2011/2031)
                                                                                                Fashion Bug (2001/2021)

Iron Mountain Plaza........1991    21.20   176,352     834,513     4.88       97       77       Kmart (2015/2065)               75
   Iron Mountain, MI                                                                            Roundy's  Inc. (2011/2031)
                                                                                                Fashion Bug (2002/2022)

Ironwood Commons...........1991    23.92   185,535     938,754     5.06      100      100       Kmart (2015/2065)               79
   Ironwood, MI                                                                                 Super Value (2011/2036)
                                                                                                J.C. Penney (2006/2026)
                                                                                                Fashion Bug (2002/2022)

Marshall Plaza.............1990    10.74   119,279     634,655     5.32      100      100       Kmart (2015/2065)               65
    Phase Two                                                                                   Fashion Bug (2002/2022)
    Marshall, MI

North Lakeland Plaza.......1987    16.67   171,334   1,272,263     7.43      100      100       Kmart (2011/2061)               72
   Lakeland, FL                                                                                 Best Buy (2013/2028)

Petoskey Town Center.......1990    22.08   174,870     930,728     5.66       94       94       Kmart (2015/2065)               76
   Petoskey, MI                                                                                 Roundy's  Inc. (2010/2030)
                                                                                                Fashion Bug (2002/2022)

Plymouth Commons...........1990    16.30   162,031     804,469     5.25       95       95       Kmart (2015/2065)               81
   Plymouth, WI                                                                                 Roundy's  Inc. (2010/2030)
                                                                                                Fashion Bug (2001/2021)

Rapids Associates..........1990    16.84   173,557     977,257     5.63      100      100       Kmart (2015/2065)               72
   Big Rapids, MI                                                                               Roundy's  Inc. (2010/2030)
                                                                                                Fashion Bug (2001/2021)

Shawano Plaza..............1990    17.91   192,694     981,954     5.10      100      100       Kmart (2014/2064)               79
   Shawano, WI                                                                                  Roundy's  Inc. (2010/2030)
                                                                                                J.C. Penney (2005/2025)
                                                                                                Fashion Bug (2001/2021)

West Frankfort Plaza.......1982     1.45    20,000      89,250     5.25       85       85       Fashion Bug (2002/2007)         58
   West Frankfort, IL

Winter Garden Plaza........1988    22.34   228,476   1,221,348     5.86       91       69       Kmart (2013/2063)               71
   Winter Garden, FL                                                                            Food Lion (2009/2029)
                                                                                                Sears, Roebuck & Co. (2000/2010)
                                  ------ --------- -----------   ------       ---     ---                                       ---

     Total/Average.............   212.19 2,044,823 $10,570,437   $ 5.33       97%     91%                                       77%
                                  ====== ========= ===========   ======       ===     ===                                       ===

----------

(1) "Annualized base rent" of the Company as of December 31, 1996 is determined by multiplying the monthly rent as of that date by 12, excluding (i) percentage rents, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements and (iii) future contractual rent increases.

(2) Calculated as total annualized base rents, divided by GLA leased as of December 31, 1996.

(3) Roundy's Inc. does not currently occupy the space it leases at the Iron Mountain Plaza (35,285 square feet, rented at a rate of $5.87 per square foot) and the Charlevoix Commons Properties (35,896 square feet, rented at a rate of $5.97 per square foot). Both of these leases expire in 2011 (assuming they are not extended by Roundy's Inc.). Sears,

         Roebuck & Co. leases, but does not currently occupy, the 50,000 square feet it leases at the Winter Garden Plaza Property. This lease expires in 2000 (assuming that it is not extended by Sears, Roebuck & Co.) and is rented at a rate of $5.00 per square foot.

(4) All community shopping centers except Capital Plaza (which is subject to a long-term ground lease expiring in 2053 from a third party) are wholly owned by the Company.

FREE-STANDING PROPERTIES

         Nineteen of the Properties are free-standing Properties net leased to either A&P (1), Borders (14), Circuit City (1) or Kmart (3), which in the aggregate comprise approximately 1,000,000 square feet. The free-standing Properties range in size from 15,844 to 226,000 square feet of GLA and are located in the following states: California (1), Florida (3), Indiana (1), Kansas (1), Michigan (5), Nebraska (2), Ohio (2), Oklahoma (3) and Pennsylvania (1). Included in the Company's 19 free-standing retail Properties are 12 wholly owned Properties and seven Joint Venture Properties in which the Company owns interests ranging from 8% to 20%. As of December 31, 1996, the Company's 12 wholly owned free-standing Properties provided $5,481,227 of annualized base rent at an average base rent per square foot of $9.57. The location, general character and primary occupancy information with respect to the wholly owned free-standing Properties are set forth in the following table:

                     WHOLLY OWNED FREE-STANDING PROPERTIES

                                Year                  Lease expiration/
Tenant/Location               Completed  Total GLA   (Option expiration)
---------------               ---------  ---------   -------------------
A&P, Roseville, MI...........   1977       104,000   May 31, 2002 (2022)

Borders, Aventura, FL (1)....   1996        30,000   January 31, 2016 (2036)
Borders, Columbus, OH........   1996        21,000   January 31, 2016 (2036)
Borders, Monroeville, PA.....   1996        37,004   November 8, 2016 (2036)
Borders, Norman, OK..........   1996        24,641   September 20, 2016 (2036)
Borders, Omaha, NE...........   1995        30,000   November 3, 2015 (2035)
Borders, Santa Barbara, CA...   1995        38,015   November 17, 2015 (2035)
Borders, Wichita, KS.........   1995        25,000   November 10, 2015 (2035)

Circuit City,
  Boynton Beach, FL..........   1996        32,459   January 31, 2017 (2037)

Kmart, Grayling, MI..........   1984        52,320   September 30, 2009 (2059)
Kmart, Oscoda, MI............   1984        90,470   September 30, 2009 (2059)
Kmart, Perrysburg, OH (1)....   1983        87,543   October 31, 2008 (2058)
                                           -------
                                           572,452
                                           =======
-----------
(1) These Properties are subject to long-term ground leases where a third party owns the underlying land and has leased the land to the Company to construct or operate two free-standing properties. The Company pays rent for the use of the land and generally is responsible for all costs and expenses associated with the building and improvements. At the end of the lease terms, as extended (2035 and 2027), the land together with all improvements revert to the land owner. The Company has an option to purchase the Perrysburg property during its lease term.

JOINT VENTURE PROPERTIES

         During 1996, the Company, through interests in the Joint Ventures, developed or acquired seven free-standing Properties which are leased to Borders, including Borders' corporate headquarters, its central administrative building and Properties operated as Borders Books and Music. Each of these Properties is owned by a separate limited liability company or limited partnership which is owned jointly by the Company and a third party. The Company's economic interest in the Joint Ventures ranges from 8% to 20%. The financing for the development of the Joint Venture Properties was provided through a financing facility established by Borders and its affiliates (the "Borders Financing Facility").

         The lease between Borders and each of the Joint Ventures has a term expiring November 21, 2000, unless the Borders Financing Facility is extended or earlier terminated. At any time during the term of the lease, Borders has the right to refinance the Property or to purchase the Property for various percentages of total project costs, provided that, prior to such refinancing or purchase, the Company may elect to provide alternative financing for the Property or purchase the Property and purchase the interest of the third party in the Joint Venture. In the event the Company elects to provide financing or to purchase the Property, and is subsequently unable to obtain the requisite financing, or in the event that the Company defaults in its development obligations to the Joint Venture, Borders may purchase the Property. If the Company provides refinancing or purchases the Property, the Company will be required to acquire the interest of the third party in the Joint Venture, and Borders and the Joint Venture will enter into a new lease providing for a term of 10 to 20 years, with four five-year extension options.

         Under certain circumstances, the Company may elect to allow Borders to place long-term financing on such Properties, in which case the Company will become the sole equity member of the entity which owns such Property. In such a circumstance, the Company will own such Property subject to a first mortgage loan which could exceed 90% of such Property's estimated value, and lease payments received by the Company would be adjusted to reflect Borders' financing.

         Prior to the occurrence of any of the financing transactions discussed above, the Company's investment in the seven Joint Venture Properties is expected to provide in excess of $600,000 in annualized base rent. Of this amount, the Company estimates that approximately $116,000 is adjustable based on short-term financing rates. Under certain circumstances relating to refinancing of such assets, the rents paid pursuant to such leases are subject to adjustment and could, in certain circumstances, be reduced. See "Risk Factors -- Investments in Joint Ventures."

         The following table provides additional information on the Joint Venture Properties:

                    JOINT VENTURE FREE-STANDING PROPERTIES

                      THE COMPANY'S    YEAR
LOCATION                INTEREST     COMPLETED  TOTAL GLA   LEASE EXPIRATIONS
--------                --------     ---------  ---------   -----------------
Ann Arbor, MI(1).....      11%         1995      110,000    November 21, 2000
Ann Arbor, MI(2).....       8%         1995      226,000    November 21, 2000
Boynton Beach, FL....      12%         1996       25,000    November 21, 2000
Indianapolis, IN.....       8%         1987       15,844    November 21, 2000
Oklahoma City, OK....      20%         1996       24,641    November 21, 2000
Omaha, NE............      18%         1996       25,000    November 21, 2000
Tulsa, OK............      15%         1996       25,000    November 21, 2000
                                                --------
                                                 451,485
                                                ========

----------
(1) Includes Borders' corporate headquarters and approximately 40,000 square feet of retail space. This Property was substantially renovated and rehabilitated in 1995.

(2) Borders' central administrative building. This Property was substantially renovated and rehabilitated in 1995.

MAJOR TENANTS

     The following table sets forth certain information with respect to the Company's major tenants:


                                 MAJOR TENANTS

                                                                       PERCENT OF TOTAL
                                                    ANNUALIZED BASE     ANNUALIZED BASE
                                        NUMBER         RENT AS OF         RENT AS OF
TENANT                                 OF LEASES   DECEMBER 31, 1996   DECEMBER 31, 1996
------                                 ---------   -----------------   -----------------
Kmart..................................   15           $5,305,601              32%
Borders................................   14            4,249,278(1)           25
Roundy's...............................    7            1,730,063              10
Fashion Bug (Charming Shoppes, Inc.)...   10              573,200               3
                                          --         ------------           -----
  Total/Average........................   46          $11,858,142              70%
                                          ==          ===========            =====

----------
(1) Includes the Company's share of annualized base rent as of December 31, 1996 from each of the Joint Venture Properties. See "-- Free-Standing Properties -- Joint Venture Properties."

     Fifteen of the Properties are anchored by Kmart, a publicly traded international retailer with over 2,100 stores. Kmart's principal business is general merchandise retailing through a chain of department stores. The Company receives approximately 32% of its annualized base rent as of December 31, 1996 from, and approximately 39% of the Company's future minimum rentals are attributable to, Kmart.

     Borders Group, Inc., a publicly-traded company, is one of the country's largest retailers of books, music and other informational, educational and entertainment products. Two of BGI's subsidiaries, Borders, Inc. and Walden Books Co., Inc., together operate in over 1,000 locations, serving all 50 states. The Company receives approximately 25% of its annualized base rent as of December 31, 1996 from, and approximately 31% of the Company's future minimum rentals are attributable to, Borders.

     Roundy's and its subsidiaries are engaged principally in the wholesale distribution of food and non-food products to supermarkets and warehouse food stores. Roundy's owns and operates retail warehouse food stores and services, retail grocery stores and convenience stores nationwide. The Company receives approximately 10% of its annualized base rent as of December 31, 1996 from, and approximately 11% of the Company's future minimum rentals are attributable to, Roundy's.

     Charming Shoppes, Inc. operates, through its subsidiaries, a chain of women's specialty clothing stores in over 40 states. Its retail properties operate under the names Fashion Bug and Fashion Bug Plus. The Company receives approximately 3% of its annualized base rent as of December 31, 1996 from, and approximately 1% of the Company's future minimum rentals are attributable to, Charming Shoppes, Inc.

LEASE EXPIRATIONS

     The following table shows lease expirations for the next 10 years for the Company's community shopping centers and wholly owned free-standing Properties, assuming that none of the tenants exercise renewal options:

                LEASE EXPIRATIONS - COMMUNITY SHOPPING CENTERS
                   AND WHOLLY OWNED FREE-STANDING PROPERTIES


                                           GROSS LEASABLE AREA(1)         ANNUALIZED BASE RENT(1)
                                           ----------------------         -----------------------
                              NUMBER
       EXPIRATION            OF LEASES   APPROXIMATE     PERCENT OF                      PERCENT OF
          YEAR               EXPIRING      SQ. FEET        TOTAL            AMOUNT          TOTAL
          ----               --------      --------        -----            ------          -----
1997.....................        9           35,240          1.3%       $  290,432           1.8%

1998.....................       22           79,410          3.0           564,642           3.5

1999.....................        4           19,800          0.8           121,300           0.8

2000.....................       13          114,050          4.4           744,417           4.6

2001.....................       26          105,434          4.0           861,908           5.4

2002.....................       10          166,570          6.4           803,330           5.0

2003.....................        7          113,992          4.3           494,300           3.1

2004.....................        -               --           --                --            --

2005.....................        2           34,204          1.3           131,714           0.8

2006.....................        2           31,204          1.2           155,265           1.0
                               ---       ----------         ------       ---------         -----

  Total/Average..........       95          699,904         26.7%       $4,167,308          26.0%
                               ===        =========         =====       ==========          =====

----------
(1)   As of December 31, 1996.

         Leases on the seven Joint Venture Properties, which are not included in the table above, are typically for an initial term through November 2000. In the event a refinancing is consummated, Borders is required to enter into a 10 to 20 year net lease with a fixed lease rate. See " -- Joint Venture Properties."

UNDEVELOPED LAND

      The Company owns seven parcels of land which are adjacent to the Properties. At times when circumstances warrant, the Company may sell or ground lease such parcels for use as restaurants, banks, auto centers or other facilities.

SUBLET SPACE AND LEASED BUT VACANT SPACE

      Roundy's Inc. does not currently occupy the space it leases at the Iron Mountain Plaza (35,285 square feet, rented at a rate of $5.87 per square foot) and the Charlevoix Commons Properties

(35,896 square feet, rented at a rate of $5.97 per square foot). Both of these leases expire in 2011 (assuming they are not extended by Roundy's Inc.). Sears, Roebuck & Co. leases, but does not currently occupy, the 50,000 square feet it leases at the Winter Garden Plaza Property. This lease expires in 2000 (assuming it is not extended by Sears, Roebuck & Co.) and is rented at a rate of $5.00 per square foot. A&P has sublet approximately 50,000 square feet of its space in Roseville, Michigan. This lease expires in 2002 and is rented at a rate of $3.76 per square foot. In all of the above cases, rent is being paid on the space.

EMPLOYEES

      The Company employs eight persons who are located at the Company's corporate headquarters in Farmington Hills, Michigan. Employee responsibilities include accounting, construction, leasing, property coordination and administrative functions for the Properties. The Company's employees are not covered by a collective bargaining agreement and the Company considers its employee relations to be satisfactory.

POTENTIAL ENVIRONMENTAL RISKS

      Investments in real property create a potential for environmental liability on the part of the owner or operator of such real property. If hazardous substances are discovered on or emanating from any of the properties, the owner or operator of the property (including the Company) may be held strictly liable for all costs and liabilities relating to such hazardous substances. The Company has had a Phase I environmental study (which involves inspection without soil sampling or ground water analysis) conducted on each Property by independent environmental consultants. Furthermore, the Company has adopted a policy of conducting a Phase I environmental study on each property it acquires.

      The Phase I environmental studies conducted by the Company have not revealed the existence of any hazardous substance or environmental liability on the Properties which has not been remediated. In addition, the management of the Company has no reason to believe that any hazardous substances exist on the Properties in violation of any applicable laws; however, no assurance can be given that such substances are not located on any of the Properties. The Company presently carries no insurance coverage for the types of environmental risks described above.

      The Company believes that it is in compliance in all material respects with all Federal, state and local ordinances and regulations regarding hazardous or toxic substances. The Company has not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of the Properties.

LEGAL PROCEEDINGS

      The Company is not presently involved in any material litigation nor, to the Company's knowledge, is any material litigation threatened against the Company or any of the Properties, other than routine litigation arising in the ordinary course of business and which is expected to be covered by the Company's liability insurance.

COMPETITION

      The Company faces competition in seeking properties for acquisition and tenants who will lease space in these properties from insurance companies, credit companies, pension funds, private individuals, investment companies and other REITs, many of which have greater financial and other resources than the Company. There can be no assurance that the Company will be able to successfully compete with such entities in its development, acquisition and leasing activities in the future.

INSURANCE

      Under their leases, the Company's tenants are generally responsible for providing adequate insurance on the properties they lease. The Company believes the Properties are covered by adequate fire, flood and property insurance provided by reputable companies. However, some of the Properties are not covered by disaster insurance with respect to certain hazards (such as earthquakes) for which coverage is not available or available only at rates which, in the opinion of the Company, are prohibitive. The Company has obtained title insurance insuring title to the Portfolio in an aggregate amount which the Company believes to be adequate.


                                               MORTGAGE INDEBTEDNESS

      The following summarizes the Company's mortgage indebtedness as of March 15, 1997:

                                                                                                           ANNUAL DEBT
                              PRINCIPAL        AMORTIZATION         INTEREST         MATURITY                SERVICE
                               BALANCE           SCHEDULE             RATE             DATE                  AMOUNT
                               -------           --------             ----             ----                  ------
Nationwide(1)               $ 33,600,000           None               6.88%       November 15, 2005       $ 2,310,000
Winter Garden
  Plaza(2)                     9,651,135             25               9.75%       July 1, 2010              1,131,797
North Lakeland
  Plaza(3)                     7,968,307             25               7.75%       April 1, 1999               754,573
Perrysburg(4)                  2,375,000             20          prime+1/2%       March 8, 1999               208,000
                           -------------                         ----------                               -----------
  Total/Average             $ 53,594,442                              7.61%                               $ 4,404,370
                            ============                              =====                               ===========

----------
(1) Nationwide holds two promissory notes which are secured by mortgages which are cross-collateralized and contain cross-default provisions on the following Properties: Rapids Associates, Petoskey Town Center, Shawano Plaza, Charlevoix Commons, Marshall Plaza, Chippewa Commons and Plymouth Commons. These promissory notes require interest only payments through April 1999. Payments over the remaining years will be based on a 22 year amortization schedule. On April 22, 1999, the interest rate will be reset to Nationwide's then current and prevailing interest rate for loans with a term of seven years. The promissory notes contain prepayment penalties based on a yield maintenance calculation.

(2) There is no prepayment allowed under this indebtedness prior to July 1, 2005, after which the indebtedness may be prepaid by paying a premium of five percent of the outstanding principal balance, which reduces by one percent per year until maturity.

(3) The indebtedness contains a prepayment penalty throughout the term based on a yield maintenance calculation.

(4) The interest rate is set at 1/2% over the prime rate established by Michigan National Bank (the prime rate was 8.25% as of March 15,
         1997). The payments were interest only for the first three years. Payments over the remaining years will be based on a 20 year amortization schedule. The loan may be prepaid at any time without penalty. Messrs. Agree and Rosenberg guaranteed this loan.

         The loan agreements evidencing each of the mortgages contain customary representations, warranties and events of default. Each mortgage also requires the Company to comply with certain affirmative and negative covenants, including covenants restricting additional indebtedness. None of the documents evidencing the mortgages contain any provision directly or indirectly limiting the distributions that may be made to the stockholders by the Company in any way that would cause the Company to fail to qualify as a REIT.

         As of March 15, 1997, the Company had $33,485,835 of indebtedness outstanding with a variable interest rate within a range of one-month to six-month LIBOR plus 200 basis points to 263 basis points or Michigan National Bank's prime rate plus 37 basis points to 75 basis points, at the option of the Company, under the Credit Facility. The Credit Facility is secured by all of the Company's existing properties which are not otherwise encumbered and properties to be acquired or developed. In addition, the Company has obtained construction financing on a project-by-project basis pursuant to a funding arrangement. Advances under such funding arrangement are secured by the specific land and buildings being developed under such arrangement. As of March 15, 1997, $1,569,000 was outstanding under this arrangement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES


         The following is a discussion of the Company's investment policies, financing policies and policies with respect to certain other activities. The Company's policies with respect to these activities have been determined by the Board of Directors of the Company and may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company.

INVESTMENT POLICIES

         The Company's investment objective is to preserve the value of its existing Properties through regular maintenance and attention to tenant services, and to seek continued growth through the construction of additional community shopping centers and single-tenant properties in cooperation with national and regional retailers who will enter long-term leases before construction commences. Future developments are not limited (as to percentage of assets or otherwise) to any geographic area or any specific type of property. Moreover, the Company has acquired, and may continue to acquire in the future, properties which are already developed and leased predominantly to national or regional retailers in the event that the Board of Directors determines that acquisition of a particular property or properties is in the best interests of the Company.

         The Company may pursue its acquisition and development activities directly through the Operating Partnership or indirectly through other entities in which it owns various percentages of interest, such as the Joint Ventures.

         Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, the Company also may invest in securities of or interests in entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. See "Federal Income Tax Considerations -- Taxation of the Company." The Company may acquire all or substantially all of the securities or assets of other REITs or similar entities when such investments would be consistent with the Company's investment policies, but the Company does not have any present intention to do so and it has not made such investments in the past. The Company does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, as amended, and the Company intends to divest securities if any such registration would otherwise be required.

         Pending disbursement for investment as described herein, the Company may invest funds, including the proceeds of the Offering, in deposits at commercial banks, money market accounts, certificates of deposit, U.S. government securities or other liquid investments (including, GNMA, FNMA, and FHLMC mortgage-backed securities) as the Board of Directors deems appropriate.

SALE OF PROPERTIES

         The Company has, in the past, from time to time sold certain of its properties. While the Company presently has no intention of doing so with respect to its existing Properties, it may sell certain of the Properties in the future if the Board of Directors determines that such action is in the best interests of the Company.

FINANCING POLICIES

         The Company may from time to time re-evaluate its borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market value of properties, growth and acquisition opportunities and other factors. However, there is no contractual limit on the Company's ratio of total indebtedness to Total Market Capitalization and, accordingly, the Company may modify its borrowing policy and may increase or decrease its ratio of total indebtedness to Total Market Capitalization. See "Business and Properties -- Financing Strategy."

         The Company has established its debt policy relative to the Total Market Capitalization of the Company rather than to the book value of its assets, a ratio that is frequently employed, because it believes that the book value of its assets (which to a large extent is the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. The Company may from time to time re-evaluate its borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market value of properties, growth and acquisition opportunities and other factors. There are no limitations in the Company's organizational documents on its ratio of total indebtedness to Total Market Capitalization, and, accordingly, the Company may modify its borrowing policy and may increase or decrease its ratio of total indebtedness to Total Market Capitalization. To the extent that the Board of Directors determines to obtain additional capital, the Company may raise such capital through additional equity offerings, debt financing, retention of cash flow subject to provisions in the Code concerning distribution of REIT income, or a combination of these methods.

         To the extent that the Board of Directors determines to obtain additional debt financing, the Company intends to do so generally through mortgage loans on its properties in a manner consistent with its debt policy. The Company does not have a policy limiting the number or amounts of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties.

         The Company also may incur indebtedness for purposes other than the construction or acquisition of additional properties when, in the opinion of the Board of Directors, it is advisable to do so. For example, the Company may borrow to meet the taxable income distribution requirements under the Code if the Company has taxable income without receipt of cash sufficient to enable the Company to meet such distribution requirements. See "Risk Factors -- Financing of Future Developments or Acquisitions." For short-term purposes the Company may, from time to time, borrow under its lines of credit, or arrange for other short-term borrowing from banks or otherwise. The Company may arrange for long-term borrowing from institutional lenders or through public offerings or other means. The Company has no commitments with respect to any such long-term borrowing and there is no assurance that any such long-term borrowing will be available.

         The Company may seek to extend, expand, reduce or renew its present line of credit, or to obtain new lines of credit for the purpose of making capital improvements, or to provide general working capital, subject to its debt policy. The Company also may determine to issue its own debt securities (which may be convertible into capital stock or be accompanied by warrants to purchase capital stock).

CONFLICTS OF INTEREST POLICIES

         In general, the Company will not engage in any transaction with any director, officer or affiliate thereof involving the sale or disposition of an equity interest of more than 1% in Company property to such person, and most other transactions between the Company and any director or officer, or affiliate thereof, must be approved by a majority vote of the Board of Directors as being fair, competitive, and commercially reasonable and no less favorable to the Company than similar transactions between unaffiliated parties under the same circumstances. Such restrictions do not apply where such director, officer or affiliate has acquired the property for the sole purpose of facilitating its acquisition by the Company, and the total consideration paid by the Company does not exceed the cost of the property to such person (where the cost is increased by the person's holding costs and decreased by any income received by the person from the property) and no special benefit results to such person.

         In addition, it is in the interest of Messrs. Agree and Rosenberg that the Company retain the Properties and the Company's debt for purposes of deferring taxable gain, although under certain circumstances it may be in the interest of some, or a majority, of the stockholders to sell one or more of the Properties or to reduce the Company's debt. In order to minimize this potential conflict, decisions as to sales of the Properties and any refinancing or repayment with respect to the Company's debt will be made by a majority of the Independent Directors (as hereinafter defined) of the Company. See "Management -- Directors and Executive Officers."

POLICIES WITH RESPECT TO OTHER ACTIVITIES

         The Company may, but does not presently intend to, make investments other than as previously described. The Company has authority to offer shares of its capital stock or other senior securities in exchange for property and to repurchase or otherwise reacquire its Common Stock or any other securities and may engage in such activities in the future. The Company has not issued Common Stock or any other securities in exchange for property, nor has it reacquired any of its Common Stock or any other securities. Except with respect to loans to employees which have been repaid, neither the Company nor the Agree Predecessors have made loans to other entities or persons, including its officers and directors. Neither the Company nor the Agree Predecessors have engaged in trading, underwriting or agency distribution or sale of securities of other issuers and the Company does not intend to do so. At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of circumstances or changes in the Code (or in the Treasury Regulations), the Board of Directors determines that it is no longer in the best interests of the Company to qualify as a REIT. The Company's policies, including the Company's REIT status election, with respect to such activities may be reviewed and modified from time to time by the Company's Board of Directors without the vote of the stockholders.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the directors and executive officers of the Company. The Board of Directors of the Company consists of six members divided into three classes serving staggered three-year terms. Executive officers of the Company serve at the pleasure of the Board of Directors.

NAME                            AGE*      POSITION

Richard Agree (3)(5)             53       Chairman of the Board and President
Edward Rosenberg (2)(5)          77       Director and Senior Vice President
Ellis G. Wachs (2)(4)(5)(6)      67       Director
Farris G. Kalil (1)(4)(6)        58       Director
Gene Silverman (1)(6)            63       Director
Michael Rotchford (3)(5)         38       Director
Kenneth Howe                     48       Vice President-Finance and Secretary

----------
*     As of April 1, 1997

(1) Term as a Director will expire at the Company's 1997 Annual Meeting of the Stockholders. The Board of Directors of the Company has nominated Messrs. Kalil and Silverman for re-election.

(2)   Term as a Director will expire in 1998.

(3)   Term as a Director will expire in 1999.

(4)   Member of the Audit Committee.

(5)   Member of the Executive Committee.

(6)   Member of the Executive Compensation Committee.


         Richard Agree has been President and Chairman of the Board of the Company since December 1993. Prior thereto, he worked as managing partner of the general partnerships which held certain of the Properties prior to the Company's formation and IPO and was President of the predecessors of the Company since 1971. Mr. Agree has managed and overseen the development of over 4,000,000 square feet of anchored shopping center space during the past 23 years. Mr. Agree is a son-in-law of Mr. Rosenberg.

         Edward Rosenberg has been Director and Senior Vice President of the Company since December 1993. Prior thereto, he has worked on behalf of and as a general partner of the Company's predecessor entities for the past 23 years. Mr. Rosenberg has been involved in commercial development of community shopping centers for over 30 years. During this period, he has overseen the expansion and management of existing properties totalling over 4,000,000 square feet. Mr. Rosenberg is the father-in-law of Mr. Agree. As of April 22, 1997, the date on which Mr. Rosenberg's employment agreement with the Company expires, he will no longer serve as Senior Vice President, or hold any other office, of the Company but will continue to serve in his capacity as a Director of the Company.

         Ellis G. Wachs has been a director of the Company since December 1993. Mr. Wachs is one of the four founders of Charming Shoppes, Inc., where, for a forty year period ended in 1991, he held various positions, including Executive Vice President, with various responsibilities including merchandise acquisition, real estate leasing and site location. From 1991 until recently, he served as a consultant to

Charming Shoppes, Inc. and he is currently a real estate investor. He is a graduate of the University of Illinois and a board member of the Philadelphia Free Library.

         Farris G. Kalil has been a director of the Company since December 1993. Mr. Kalil is Director of Business Development for the Commercial Lending Division of Michigan National Bank, a national banking institution. From May 1994 to November 1996, Mr. Kalil served as a Senior Vice President for Commercial Lending at First of America Bank - Southeast Michigan, N.A. Prior thereto, Mr. Kalil served as a Senior Vice President of Michigan National Bank where he headed the Commercial Real Estate Division, Corporate Special Loans, Real Estate Asset Management/Real Estate Owned Group, and the Government Insured Multi-Family Department. He had been with Michigan National Corporation since 1960. Mr. Kalil received his B.S. from Wayne State University and continued his education at the Northwestern University School of Mortgage Banking.

         Gene Silverman has been a director of the Company since April 1994. Mr. Silverman is currently a consultant to the entertainment industry. From July 1993 until his retirement in December 1995, Mr. Silverman served as the President and Chief Executive Officer of Polygram Video, USA, a division of Polygram N.V., a New York Stock Exchange listed company. Prior thereto, he was Senior Vice President of Sales at Orion Home Video from 1987 through 1992. In 1979, Mr. Silverman founded the Detroit-based distribution company named Video Trend, Inc. In addition, he owned and operated Music Trend, Inc. and Merit Music Distribution, Inc. in Detroit.

         Michael Rotchford has been a director of the Company since December 1993. He is a Managing Director of The Saratoga Group, an investment banking organization which specializes in tax and asset-based financing. He currently is a member of the Board of Directors of American Real Estate Investment Corporation, a public company. Mr. Rotchford has been with The Saratoga Group since 1991. Prior to 1991, Mr. Rotchford was a Director in the investment banking division of Merrill Lynch & Co. where he managed the commercial mortgage placement group. Mr. Rotchford holds a bachelor's degree, with high honors, from the State University of New York at Albany. He is also a licensed real estate broker, a registered representative and a Securities Principal.

         Kenneth Howe has been Vice President-Finance of the Company since June 1994 and Secretary of the Company since November 1993. Prior to being appointed as Vice President-Finance, Mr. Howe served as Chief Financial Officer of the Company since November 1993. From 1989 to April 1994, he had been Controller of the Agree Predecessors. From 1984 to 1989, he was a partner in Straka, Jarackas and Company, a public accounting firm with whom he was employed since 1974. He is a graduate of Western Michigan University and a certified public accountant.

COMMITTEES OF THE BOARD OF DIRECTORS

         Audit Committee. The Board of Directors has established an Audit Committee which consists of two members of the Board of Directors who are not affiliated with Messrs. Agree and Rosenberg ("Independent Directors"). The Audit Committee was established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee consists of Messrs. Wachs and Kalil. The Audit Committee met twice during 1996.

         Executive Committee. The Executive Committee has the authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company, and generally to exercise all other powers of the Board of Directors except for those which require action by a majority of the Independent Directors or the entire Board of Directors under the Charter, Bylaws or applicable law. The Executive Committee consists of Messrs. Agree, Rosenberg, Rotchford and Wachs. The Executive Committee met once during 1996.

         Executive Compensation Committee. The Board of Directors has established an Executive Compensation Committee to determine compensation for the Company's executive officers, in addition to administering the Company's stock option and other employee benefit plans. The Executive Compensation Committee consists of three Independent Directors, Messrs. Kalil, Silverman and Wachs. The Executive Compensation Committee met once in 1996.

COMPENSATION OF DIRECTORS

         The Company currently pays an annual fee of $7,000 to its directors who are not employees of the Company. Employees of the Company who are also directors are not paid any director fees.

EXECUTIVE COMPENSATION

         Summary Compensation Table

         The Summary Compensation Table below sets forth the compensation for the years ended December 31, 1994, 1995 and 1996 for the President and the two other executive officers of the Company (together, the "Named Executive Officers").

                                                     SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------------------
                                                  ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                     ----------------------------------------------   -------------------------------------------
                                                                                                               COMMON STOCK
                                                                                                                UNDERLYING
                                                                                            RESTRICTED         STOCK OPTION
                                                                                              STOCK               AWARDS
    NAME AND PRINCIPAL POSITION          YEAR           SALARY           BONUS              AWARDS ($)        (NO. OF SHARES)
    ---------------------------          ----           ------           -----              ----------        ---------------
Richard Agree.......................     1996         $100,000              --                   --                     --
  President and Chairman of the          1995          100,000              --                   --                     --
    Board                                1994           69,231(1)           --                   --                 18,375

Edward Rosenberg....................     1996         $ 75,000              --                   --                     --
  Director and Senior Vice               1995           75,000              --                   --                     --
    President                            1994           51,923(1)           --                   --                  6,125

Kenneth R. Howe.....................     1996          $75,000          $4,327              $22,700(2)                  --
  Vice President -- Finance              1995           75,000           4,327               19,500(2)                  --
    and Secretary                        1994           51,923(1)        4,327               13,812(2)               4,900

----------
(1) Amounts paid by the Company during the period April 22, 1994 through December 31, 1994. Annualized salary for Messrs. Agree, Rosenberg and Howe was $100,000, $75,000 and $75,000, respectively.

(2) The dollar value (net of any consideration paid) of the award of restricted stock, calculated by multiplying the closing sale price of the Company's Common Stock as reported on the NYSE on the last trading day of each fiscal year presented by the number of shares awarded during each such period. Mr. Howe was awarded 5,000 and 1,000 shares of restricted stock on May 12, 1994 and January 1, 1996, respectively, pursuant to the Plan. Such grants (i) vest in equal annual installments over a five-year period from the date of the grant and (ii) are entitled to dividends from the date of the grant. At December 31, 1996, the market value, based upon the closing sale price of the Company's Common Stock as reported on the NYSE on such date, of Mr. Howe's restricted stock was $126,750.

         Option Grants

         During the year ended December 31, 1996, the Company did not grant any stock options to purchase shares of Common Stock.

         Option Exercises and Fiscal Year-End Values

         The following table sets forth certain information with respect to unexercised stock options held by the Named Executive Officers at December 31, 1996. During the year ended December 31, 1996, none of the Named Executive Officers exercised any stock options.


                                                             Number of                           Value of Unexercised
                                                        Unexercised Options                      In-the-Money Options
                                                        at December 31, 1996                   at December 31, 1996(1)
                                             -----------------------------------------------------------------------------------

Name and Principal Position                       Exercisable         Unexercisable       Exercisable         Unexercisable
--------------------------------------------------------------------------------------------------------------------------------
Richard Agree...............................              9,187               9,188            $16,077               $16,079
  Chairman of the Board
         and President

Edward Rosenbeg.............................              3,062               3,063            $ 5,359               $ 5,360
  Director and Senior
         Vice President

Kenneth Howe................................              2,450               2,450            $ 4,288               $ 4,288
  Vice President, Finance
         and Secretary
--------------------------------------------------------------------------------------------------------------------------------

(1) Market value of the underlying shares of Common Stock based on the average of the high and low sales prices of the Company's Common Stock as reported on the NYSE on December 31, 1996, minus the aggregate exercise price.

EMPLOYMENT AGREEMENTS AND COVENANTS NOT TO COMPETE

         In connection with the IPO, Messrs. Agree and Rosenberg entered into employment agreements with the Company providing for terms expiring on April 22, 1999 and on April 22, 1997, respectively, pursuant to which Messrs. Agree and Rosenberg are paid annual salaries of $100,000 and $75,000, respectively. Subject to certain terms and conditions, Messrs. Agree and Rosenberg have agreed that, during the term of their employment agreements, they will not compete with the Company's business, including real estate development. Mr. Agree and Mr. Rosenberg are required to devote substantially all of their business time to the affairs of the Company while they are employees of the Company.

INDEMNIFICATION

         As permitted by the MGCL, the Charter obligates the Company to indemnify its present and former directors and officers and to pay or reimburse reasonable expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Bylaws implement the provisions relating to indemnification contained in the Charter.

         Maryland law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

         In addition, the officers, directors and controlling persons of the Company are indemnified against certain liabilities by the Underwriters and the Underwriters are indemnified against certain liabilities by the Company under the Underwriting Agreement relating to the Offering. See "Underwriting."

         The Company maintains for the benefit of its officers and directors, officers' and directors' insurance.

STOCK INCENTIVE PLAN

         The Company has established the Plan for the purpose of attracting and retaining directors, executive officers and other employees. The Plan is administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). A maximum of 200,000 shares of Common Stock have been reserved for issuance under the Plan, and as of March 31, 1997, 52,745 shares of restricted stock had been granted under the Plan and options to purchase 29,400 shares of Common Stock were outstanding under the Plan. In its discretion, the Board of Directors may increase the number of shares of Common Stock reserved for issuance under the Plan each January 1 by up to 1% of the number of shares of Common Stock outstanding at each such date. Any amount of permitted increase not implemented in one year may, in the Board of Directors' discretion, be implemented in a subsequent year. In the event of a stock dividend, stock split, recapitalization or the like, the Committee will equitably adjust the aggregate number of shares available for issuance under the Plan, the number of shares subject to each outstanding award, and the exercise prices of outstanding options.

         Awards under the Plan may be made in the form of (i) incentive stock options that qualify for certain tax benefits to the optionees, (ii) non-qualified stock options (incentive and non-qualified stock options are collectively referred to as "options"), (iii) stock appreciation rights, (iv) dividend equivalent rights, (v) restricted stock, (vi) unrestricted stock and
(vii) performance shares. Awards may be made under the Plan to such officers and executive, managerial, professional or administrative employees of the Company and its subsidiaries (including employees who are Directors), and to such consultants to the Company and employees of joint ventures in which the Company participates, as the Committee shall in its discretion select. No award or right granted under the Plan may be assigned or transferred other than upon the grantee's death.

         Unless sooner terminated by the Board of Directors, the provisions of the Plan respecting the grant of incentive stock options shall terminate on the tenth anniversary of the adoption of the Plan by the Board. All awards made under the Plan prior to its termination shall remain in effect until such awards have been satisfied or terminated. The Board of Directors may, without stockholder approval, suspend, discontinue, revise or amend the Plan at any time or from time to time.

PROFIT SHARING PLAN

         The Company maintains a tax-qualified profit sharing plan (the "Profit Sharing Plan"). The participants in the Profit Sharing Plan consists of all employees who are at least 21 years old and have completed one year of service. Participants do not share in contributions or forfeitures for a year unless they are employed at the end of such year or have died, become totally disabled or retired after age 65 during such year. The Profit Sharing Plan is intended to qualify under section 401(a) of the Code.

         The Company's Board of Directors has the discretion to determine whether to make a contribution to the Profit Sharing Plan for a given year and the amount thereof. The contribution for any participant's account generally will not exceed 15% of participant compensation, up to a maximum calculated pursuant to applicable regulations under the Code.

         Under the Profit Sharing Plan, 20% of a participant's benefits will become vested after the participant's second year of credited service and an additional 20% after each of the following four years. Vested benefits will normally be paid in a lump sum within 60 days after the end of the fiscal year in which the participant's employment terminates.

         The participants in the Profit Sharing Plan cannot make any contributions thereto, and no contributions have been made to the Profit Sharing Plan by the Company since the IPO.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company rents its executive offices, located at 31850 Northwestern Highway, Farmington Hills, Michigan, from A&M Investment, a Michigan general partnership, the general partners of which are the daughters of Mr. Rosenberg and in the case of one of the partners, the spouse of Mr. Agree, for annual rental payments of $60,000 ($10.00 per square foot) and a lease term ending April 30, 1999. Management believes that the lease terms are comparable to leases for similar properties in this location.

         The Company and three co-partnerships, of which Messrs. Agree and Rosenberg are general partners (the "Co-Partnerships"), have entered into a management agreement (the "Management Agreement") expiring on April 22, 1999 whereby the Company manages three properties for the Co-Partnerships that are not part of the Portfolio for a fee equal to 3 1/2% of the gross rental income of the three properties. During the year ended December 31, 1996, the Company received approximately $77,000 pursuant to the Management Agreement. In addition, the Company has been granted a right of first refusal to purchase all or any one of the three properties on the same terms and conditions as any arm's-length, bona fide, written offer received from an unaffiliated third party pursuant to the Management Agreement. In the event that the Company decides to acquire any of the three properties, such acquisition will be contingent upon the receipt of a fairness opinion from Raymond James & Associates, Inc. and approval by a majority of the Independent Directors.

         Mr. Kalil, a director of the Company, is a Director of Business Development for the Commercial Lending Division of Michigan National Bank. Michigan National Bank is one of the lending banks under the Credit Facility and is the lender of the Line of Credit, and it provides other on-going banking services to the Company and receives usual and customary banking fees for such services. As of March 15, 1997, $33,485,835 was outstanding under the Credit Facility and there was no outstanding indebtedness under the Line of Credit.

                            PRINCIPAL STOCKHOLDERS

         The beneficial ownership, as of February 28, 1997, of the Common Stock with respect to each director of the Company, each Named Executive, each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, and of all directors and executive officers as a group is set forth on the table below. None of such stockholders is selling any shares of Common Stock in the Offering.


                                           Amount and                Percent of            Percent of
Name and Business Address                  Nature of               Class Prior to         Class After
of Beneficial Owners(1)             Beneficial Ownership(2)        the Offering(2)      the Offering(2)
-----------------------             -----------------------        ---------------      ---------------
Richard Agree                              416,797                        13.8%                   9.2%
Edward Rosenberg                           307,436                        10.5%                   7.0%
Michael Rotchford                            1,000                            *                      *
Farris G. Kalil                              4,850                            *                      *
Ellis G. Wachs                               1,000                            *                      *
Gene Silverman                              11,893                            *                      *
Kenneth Howe                                12,775                            *                      *
All directors and executive
  officers as a group (7 persons)          755,751                        23.1%                  15.8%

----------
*        Less than 1%

(1) The address of each person is c/o the Company at 31850 Northwestern Highway, Farmington Hills, Michigan 48334.

(2) Includes shares of Common Stock issuable upon conversion of OP Units to Messrs. Agree and Rosenberg of 329,825 and 240,000, respectively, and options exercisable within 60 days held by Messrs. Agree, Rosenberg and Howe to purchase 13,781, 4,594 and 3,675 shares of Common Stock, respectively. Also includes shares of restricted stock granted in the amounts of 5,000, 1,000 and 2,500 shares to Mr. Howe on May 12, 1994, January 1, 1996 and January 1, 1997, respectively, and of 4,000 shares to Mr. Agree on January 1, 1997. Such grants (i) vest in equal annual increments over a five year period from the date of the award and (ii) are entitled to dividends from the date of the award.

                         DESCRIPTION OF CAPITAL STOCK

         The following summary is a description of certain provisions of the Company's Charter and Bylaws. This summary does not purport to be complete and is qualified by reference to the Charter and Bylaws. See also "Certain Anti-takeover Provisions."

         Under the Company's Charter and Bylaws, the total number of shares of all classes of capital stock that the Company has authority to issue is 20,000,000 shares, par value $0.0001 per share, initially consisting of 5,000,000 shares of Common Stock.

         The Board of Directors is authorized to classify or reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including Preferred Stock in one or more series. The Company has no current intention to issue shares of any class or series other than Common Stock.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The shares of Common Stock are not convertible into any other class or series except into Excess Stock under limited circumstances. See "-- Restrictions on Transfer." Holders of Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable. The Common Stock has been listed for trading on the NYSE since April 15, 1994. See "Price Range of Common Stock and Dividends."

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

RESTRICTIONS ON TRANSFER

         Among other requirements that must be met, for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (see "Federal Income Tax Considerations -- Taxation of the Company -- Income Tests"). The Charter contains restrictions on the acquisition of shares of Common Stock to enable the Company to qualify as a REIT.

         Subject to certain exceptions specified in the Charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the Company's Common Stock, except that the Agree-Rosenberg Group (as defined in the Charter) may own up to 24%. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT. If shares of Common Stock in excess of the Ownership Limit, or shares which would cause the REIT to be beneficially owned by less than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares transferred in excess of the Ownership Limit will be automatically converted into shares of Excess Stock that will be deemed transferred by operation of law to the Company as trustee for the exclusive benefit of the person or persons to whom the shares are ultimately transferred, until the intended transferee retransfers the shares. While these shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions. The shares may be retransferred by the intended transferee to any person who may hold such shares at a price not to exceed the price paid by the intended transferee, at which point the shares will automatically be converted into ordinary Common Stock. In addition, such shares of Excess Stock held in trust are purchasable by the Company for a 90-day period at a price equal to the lesser of the price paid for the stock by the intended transferee and the market price for the stock on the date the Company determines to purchase the stock. This period commences on the date of the violative transfer if the intended transferee gives notice to the Company of the transfer, or the date the Board of Directors determines that a violative transfer has occurred if no notice has been provided.

         All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

         In order for the Company to comply with its record keeping requirements, the Charter requires that each beneficial or constructive owner of Common Stock, and each person (including stockholders of record) who holds stock for a beneficial or constructive owner, shall provide to the Company such information as the Company may request in order to determine the Company's status as a REIT and to ensure compliance with limitations on the ownership of Common Stock. The Charter also requires each beneficial or constructive owner of a specified percentage of Common Stock to provide, no later than January 31 of each year, written notice to the Company stating the name and address of such owner, the number of shares of Common Stock beneficially or constructively owned, and a description of how such shares are held. In addition, each such stockholder must provide such additional information as the Company may request in order to determine the effect of such stockholder's ownership of Common Stock on the Company's status as a REIT and to ensure compliance with the limitations on the ownership of Common Stock.

         This ownership limitation may have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company. No restrictions on transfer will preclude the settlement of transactions entered into through the facilities of the NYSE; provided that certain transactions may be settled by the delivery of Excess Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. Upon completion of the Offering, there will be 4,178,430 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option).

         Messrs. Agree and Rosenberg have agreed not to transfer, sell, offer to sell or otherwise convey to any unaffiliated party any shares of Common Stock now held or received upon the conversion of their OP Units or the exercise of their options without the prior written consent of Raymond James & Associates, Inc. for a period of 120 days after the date of this Prospectus. The Company has also agreed not to transfer, sell, offer to sell or otherwise convey to any unaffiliated party any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than options and restricted stock issued under the Plan, without the prior written consent of Raymond James & Associates, Inc. for a period of 120 days after the date of this Prospectus. The 733,701 shares of Common Stock (including 569,825 OP Units convertible into Common Stock) held by directors and officers of the Company are restricted securities ("Restricted Shares") under the meaning of Rule 144 under the Act and may not be sold in the absence of registration under the Act unless an exemption from registration, including exemptions contained in Rule 144, is available.

         In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including an "affiliate", as that term is defined below, is entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company, and who has beneficially owned shares for at least two years, is entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or public information requirements referred to above. The foregoing discussion reflects a recent amendment to the holding periods under Rule 144 which will go into effect on April 29, 1997. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under the common control with, such issuer.

                             PARTNERSHIP AGREEMENT

         The following summary of the Partnership Agreement, including the descriptions of certain provisions set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

MANAGEMENT

         Pursuant to the Partnership Agreement, the Company, as the sole general partner of the Operating Partnership, generally has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership (the "Limited Partners") will have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. However, any decision to (i) amend or terminate the Partnership Agreement; (ii) make a general assignment for the benefit of creditors; (iii) sell, exchange, transfer or otherwise dispose of all or substantially all of the Operating Partnership's assets in a single transaction, or in a series of related transactions; (iv) institute any bankruptcy proceeding on behalf of, or dissolve, the Operating Partnership; or
(v) admit a Person as a Partner, except as otherwise provided in the Partnership Agreement would require the consent of a majority in interest of the Limited Partners, so long as the aggregate ownership interest of the Limited Partners in the Operating Partnership is at least 10%.

TRANSFERABILITY OF INTERESTS

         The Partnership Agreement provides that the Company may not voluntarily withdraw from the Operating Partnership or transfer, pledge, or otherwise dispose of any portion of its interest in the Operating Partnership without the consent of a majority in interest of the Limited Partners. The Partnership Agreement also provides that the Company may not recapitalize or merge or otherwise combine with any other entity unless the Limited Partners have the right to elect either to be treated in a merger or other combination of the Company on a substantially equivalent basis with the Company's stockholders or to have the Partnership continue as a separate entity in which the Limited Partners retain rights substantially similar to the Conversion Rights. No Limited Partner may transfer, pledge, or otherwise dispose of all or any portion of its interest in the Operating Partnership without the consent of the General Partner, except that a Limited Partner may (i) exercise Conversion Rights; (ii) transfer its interests to an "affiliate" (as defined in the Partnership Agreement); or (iii) pledge its interest to secure its obligations, which pledgee may acquire the interest upon a default. Any pledgee which acquires an interest in the Operating Partnership upon default may, for a period of one year, elect to exchange the OP Units represented by such interest for shares of Common Stock on a one-for-one basis or, at the option of the Company, for cash. In general, at the end of the one year period, any OP Units not previously exchanged will be automatically exchanged for Common Stock.

CAPITAL CONTRIBUTIONS

         If the Company issues additional shares of Common Stock to other than all holders of Common Stock, it is required to contribute the proceeds from such issuance to the Operating Partnership in exchange for an additional general partnership interest in the Operating Partnership. If the Company issues preferred stock, rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock ("New Securities") to other than all holders of Common Stock, it is required to contribute the proceeds from the issuance of the New Securities to the Operating Partnership in exchange for a partnership interest having economic rights substantially similar to those of the New Securities. If the New Securities subsequently are converted into shares of Common Stock, such partnership interest of the Company will be converted into an additional general partnership interest in the Operating Partnership, based on the value of the shares of Common Stock into which the New Securities are converted and the value of the Operating Partnership at the time of conversion of the New Securities. Any issuance of an increased general partnership interest to the Company will proportionately decrease the partnership interests of the Limited Partners.

         The General Partner has the authority to admit additional limited partners to the Operating Partnership if it determines that such admission is in the best interest of the Operating Partnership. The additional partners may contribute cash or other assets in exchange for their limited partnership interest. If additional partners are admitted to the Operating Partnership, the partnership interests of all existing partners of the Operating Partnership, including the Company, will be decreased proportionately, based upon the amount of additional capital contributions made by the additional partners and the value of the Operating Partnership at the time of such contributions.

AWARDS UNDER STOCK INCENTIVE PLAN

         Upon exercise of any options granted pursuant to the Plan, the Partnership Agreement provides that the Company must contribute to the Operating Partnership, as an additional capital contribution, the exercise price of such options. Although the Company will contribute to the Operating Partnership the amount of the exercise price actually received, the Company will be deemed to have made a contribution equal to the then-current fair market value of the shares of Common Stock issued upon exercise of the option. This will have the effect of increasing the partnership interest of the Company and decreasing the interests of the Limited Partners.

ALLOCATIONS AND DISTRIBUTIONS

         The net income or net loss of the Operating Partnership for tax purposes will generally be allocated to the Company and the Limited Partners in accordance with their percentage interests, subject to compliance with the provisions of sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.

CONVERSION RIGHTS

         Pursuant to the Partnership Agreement, the holders of OP Units received certain conversion rights, which, among other things, will enable them to convert their OP Units at any time, at the option of the Company, into cash or shares of Common Stock, on a one-for-one basis. In addition, any pledgee which acquires OP Units will have certain rights to exchange such OP Units, at the option of the Company, for cash or for shares of Common Stock, as described above at "-- Transferability of Interests."

         The one-for-one conversion ratio of OP Units for Common Stock will be adjusted from time to time to reflect stock dividends, stock splits or reverse stock splits. In addition, if the Company issues to all of its stockholders any New Securities, the conversion rights will include the right to receive such New Securities that a holder of a share of Common Stock would be entitled to receive.

TAX MATTERS

         Pursuant to the Partnership Agreement, the Company is the tax matters partner of the Operating Partnership and has authority to make tax elections under the Code on behalf of the Operating Partnership.

OPERATIONS

         The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for qualification as a REIT, such that it will not generally be subject to Federal income tax liability.

         Pursuant to the Partnership Agreement, the Operating Partnership will reimburse the Company for all costs and expenses relating to the ownership and operation of, or for the benefit of, the Operating Partnership, including, without limitation, (i) all expenses incurred by the Company in managing the business of the Operating Partnership, including all executive compensation; and (ii) all general and administrative expenses of the Company.

DUTIES AND CONFLICTS

         The Partnership Agreement provides that all business activities of the Company must be conducted through the Operating Partnership. The Operating Partnership is authorized to enter into transactions with partners or their affiliates, as long as the terms of such transactions are no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party. All such transactions with Messrs. Agree and Rosenberg, or with an "affiliate" of either of them, are subject to review and approval by a majority of the Independent Directors.

         Except as otherwise set forth in "Policies with Respect to Certain Activities -- Conflicts of Interest Policies" and "Management -- Employment Agreement and Covenant Not to Compete," any Limited Partner may engage in other business activities outside the Operating Partnership, including business activities which directly compete with the Operating Partnership.

INDEMNIFICATION

         The Partnership Agreement contains indemnification provisions comparable to those contained in the Charter. See "Management --
Indemnification."

TERM

         The Operating Partnership will continue in full force and effect until December 31, 2094, or until sooner dissolved upon (i) the dissolution, termination or bankruptcy of the Company (unless a majority in interest of the Limited Partners elects to continue the Operating Partnership); (ii) the election of the Company and a majority in interest of the Limited Partners (provided that the consent of the Limited Partners is not required if their aggregate ownership interest in the Operating Partnership is less than 3%); or
(iii) the sale or other disposition of all, or substantially all, of the assets of the Operating Partnership.

                       FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of material Federal income tax considerations regarding an investment in the Offered Securities is based on current law, is for general information only and is not tax advice. For purposes of this discussion, the "Company" refers only to Agree Realty Corporation. Kramer, Levin, Naftalis & Frankel ("Kramer Levin"), counsel to the Company, has reviewed the following discussion and is of the opinion that it fairly summarizes all Federal income tax considerations that are likely to be material to Company stockholders. However, this discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their particular investment or tax circumstances, or to certain types of stockholders subject to special treatment under the Federal income tax laws (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States). The discussion in this section is based on existing provisions of the Code, existing and proposed Treasury Regulations, existing court decisions and existing rulings and other administrative interpretations. There can be no assurance that future Code provisions or other legal authorities will not alter significantly the tax consequences described below. No rulings have been obtained from the IRS concerning any of the matters discussed in this section. Because the following represents only a summary, it is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, which change may apply retroactively.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

         General

         The Company has elected to be taxed as a REIT commencing with the taxable year ending December 31, 1994. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code and the Company intends to continue to operate in such a manner, but no assurance can be given that it will qualify as a REIT in any particular year.

         The REIT requirements, relating to the Federal income tax treatment of REITs and their stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of the Code sections that govern the Federal income tax treatment of a REIT and its stockholders.

         Opinion of Counsel

         In the opinion of Kramer Levin, the Company will be treated as having met the requirements for qualification and taxation as a REIT for its taxable years ending December 31, 1994, 1995 and 1996 and, assuming that the actions described in this discussion of "Federal Income Tax Considerations" are completed in a timely fashion, its proposed method of operation and the proposed method of operation of the Operating Partnership will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Certain of such factual assumptions and representations are set forth below in this discussion of "Federal Income Tax Considerations." In addition, the opinion is based upon the factual representations of the Company concerning its business and properties, and the business and properties held by or through the Operating Partnership, as set forth in this Prospectus. The opinion is expressed as of its date, and Kramer Levin has no obligation to advise stockholders of the Company of any subsequent change in the matters stated, represented or assumed, or any subsequent change in applicable law. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Kramer Levin. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "-- Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's qualification as a REIT or that such challenge would not be upheld by a court.

         Taxation of the Company

         If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on its net income that is 7urrently distributed to stockholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to stockholders. This deduction for dividends paid to stockholders substantially eliminates the Federal "double taxation" (once at the corporate level and once again at the stockholder level) that generally results from investment in a corporation.

         However, the Company will be subject to Federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default in a lease or an indebtedness held by a REIT) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company would be subject to a four percent excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company (the "Recognition Period"), then pursuant to guidelines issued by the IRS in IRS Notice 88-19

(the "Built-in Gain Rules"), such gain, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such assets as of the beginning of such Recognition Period (the "Built-in Gain"), will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of Built-in Gain assume that the Company will make an election pursuant to the Built-in Gain Rules or applicable future administrative rules or Treasury Regulations. The Company has not acquired, and does not expect to acquire, an interest in any asset subject to the Built-in Gain Rules.

         Requirements for Qualification

         To qualify as a REIT, the Company must elect to be a REIT and must meet the requirements, certain of which are discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to stockholders. The Company has made the necessary election to be a REIT.

         The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is, at any time during the last half of each taxable year, owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to
(4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT. The Company has satisfied and anticipates that it will continue to satisfy the requirements set forth in (1) through (7) above. In addition, the Charter currently includes certain restrictions regarding transfer of the Equity Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Capital Stock -- Restrictions on Transfer."

         To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

         In addition, a corporation may not elect to be taxed as a REIT unless its taxable year is the calendar year. The Company has a calendar year taxable year.

         In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership (and any other partnership in which the Company invests) will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership (and any such other partnership) is treated as a partnership for Federal income tax purposes. See "-- Tax Aspects of the Operating Partnership -- Classification as a Partnership."

         Income Tests

         In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from "qualified temporary investment income" (described below). Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent for the taxable year attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent for the taxable year received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor who is adequately compensated and from whom the REIT does not derive any income; provided, however, that the Company may directly perform certain customary services in connection with the rental of property (e.g., furnishing water, heat, light and air conditioning, and cleaning windows, public entrances and lobbies) other than services which are considered rendered to the occupant of the property (e.g., renting parking spaces on a reserved basis to tenants). The Company does not and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage or percentages of receipts or sales, as described above) and the Company does not and will not rent any property to a Related Party Tenant. The Company, directly and through independent contractors, performs services under certain of its leases, all of which the Company believes are customary services. The Company will hire independent contractors from whom it derives no revenue to perform any non-customary services.

         The Company expects that substantially all of its gross income will qualify as "rents from real property." The Company provides management and development services to certain properties outside the Portfolio for which it receives a fee and may also realize gains from the sale of parcels of land adjacent to the Properties; however, such fees and gains, together with any other income that does not qualify for the 95% gross income test, have constituted, and the Company anticipates that they will continue to constitute, less than 5% of the Company's gross income.

         The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Company does not, and does not intend to, charge interest that will depend, in whole or in part, on the income or profits of any person.

         To the extent the Operating Partnership does not immediately use the proceeds from the sale of the Offered Securities, these funds will be invested in interest-bearing accounts and short-term, interest-bearing securities. The interest income earned on these funds is expected to be includible under the 75% test as "qualified temporary investment income" (which includes income earned on stock or debt instruments acquired with the proceeds of a stock offering, not including amounts received under a dividend reinvestment plan). Qualified temporary investment income treatment only applies during the one-year period beginning on the date the Company receives the new capital.

         If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the nature and amount of its gross income to its return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "-- Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision applies to provide relief if the 30% income test is failed, and in such case, the Company would cease to qualify as a REIT. See "-- Failure to Qualify."

         Asset Tests

         The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest or held by "qualified REIT subsidiaries" of the Company and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the value of the Company's total assets may be represented by securities other than those includible in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT).

         The Company believes that it has complied and anticipates that it will continue to comply with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership (and other partnerships in which the Company holds an interest). As a result, the Company believes that more than 75% of its assets are and will continue to be real estate assets. In addition, the Company does not, and does not plan to, hold any securities representing more than 10% of any one issuer's voting securities (other than securities of a qualified REIT subsidiary or another REIT), or securities of any one issuer exceeding 5% of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles). As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the Company's partnership interest in the Operating Partnership itself (or in other partnerships in which the Company holds an interest) is not a security for purposes of the asset test.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

         Annual Distribution Requirements

         The Company, in order to be treated as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, during the Company's Recognition Period, if the Company disposes of any asset subject to the Built-in Gain Rules, the Company will be required, pursuant to guidelines issued by the IRS, to distribute at least 95% of the after-tax Built-in Gain realized during the Recognition Period. Such distributions must be made in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed portion at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company would be subject to a four percent excise tax on the excess of such required distribution over the amounts actually distributed. The Company believes that it has made, and intends to make, timely distributions sufficient to satisfy these annual distribution requirements.

         The Company's REIT taxable income has been, and is expected to continue for five to seven years to be, less than its cash flow, due to the allowance of depreciation and other noncash charges in computing taxable income. Accordingly, the Company anticipates that during this period it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such situation occurs, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowing or to pay dividends in the form of taxable stock dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the amount of nondeductible expenses exceeds noncash deductions, the Company may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary dividend income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification is lost. It is not possible to state whether in all circumstances the Company would be entitled to the statutory relief described above.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

         As used herein, the term "Domestic Stockholder" means a holder of shares of Stock that (for United States Federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, a partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) is an estate or trust the income of which is subject to United States Federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable Domestic Stockholders will be taxed as follows.

         Distributions Generally

         Distributions to Domestic Stockholders, other than capital gain dividends discussed below, will be taxable as ordinary dividend income to such holders up to the amount of the Company's current or accumulated earnings and profits. Such distributions are not eligible for the dividends received deduction for corporations. To the extent that the Company makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in a Domestic Stockholder's shares of Stock, and the amount in excess of such Stockholder's tax basis in its shares of Stock will be taxable as gain realized from the sale of such shares. Such gain will constitute capital gain if such shares were held as a capital asset, and will constitute long-term capital gain if such shares were held for more than one year. See "--Dispositions of Shares of Stock." Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own income tax returns any tax losses of the Company. Future regulations may require stockholders to take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

         As a result of certain rules relating to the determination of the Company's earnings and profits, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

         Capital Gain Dividends

         Dividends to Domestic Stockholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

         Passive Activity Losses; Investment Interest Limitations

         Distributions from the Company and gain from the disposition of the shares of Stock will not ordinarily be treated as passive activity income, and, therefore, Domestic Stockholders generally will not be able to apply any "passive activity losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) and gain from the disposition of shares of Stock generally will be treated as investment income for purposes of the investment interest limitation.

         Dispositions of Shares of Stock

         A Domestic Stockholder will recognize gain or loss on the sale or exchange of shares of Stock to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute capital gain or loss if the holder has held such shares as a capital asset and will generally constitute long-term capital gain or loss if such holder has held the shares for more than one year. Losses incurred on the sale or exchange of shares of Stock held for six months or less (after applying certain holding period rules), however, will generally be deemed long-term capital loss to the extent of any capital gain dividends received by the Domestic Stockholder with respect to such shares and treated as long-term capital gain.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

         In general, a tax-exempt entity that is a stockholder of the Company will not be subject to tax on distributions from the Company or gain realized on the sale of Stock. The IRS has ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Although rulings are merely interpretations of law by the IRS and may be revoked or modified, based on this analysis, indebtedness incurred by the Company in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as UBTI to a tax-exempt entity, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. A tax-exempt entity that incurs indebtedness to finance its purchase of shares, however, will be subject to UBTI by virtue of the acquisition indebtedness rules.

         In certain circumstances, qualified trusts that hold more than 10% (by value) of the interests in a REIT meeting certain requirements are required to treat a percentage of REIT dividends as UBTI. The rule applies only if (i) the qualification of the REIT depends upon the application of a "look-through" exception to the restriction on REIT stockholdings by five or fewer individuals, including qualified trusts (see "Description of Capital Stock -- Restrictions on Transfer"), and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if one qualified trust owns more than 25% of the value of the REIT or a group of qualified trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. The qualification of the Company as a REIT has not depended and it is not anticipated that it will depend on the application of the "look-through" exception. The Company has not been and does not expect to be "predominantly held" by qualified trusts.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

         The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws on an investment in the Company, including any reporting requirements, as well as the tax treatment of such an investment under the laws of any foreign jurisdiction.

         In general, Non-U.S. Stockholders will be subject to regular United States Federal income tax with respect to their investment in the Company if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a United States trade or business may also be subject to a branch profits tax at a 30% rate, unless reduced or eliminated by an applicable income tax treaty, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not so effectively connected. The Company expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Stockholder unless the Non-U.S. Stockholder files the appropriate IRS form, claiming that a lower income tax treaty rate applies or that the distribution is effectively connected income.

         A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits, and subject to withholding as discussed below. A distribution of cash in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its shares of Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

         Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under provisions of the Code enacted by the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under the FIRPTA provisions, such distributions are taxed to a Non-U.S. Stockholder as if such distributions were gains effectively connected with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a Domestic Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to the FIRPTA provisions may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder that is not entitled to treaty exemption.

         The Company will be required to withhold and remit to the IRS 35% of designated capital gain dividends payable to Non-U.S. Stockholders (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends). In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. The Company will also be required to withhold and remit to the IRS 30% of the gross amount of distributions not attributable to gain from the sale or exchange of a United States real property interest and not designated as a capital gain dividend. If recently issued proposed
Treasury Regulations are promulgated in their current form, the Company would have the option, effective for distributions made after December 31, 1997, either to treat the entire distribution as a dividend subject to withholding (as under current law) or to treat only a portion of the distribution as a dividend if it makes a reasonable estimate of the portion of the distribution that is not a dividend based on expected earnings and profits. Tax treaties may reduce the Company's withholding obligations. If the amount withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution (as determined under the rules described in the two preceding paragraphs), the Non-U.S. Stockholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 28% maximum rate on capital gains of individuals.

         Unless the shares of Stock constitute a "United States real property interest" within the meaning of the FIRPTA provisions, a sale of such shares by a Non-U.S. Stockholder generally will not be subject to United States taxation. The shares of Stock of the Company will not constitute a United States real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. The Company believes that it is, and expects to continue to be, a domestically controlled REIT, and therefore that the sale of shares in the Company by Non-U.S. Stockholders will not be subject to U.S. income tax taxation. However, because the shares of Stock will be publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT. Notwithstanding the foregoing, capital gain not subject to the FIRPTA provisions will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains. If the Company was not a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of shares of Stock would be subject to tax under the FIRPTA provisions as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE on which the shares of Stock are listed) and on whether such Non-U.S. Stockholder held more than 5% of such shares during a specified testing period. If the gain on the sale of the Company's shares were subject to taxation under the provisions, the Non-U.S. Stockholder would be subject to the same treatment as a Domestic Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresidential alien individuals). In any event, a purchaser of shares of Stock from a Non-U.S. Stockholder will not be required under the FIRPTA provisions to withhold on the purchase price if the purchased shares of Stock are "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under the FIRPTA provisions the purchaser of shares of Stock may be required to withhold 10% of the purchase price and remit such amount to the IRS.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

         The following discussion summarizes certain Federal income tax considerations applicable solely to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any Federal tax laws other than income tax laws.

         Classification as a Partnership

         The Company will be entitled to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses only if the Operating Partnership is classified, for Federal income tax purposes, (i) as a partnership rather than as an association taxable as a corporation and (ii) not as a "publicly traded partnership." Under recently finalized Treasury Regulations, an entity such as the Company that has more than one owner and was in existence and claimed partnership classification prior to January 1, 1997 (the "Effective Date"), will be classified as a partnership rather than as an association taxable as a corporation for periods beginning on the Effective Date, provided it does not elect to change its classification. In general, the entity's claimed partnership classification will be respected for all periods prior to the Effective Date if it had a reasonable basis for its claimed classification.

         The Operating Partnership has not requested, and does not intend to request, a ruling from the IRS that it will be treated as a partnership for Federal income tax purposes. In the opinion of Kramer Levin, based on the provisions of the Partnership Agreement, certain factual assumptions and certain representations described in the opinion, the Operating Partnership will, for all taxable years since its inception, be treated as a partnership and not as a corporation or an association taxable as a corporation for Federal income tax purposes and not as a "publicly traded partnership." Unlike a tax ruling, an opinion of counsel is not binding on the IRS or the courts.

         If for any reason the Operating Partnership was taxable as a corporation rather than as a partnership for Federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for status as a REIT. See "-- Taxation of the Company -- Income Tests," and "-- Taxation of the Company -- Asset Tests," above. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "-- Taxation of the Company -- Annual Distribution Requirements," above. Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The Operating Partnership would be required to pay Federal income tax at regular corporate tax rates on its net income and distributions to partners would constitute dividends (to the extent of the Operating Partnership's current and accumulated earnings and profits) that would not be deductible in computing the Operating Partnership's taxable income.

         Partners, Not the Operating Partnership, Subject to Tax

         A partnership is not a taxable entity for Federal income tax purposes. Rather, the Company will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions and credits for the taxable year of the Operating Partnership ending within or with the taxable year of the Company without regard to whether the Company has received or will receive any cash distributions from the Operating Partnership.

         Operating Partnership Allocations

         The allocation of income, gains, losses, deductions and credits among partners will generally be determined in accordance with the provisions of the Partnership Agreement. However, the allocations provided in the Partnership Agreement will be disregarded for Federal income tax purposes if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of income, gains, losses, deductions and credits are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax Allocations With Respect to Pre-Contribution Gain

         Pursuant to section 704(c) of the Code, items of income, gain, loss, deduction and credit attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of the contributed property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the Properties contributed to the Operating Partnership was in excess of their adjusted tax bases. The Partnership Agreement requires allocations of income, gains, losses, deductions and credits attributable to each item of contributed property be made in a manner that is consistent with section 704(c) of the Code. As a result, the tax depreciation available with respect to such property will be allocated first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, such other partners' share of book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Accordingly, the depreciation deductions allocable to the parties for tax purposes will not correspond to the percentage interests of the partners. While the Company will generally be allocated tax depreciation deductions with respect to the Properties in excess of its percentage interest in the Operating Partnership, its share of tax depreciation may be less than the depreciation deductions that would have been allocated to the Company had the basis of the Properties been equal to their fair market value. Upon the disposition of any item of contributed property, any gain attributable to the excess, if any, at such time of basis for book purposes over basis for tax purposes would be allocated for tax purposes to the contributing partner.

         Basis in Partnership Interests

         The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally will be (i) equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company; (ii) increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership; and (iii) reduced, but not below zero, by the Company's allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed to the Company, the basis of property distributed to the Company and by constructive distributions resulting from a reduction in the Company's share of the indebtedness of the Operating Partnership.

         If the allocation of the Company's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions or any decrease in the Company's share of the indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the partners) would reduce the Company's adjusted tax basis in the Operating Partnership below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as a capital gain, and if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), such distributions and constructive distributions will constitute long-term capital gain.

         Depreciation Deductions Available to the Partnerships

         The Operating Partnership's assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction carry over their depreciation schedules. Accordingly, the Operating Partnership's depreciation deductions for its real property are based largely on the historic depreciation schedules for the Properties. The real property is being depreciated over a range of 15 to 39 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased or developed by the Operating Partnership will be depreciated over at least 39 years.

         Sale of Partnership Property

         Generally, any gain realized by the Operating Partnership on the sale of property held by it, if the property is held for more than one year, will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements, the Company's share as a partner of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of the Company," above. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for status as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all the properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's basis made during the four-year period prior to disposition do not exceed 30% of the property's net sales price. The Operating Partnership has held and intends to continue to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating and leasing the Properties and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Operating Partnership will constitute a sale of property held for investment.

         Conversion Rights

         In the event that the Company acquires limited partnership units in the Operating Partnership ("OP Units") from the holders thereof by reason of the exercise of conversion rights, the Company will have a basis in the OP Units so acquired equal to the fair market value of the stock it issues, or the amount of cash it pays, in exchange for such OP Units. If the Operating Partnership makes an election under section 754, the portion of the Operating Partnership's basis in its assets with respect to the Company will be adjusted to reflect the price paid for the OP Units. If the Company acquires all the OP Units, the Operating Partnership will terminate and the Company will, as a result, directly own all the Properties directly held by the Operating Partnership, and the basis of those Properties in the hands of the Company would be determined by reference to the Company's basis in its partnership interest in the Operating Partnership.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

         The Company will report to its Domestic Stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, Domestic Stockholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the holder (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his Social Security number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Domestic Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Domestic Stockholder will be allowed as a credit against such Domestic Stockholder's United States Federal income tax liability and may entitle such Domestic Stockholder to a refund, provided that the required information is furnished to the IRS.

         Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. For example, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their foreign status to the Company. See "-- Special Tax Considerations for Foreign Stockholders." Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

STATE AND LOCAL TAXES

         The Company will, and its stockholders may, be subject to state or local taxation in various state or local jurisdictions, including those in which the Company, its stockholders, or the Operating Partnership transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.


                            EMPLOYEE BENEFIT PLANS

A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN OF ANY SORT, WHETHER OR NOT SUBJECT TO ERISA, IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE COMMON STOCK BY SUCH PLAN.


                             ERISA CONSIDERATIONS

         The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances.

         A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to ERISA (a "Plan"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of such Plan's assets in the shares of Common Stock offered hereby (the "Offered Securities"). In particular, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(c) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA (including the Plan's funding policy), (iii) whether the investment is for the exclusive purpose of providing benefits to participants in the Plan and their beneficiaries or defraying reasonable administrative expenses of the Plan, and
(iv) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of a Plan or an individual retirement account ("IRA") and persons who have certain specified relationships to the Plan or an IRA ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). Thus, a fiduciary of a Plan or an IRA considering an investment in the Offered Securities also should consider whether the acquisition or the continued holding of the Offered Securities might constitute or give rise to a direct or indirect prohibited transaction.

         The United States Department of Labor (the "DOL") has issued final regulations (the "Regulations") setting out the standards it will apply in determining what constitutes assets of an employee benefit plan under ERISA. Under the Regulations, if a Plan or an employer sponsored IRA that is an ERISA plan ("Employer IRA") acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan's and the Employer IRA's assets would include, for purposes of the fiduciary responsibility provisions of ERISA or the Code, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The Regulations define a publicly-offered security as security that is "widely held," "freely transferable," and either a part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The Shares are being sold in an offering registered under the Securities Act and are a part of a class of securities registered under the Exchange Act.

         The Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.

         The Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the Articles on the transfer of the capital stock are limited to the restrictions on transfer generally permitted under the Regulations and are not likely to result in the failure of the capital stock to be "freely transferable." The Company also believes that certain restrictions that apply to the capital stock held by the Company or which may be derived from contractual arrangements requested by the Underwriters in connection with the Offering pursuant to the Underwriting Agreement (as hereinafter defined) are unlikely to result in the failure of the capital stock to be "freely transferable." The Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL or a court of competent jurisdiction would not reach a contrary conclusion.

         Assuming that the Offered Securities will be "widely held," the Company believes that the Offered Securities will be publicly offered securities for purposes of the Regulations and that the assets of the Company will not be deemed to be "plan assets" of any Plan or IRA that invests in the Offered Securities.


                       CERTAIN ANTI-TAKEOVER PROVISIONS

         The Charter and the Bylaws of the Company contain certain provisions that could discourage, impede or impair acquisition of control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increasing the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. The description set forth below is a summary only, and is qualified in its entirety by reference to the Charter and the Bylaws which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See also "Description of Capital Stock -- Restrictions on Transfer" and "Risk Factors -- Limitations on Acquisition and Change in Control."

STAGGERED BOARD OF DIRECTORS

         The Charter and the Bylaws divide the Board of Directors into three classes of directors, each class constituting approximately one-third of the total numbers of directors, with the classes serving staggered three-year terms. The classification of the Board of Directors will make it more difficult for stockholders to change the composition of the Board of Directors because only a minority of the directors can be elected at once. The Company believes, however, that the staggered Board of Directors will help to ensure continuity and stability of the Company's management and policies.

         The classification provisions could also discourage a third party from accumulating the Company's stock or attempting to obtain control of the Company, even though this attempt might be beneficial to the Company and some, or a majority, of its stockholders. Accordingly, under certain circumstances stockholders could be deprived of opportunities to sell their shares of Common Stock at a higher price than might otherwise be available.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

         The Charter and Bylaws provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances ("Preferred Holders Rights"), the number of directors will be six and may be changed by a majority of the entire Board of Directors. In addition, the Charter provides that, subject to any Preferred Holders Rights, and unless the Board of Directors otherwise determines, any vacancies may be filled by a vote of the stockholders or a majority of the remaining directors, though less than a quorum, except vacancies created by the increase in the number of directors, which only may be filled by a vote of the stockholders or a majority of the entire Board of Directors. Accordingly, the Board of Directors could temporarily prevent any stockholder from enlarging the Board of Directors and filling the new directorship with such stockholder's own nominees.

         The Charter and the Bylaws provide that, subject to the rights of any class or series to elect directors, directors may be removed only for cause upon the affirmative vote of 80% of holders of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

         The Charter and the Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for director or bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

         The Bylaws provide that (i) only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company and (ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholder nominations or proposed business (other than business to be included in the Company's Proxy

Statement under the Securities and Exchange Commission's Rule 14a-8) to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

         The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of stockholders. Although the Charter and the Bylaws do not give the Board of Directors power to block stockholder nominations for the election of directors or proposals for action, they may have the effect of discouraging a stockholder from proposing nominees or business, precluding a contest for the election of directors or the consideration of stockholder proposals if procedural requirements are not met and deterring third parties from soliciting proxies for a non-management slate of directors or proposals, without regard to the merits of such slate or proposals.

RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD OF DIRECTORS

         The Charter provides that, in determining what is in the best interest of the Company in a business combination or certain change of control events, a director of the Company shall consider the interests of the stockholders of the Company and, in his or her discretion, also may consider
(i) the interests of the Company's employees, suppliers, creditors and tenants; and (ii) both the long-term and short-term interests of the Company and its stockholders, including the possibility that these interests may be best served by the continued independence of the Company. Pursuant to this provision, the Board of Directors may consider subjective factors affecting a proposal, including certain nonfinancial matters, and on the basis of these considerations may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some, or a majority, of the Company's stockholders.

ADDITIONAL CLASSES AND SERIES OF STOCK

         The Board of Directors is authorized to establish one or more classes and series of stock, including series of Preferred Stock, from time to time, and to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series, without any further vote or action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

         The issuance of additional classes or series of capital stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action of the stockholders. The issuance of additional classes or series of capital stock with voting and conversion rights may adversely affect the voting power of the holders of capital stock of the Company, including the loss of voting control to others. The ability of the Board of Directors to issue additional classes or series of capital stock, while providing flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company, even where such an acquisition may be beneficial to the Company or its stockholders. The Company has no current plans to issue any additional classes or series of stock.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

         The Board of Directors may create and authorize the Company to issue rights entitling the holders thereof to purchase from the Company shares of capital stock or other securities or property. The times at which and terms upon which such rights are to be issued are within the discretion of the Board of Directors. This provision is intended to confirm the Board of Directors' authority to issue share purchase rights which could have terms that would impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of the Company or any other entity.

BUSINESS COMBINATIONS

         The MGCL prohibits certain "business combinations" (including certain mergers, consolidations, share exchanges, asset transfers, sales, leases, issuance or reclassification of equity securities and benefits) involving a Maryland corporation and an "Interested Stockholder." Interested Stockholders are all persons (i) who beneficially own 10% or more of the voting power of the corporation's stock or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate or an associate thereof. Such business combinations are prohibited for five years after the most recent date on which the Interested Stockholder become an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by all holders of voting shares of the corporation, and (b) 66 2/3% of the votes entitled to be cast by all holders of voting shares of the corporation other than voting shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder, with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. A Maryland corporation may adopt an amendment to its charter electing not to be subject to the special voting requirements of the foregoing legislation. Any such amendment would have to be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders. The Board of Directors has exempted from the provisions of the MGCL any business combination with Messrs. Agree and Rosenberg or any other person acting in concert or as a group with Messrs. Agree and Rosenberg.

CONTROL SHARE ACQUISITIONS

         The MGCL provides the "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by the officers or directors who are employees of the company. Control shares are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) 20% or more but less than 33 1/3%; (ii) 33 1/3% or more but less than a majority; or (iii) a majority of all voting power. Control Shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

         A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand therefor to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a "control share acquisition."

         The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the charter or by-laws of the corporation. Pursuant to the statute, the Company's Bylaws have exempted control share acquisitions involving members of the Agree-Rosenberg Group, any other officers of the Company, employees of the Company, any of the associates or affiliates of the foregoing and any other person acting in concert or as a group with any of the foregoing. Consequently, the prohibition on voting control shares will not apply to Messrs. Agree and Rosenberg and such other persons.

         The limitation on ownership of shares of Common Stock set forth in the Charter, as well as the provisions of the MGCL, could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. See "Description of Capital Stock -- Restrictions on Transfer."

                                 UNDERWRITING

         Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom Raymond James & Associates, Inc., McDonald & Company Securities, Inc., Roney & Co. and Sutro & Co. Incorporated are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Company, the number of shares of Common Stock set forth below opposite their respective names. The Underwriters are committed to purchase all of such shares of Common Stock if any are purchased.

                                                                  NUMBER OF
UNDERWRITER                                                         SHARES
-----------                                                       --------
Raymond James & Associates, Inc.................................
McDonald & Company Securities, Inc..............................
Roney & Co......................................................
Sutro & Co. Incorporated........................................





     Total......................................................  1,500,000
                                                                  =========

         The Representatives have advised the Company that they propose initially to offer such shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $_____ per share of Common Stock. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $___ per share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

         The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase 225,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such shares of Common Stock which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the total number of shares of Common Stock initially offered hereby.

         In the Underwriting Agreement, the Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Act.

         Messrs. Agree and Rosenberg have agreed not to transfer, sell, offer to sell or otherwise convey to any unaffiliated party any shares of Common Stock now held or received upon the conversion of their OP Units or the exercise of their options without the prior written consent of Raymond James & Associates, Inc. for a period of 120 days after the date of this Prospectus. The Company has also agreed not to transfer, sell, offer to sell or otherwise convey to any unaffiliated party any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than options and restricted stock issued under the Plan, without the prior written consent of Raymond James & Associates, Inc. for a period of 120 days after the date of this Prospectus.

         The Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

         In connection with the Offering, the rules of the Securities and Exchange Commission (the "Commission") permit the Representatives to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

         If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

         The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

          In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

         Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


                                    EXPERTS

         The financial statements and schedule included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Piper & Marbury L.L.P., Baltimore, Maryland, and certain legal matters will be passed upon for the Underwriters by Winstead Sechrest & Minick P.C., Dallas, Texas. Winstead Sechrest & Minick P.C. will rely as to certain matters of Maryland law on the opinion of Piper & Marbury L.L.P. In addition, the description of Federal income tax consequences contained in this Prospectus under the caption entitled "Federal Income Tax Considerations" is based upon the opinion of Kramer, Levin, Naftalis & Frankel.


                            ADDITIONAL INFORMATION

         The Company has filed with the Commission a registration statement (of which this Prospectus is a part) on Form S-11 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by that reference and the exhibits to the Registration Statement. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits to the Registration Statement which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of fees prescribed by the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its Regional Offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is listed on the NYSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

            INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

------------------------------------------------------------------------------

                                                                       PAGE

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
    Balance Sheet as of December 31, 1996                               F-2
    Statement of Operations for the Year
               Ended December 31, 1996                                  F-4

HISTORICAL FINANCIAL STATEMENTS
    Report of Independent Certified Public Accountants                  F-6
    Consolidated Balance Sheets                                         F-7
    Consolidated Statements of Operations and
               Combined Statement of Operations
               of the Predecessors                                      F-9
    Consolidated Statements of Stockholders'
               Equity and Combined Statement of
               Partners' Deficit of the Predecessors                   F-10
    Consolidated Statements of Cash Flows and Combined
               Statement of Cash Flows of the Predecessors             F-11


    NOTES TO FINANCIAL STATEMENTS                                      F-13


    SCHEDULE III - Real Estate And Accumulated
               Depreciation, December 31, 1996                         F-22

                                                      AGREE REALTY CORPORATION

                                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                       AS OF DECEMBER 31, 1996
                                                                   (UNAUDITED)

------------------------------------------------------------------------------

This unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the Offering had occurred on December 31, 1996. Such pro forma information is based on the consolidated historical balance sheet of Agree Realty Corporation and the application of the proceeds of the Offering as set forth under the caption "Use of Proceeds." This pro forma information should be read in conjunction with the Consolidated Historical Financial Statements and Notes thereto included elsewhere herein. In management's opinion, all adjustments necessary to reflect the effects of the Offering have been made.

The unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming the Offering had been completed at December 31, 1996, and does not purport to represent the future financial position of the Company.


                                                  Pro Forma
                                 Historical     Adjustments         Pro Forma
-----------------------------------------------------------------------------
                                            (Dollars in thousands)
ASSETS
 Real estate, net                $ 115,135       $      -           $ 115,135
 Cash                                  294              -  (A)            294
 Other assets                        5,953              -               5,953
-----------------------------------------------------------------------------
TOTAL                            $ 121,382       $      -           $ 121,382
-----------------------------------------------------------------------------
LIABILITIES
 Mortgages payable               $  53,664       $      -           $  53,664
 Construction loans                 10,617         (9,048) (B)          1,569
 Notes payable                      23,616        (18,561) (C)          5,055
 Other liabilities                   3,174           (141) (D)          3,033
-----------------------------------------------------------------------------
                                    91,071        (27,750)             63,321
-----------------------------------------------------------------------------
MINORITY INTEREST                    5,869              -               5,869
-----------------------------------------------------------------------------
STOCKHOLDER EQUITY
 Common stock                            -              -                   -
 Additional paid-in capital         30,061         27,750  (E)         57,811
 Deficit                            (5,619)             -              (5,619)
-----------------------------------------------------------------------------
                                    24,442         27,750              52,192
-----------------------------------------------------------------------------
TOTAL                            $ 121,382       $      -           $ 121,382
-----------------------------------------------------------------------------

                                                      AGREE REALTY CORPORATION

             NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                        (DOLLARS IN THOUSANDS)

------------------------------------------------------------------------------

(A) Reflects summary cash transactions as follows:

Proceeds from Offering, net of estimated issuance and
     related costs                                                  $ 27,750
Repayment of debt, including accrued interest                        (27,750)
------------------------------------------------------------------------------


                                                                    $      -
------------------------------------------------------------------------------

(B) Reflects the payment of construction loans to an unaffiliated third party

(C) Reflects payments on the Company's $50 million secured line of credit.

(D) Reflects payment of accrued interest on the Company's $50 million secured line of credit.

(E) Represents the sale of 1,500,000 shares of Common Stock (par value $.0001) made in connection with the Offering.
    Additional paid-in capital is reflected net of estimated
    Offering costs of $2,063

                                                      AGREE REALTY CORPORATION

                      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                          FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                   (UNAUDITED)

------------------------------------------------------------------------------

This unaudited Pro Forma Condensed Consolidated Statement of Operations is presented as if the Offering had occurred on January 1, 1996. Such pro forma information is based on the consolidated historical Statement of Operations of Agree Realty Corporation and the application of the proceeds of the Offering as set forth under the caption "Use of Proceeds." This pro forma information should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere herein. In management's opinion, all adjustments necessary to reflect the effects of the Offering have been made.

This unaudited Pro Forma Condensed Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been assuming the Offering had been completed at January 1, 1996, and does not purport to represent the results of operations for future periods.

                                                        Pro Forma
                                       Historical     Adjustments    Pro Forma
------------------------------------------------------------------------------
                                                 (Dollars in thousands)

TOTAL REVENUES                           $16,291       $  230 (A)      $16,521
------------------------------------------------------------------------------
OPERATING EXPENSES
 Property expenses                         2,485          109 (B)        2,594
 General and administrative                1,105            -            1,105
 Depreciation and amortization             2,620           20 (C)        2,640
------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                   6,210          129            6,339
------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
 Interest expense, net                    (6,101)       1,260 (D)       (4,841)
 Other income                                653            -              653
------------------------------------------------------------------------------
TOTAL OTHER EXPENSE                       (5,448)       1,260           (4,188)
------------------------------------------------------------------------------
Income before minority interest            4,633        1,361            5,994
Minority interest                            899         (100)(E)          799
------------------------------------------------------------------------------
NET INCOME                               $ 3,734       $1,461          $ 5,195
------------------------------------------------------------------------------
NET INCOME PER SHARE                     $  1.41       $(0.16)(F)      $  1.25
------------------------------------------------------------------------------

                                                      AGREE REALTY CORPORATION

                                        NOTES TO UNAUDITED PRO FORMA CONDENSED
                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                                        (DOLLARS IN THOUSANDS)

------------------------------------------------------------------------------

(A) Reflects additional rental income pertaining to the acquisition of the Columbus, Ohio and Aventura, Florida properties as if they had occurred on January 1, 1996

(B) Reflects additional property expenses pertaining to the acquisitions of the Aventura, Florida and Columbus, Ohio properties as if they had occurred on January 1, 1996

(C) Reflects additional depreciation pertaining to the acquisitions of the Aventura, Florida and Columbus, Ohio properties as if they had occurred on January 1, 1996

(D) Reflects the reduction in interest costs associated with the expected debt paydown from the proceeds of the Offering

(E) Reflects the change in minority interest as a result of the Offering from 19.41% to 13.33% after the Offering

(F) Per share calculations are based on 2,649,475 shares of Common Stock outstanding prior to the Offering and 4,149,475 shares of Common Stock outstanding after an Offering of 1,500,000 Common Shares

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Owners of
  Agree Realty Corporation
Farmington Hills, Michigan

We have audited the accompanying consolidated balance sheets of Agree Realty Corporation (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995 and for the period from April 22, 1994 to December 31, 1994. We have also audited the accompanying combined statements of operations, partners' deficit and cash flows for the period from January 1, 1994 to April 21, 1994 of Agree Realty Group (the "Agree Predecessors"). We have also audited the schedule listed in the accompanying index. These financial statements and the schedule are the responsibility of the Company's and Agree Predecessors' management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and the schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Agree Realty Corporation at December 31, 1996 and 1995 and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and for the period from April 22, 1994 to December 31, 1994, and the results of the Agree Predecessors operations and its cash flows for the period from January 1, 1994 to April 21, 1994 in conformity with generally accepted accounting principles.

Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.





                                                 BDO SEIDMAN, LLP

Troy, Michigan
February 14, 1997

                                                      AGREE REALTY CORPORATION

                                                   CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------

                                                  DECEMBER 31,   December 31,
                                                          1996           1995
------------------------------------------------------------------------------
ASSETS

REAL ESTATE INVESTMENTS (Note 3)
Land                                              $ 25,183,667   $  23,224,377
Buildings                                          107,204,583      94,955,086
Property under development                              85,993         180,805
------------------------------------------------------------------------------
                                                   132,474,243     118,360,268
  Less accumulated depreciation                    (17,339,353)    (14,792,193)
------------------------------------------------------------------------------
NET REAL ESTATE INVESTMENTS                        115,134,890     103,568,075

CASH AND CASH EQUIVALENTS                              294,389       1,283,672

ACCOUNTS RECEIVABLE - TENANTS                          638,735         626,280

RESTRICTED ASSET - CASH HELD IN ESCROW                 266,771         259,204

INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED
ENTITIES                                             1,820,605               -

UNAMORTIZED DEFERRED EXPENSES
Financing costs                                      2,398,377       2,513,665
Leasing costs                                          141,757         140,026

OTHER ASSETS                                           686,346         537,487
------------------------------------------------------------------------------
                                                 $ 121,381,870    $108,928,409
------------------------------------------------------------------------------
                               See accompanying notes to financial statements.

                                                      AGREE REALTY CORPORATION

                                                   CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------
                                                    DECEMBER 31,  December 31,
                                                            1996          1995
------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

MORTGAGES PAYABLE (Note 3)                          $ 53,663,999   $53,970,525

CONSTRUCTION LOANS (Note 3)                           10,616,936    17,603,785

NOTE PAYABLE (Note 3)                                 23,616,382     1,977,808

DIVIDENDS AND DISTRIBUTIONS PAYABLE (Note 4)           1,479,345     1,474,265

ACCRUED INTEREST PAYABLE                                 354,988       189,256

ACCOUNTS PAYABLE
Operating                                                691,981       596,913
Capital expenditures                                     596,794     1,637,861

TENANT DEPOSITS                                           50,394        53,477
------------------------------------------------------------------------------
TOTAL LIABILITIES                                     91,070,819    77,503,890
------------------------------------------------------------------------------
MINORITY INTEREST (Note 5)                             5,869,014     6,118,017
------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY (Note 4)
Common stock, $.0001 par value, 20,000,000
shares authorized, 2,649,475 and 2,638,185
shares issued and outstanding                                265           264
Additional paid-in capital                            30,060,908    29,890,292
Deficit                                               (5,619,136)   (4,584,054)
------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                            24,442,037    25,306,502
------------------------------------------------------------------------------
                                                   $ 121,381,870  $108,928,409
------------------------------------------------------------------------------
                               See accompanying notes to financial statements.

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

                      CONSOLIDATED STATEMENTS OF OPERATIONS OF THE COMPANY AND
                   COMBINED STATEMENTS OF OPERATIONS OF THE AGREE PREDECESSORS
------------------------------------------------------------------------------

                                                           Agree Realty       Agree Realty       Agree Realty             Agree
                                                            Corporation        Corporation        Corporation      Predecessors
                                                          January 1, to      January 1, to       April 22, to     January 1, to
                                                      December 31, 1996  December 31, 1995  December 31, 1994    April 21, 1994
-------------------------------------------------------------------------------------------------------------------------------
REVENUES
  Rental income                                             $14,450,035        $11,935,523        $8,139,566       $ 3,575,128
  Operating cost reimbursement                                1,760,681          1,671,359         1,093,463           494,909
  Management fees and other (Note 7)                             80,752             91,714            46,487             9,858
-------------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                                               16,291,468         13,698,596         9,279,516         4,079,895
-------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
  Real estate taxes                                           1,169,308          1,120,515           737,628           368,124
  Property operating expenses                                   979,606            871,167           464,007           299,623
  Land lease payments                                           336,083             56,000            43,400            12,600
  General and administrative                                  1,104,861            966,464           667,800           159,393
  Depreciation and amortization                               2,620,274          2,316,862         1,626,604           680,458
-------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                      6,210,132          5,331,008         3,539,439         1,520,198
-------------------------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                                       10,081,336          8,367,588         5,740,077         2,559,697
-------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
  Interest expense, net                                      (6,101,106)        (4,335,207)       (2,972,237)       (2,584,002)
  Development fee income                                        509,673                  -                 -            85,273
  Gain on land sales                                             84,688                  -           119,635                 -
  Equity in net income of unconsolidated entities                58,704                  -                 -                 -
  Reorganization costs (Note 6)                                       -                  -          (494,317)                -
-------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE                                          (5,448,041)        (4,335,207)       (3,346,919)       (2,498,729)
-------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEM AND MINORITY INTEREST        4,633,295          4,032,381         2,393,158            60,968
EXTRAORDINARY ITEM - LOSS ON EXTINGUISHMENT OF DEBT (Note 8)          -                  -        (2,139,114)                -
-------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE MINORITY INTEREST                               4,633,295          4,032,381           254,044            60,968
MINORITY INTEREST                                               899,323            785,105            49,462                 -
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                  $ 3,733,972        $ 3,247,276        $  204,582       $    60,968
-------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE
  Income before extraordinary item                               $ 1.41             $ 1.23            $  .73
  Extraordinary item                                                  -                  -              (.65)
-------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE                                               $ 1.41             $ 1.23            $  .08
-------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING          2,649,475          2,638,185         2,638,185
-------------------------------------------------------------------------------------------------------------------------------

                               See accompanying notes to financial statements.

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY OF THE COMPANY AND COMBINED STATEMENTS OF PARTNERS' DEFICIT OF THE AGREE PREDECESSORS

------------------------------------------------------------------------------

                                                                                                                         Agree
                                                                                  Additional                      Predecessors
                                                           Common Stock              Paid-In                          Partners'
                                                          Shares   Amount            Capital           Deficit         Deficit
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, January 1, 1994                                         -   $   -       $         -       $         -     $(5,436,893)

Contributions                                                    -       -                 -                 -           3,000
Distributions                                                    -       -                 -                 -      (3,350,741)
Net income                                                       -       -                 -                 -          60,968
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, April 21, 1994                                          -       -                 -                 -      (8,723,666)

Reclassification of Agree Predecessors partners'
  deficit in connection with formation of the Company            -       -        (8,723,666)                        8,723,666

Proceeds from issuance of common stock,
  net of underwriting fees                               2,625,685     263        47,800,594                 -               -

Payment of stock issuance costs                                  -       -        (2,203,712)                -               -

Issuance of shares under the Stock Incentive Plan           12,500       1           243,749                 -               -

Minority interest equity immediately following the
  April 22, 1994 initial public offering                         -       -        (7,226,673)                -               -

Dividends declared for the period April 22, 1994
  to December 31, 1994, $1.246 per share                         -       -                 -        (3,287,179)              -

Net income for the period April 22, 1994
  to December 31, 1994                                           -       -                 -           204,582               -
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1994                               2,638,185     264        29,890,292        (3,082,597)              -

Dividends declared for the year ended
  December 31, 1995, $1.80 per share                             -       -                 -        (4,748,733)              -

Net income for the year ended December 31, 1995                  -       -                 -         3,247,276               -
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1995                               2,638,185     264        29,890,292        (4,584,054)              -

Issuance of shares under the Stock Incentive Plan           11,290       1           170,616                 -               -
Dividends declared for the year ended December 31, 1996,
  $1.80 per share                                                -       -                 -        (4,769,054)              -
Net income for the year ended December 31, 1996                  -       -                 -         3,733,972               -
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1996                               2,649,475   $ 265       $30,060,908       $(5,619,136)     $        -
-------------------------------------------------------------------------------------------------------------------------------

                               See accompanying notes to financial statements.

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

             CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE COMPANY AND COMBINED
                            STATEMENTS OF CASH FLOWS OF THE AGREE PREDECESSORS

------------------------------------------------------------------------------

                                                           Agree Realty       Agree Realty      Agree Realty             Agree
                                                            Corporation        Corporation       Corporation      Predecessors
                                                          January 1, to       January 1, to     April 22, to     January 1, to
                                                           December 31,       December 31,      December 31,         April 21,
                                                                   1996               1995              1994              1994
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                              $   3,733,972       $  3,247,276      $    204,582      $     60,968
  Adjustments to reconcile net income to net
    cash provided by operating activities
      Depreciation                                            2,523,621          2,252,642         1,551,570           636,561
      Amortization                                              505,089            311,415           249,971            74,598
      Equity in net income of unconsolidated entities           (58,704)                 -                 -                 -
      Write-off of deferred financing costs                           -                  -           189,231                 -
      Minority interests                                        899,323            785,105            49,462                 -
      Gain on land sales                                        (84,688)                 -          (119,635)                -
      Decrease (increase) in accounts receivable                (12,455)           (64,629)         (561,651)          449,504
      Increase in deferred costs                                (53,764)           (27,524)          (14,640)                -
      Decrease (increase) in other assets                           677           (133,728)         (112,531)          522,163
      Increase (decrease) in accounts payable                    95,068            197,406           327,885          (760,349)
      Increase (decrease) in accrued interest                   165,732              9,592          (967,640)         (536,099)
      Increase (decrease) in tenant deposits                     (3,083)            (5,484)           58,961           (60,461)
-------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                     7,710,788          6,572,071           855,565           386,885
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of real estate investments
    (including capitalized interest of $78,703
    in 1996 and $59,752 in 1995)                            (13,577,181)       (19,870,270)         (117,102)         (228,810)
  Investments in and advances to
    unconsolidated entities                                  (1,761,901)                 -                 -                 -
  Proceeds from sale of land                                    144,688                  -           161,635                 -
  Proceeds from sale of marketable securities                         -            300,188                 -                 -
  Purchase of marketable securities                                   -                  -          (300,188)                -
-------------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                       (15,194,394)       (19,570,082)         (255,655)         (228,810)
-------------------------------------------------------------------------------------------------------------------------------

                               See accompanying notes to financial statements.

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS



             CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE COMPANY AND COMBINED
                            STATEMENTS OF CASH FLOWS OF THE AGREE PREDECESSORS

------------------------------------------------------------------------------

                                                           Agree Realty       Agree Realty      Agree Realty             Agree
                                                            Corporation        Corporation       Corporation      Predecessors
                                                          January 1, to      January 1, to      April 22, to     January 1, to
                                                           December 31,       December 31,      December 31,         April 21,
                                                                   1996               1995              1994              1994
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Line-of-credit proceeds                                    21,638,574          1,977,808                 -         1,589,774
  Payment of construction loans                             (11,861,006)                 -       (11,407,600)                -
  Dividends and limited partners' distributions paid         (5,912,300)        (5,897,059)       (2,607,811)                -
  Proceeds from construction loans                            4,874,157         17,603,785                 -                 -
  Payments of payables for capital expenditures              (1,637,861)                 -                 -           (45,688)
  Payments of mortgages payable                                (306,526)          (280,522)      (14,394,680)       (1,388,265)
  Payments for financing costs                                 (293,148)          (765,535)         (961,339)         (425,424)
  Decrease (increase) in escrow and bond fund deposits           (7,567)           (16,200)            7,314           380,378
  Net proceeds from the issuance of common stock                      -                  -        45,597,145                 -
  Payment of line-of-credit                                           -                  -        (7,003,977)                -
  Payments on related party notes                                     -                  -        (4,414,556)                -
  Payment of bonds                                                    -                  -        (3,755,000)                -
  Partners' distributions                                             -                  -                 -        (3,350,741)
  Mortgage proceeds                                                   -                  -                 -         2,375,000
  Partners' contributions                                             -                  -                 -             3,000
-------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES           6,494,323         12,622,277         1,059,496          (861,966)
-------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                         (989,283)          (375,734)        1,659,406          (703,891)

CASH AND CASH EQUIVALENTS, beginning of period                1,283,672          1,659,406                 -           703,891
-------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, end of period                  $     294,389       $  1,283,672      $  1,659,406      $          -
-------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest                                  $   5,630,000       $  4,177,000      $  2,677,000      $  4,318,000
-------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
  Dividends and limited partners' distributions
    declared and unpaid                                   $   1,479,345       $  1,474,265      $  1,474,265      $          -
  Real estate investments financed with accounts
    payable                                               $     596,794       $  1,637,861      $          -      $          -
  Shares issued under Stock Incentive Plan                $     170,617       $          -      $    243,750      $          -
-------------------------------------------------------------------------------------------------------------------------------

                               See accompanying notes to financial statements.

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

                                                 NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

1.    SUMMARY OF              ORGANIZATION AND BUSINESS
      SIGNIFICANT
      ACCOUNTING POLICIES     Agree Realty Corporation (the "Company") was
                              formed as a Maryland real estate investment trust in December 1993, and commenced operations effective with the completion of its initial public offering on April 22, 1994. The Company is the successor to the operations of Agree
                              Realty Group (the "Agree Predecessors"), which was comprised of seventeen real estate property partnerships and a management and development company. All of the Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership (the
                              "Operating Partnership"). The Company will, at all times, be the sole general partner of the Operating Partnership. Minority interest in the Operating Partnership represents partnership units of the Operating Partnership (OP Units).

                              The Company operates, manages, acquires and develops retail properties. At December 31, 1996, the Company's properties are comprised of thirteen shopping centers and twelve single tenant retail facilities located in eleven states. During the year ended December 31, 1996, approximately 90% of the Company's base rental revenues were received from national or regional tenants under long-term leases, including approximately 32% from Kmart Corporation and 23% from Borders, Inc.

                              PRINCIPLES OF CONSOLIDATION

                              The consolidated financial statements of Agree Realty Corporation include the accounts of the Company and its majority owned partnership, the Operating Partnership. The Agree Predecessors' financial statements were prepared on a combined basis because of common ownership and management. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated and combined financial statements.

                              USE OF ESTIMATES

                              In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect (1) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and (2) revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              FAIR VALUES OF FINANCIAL INSTRUMENTS

                              The carrying amounts of the Company's financial instruments, which consist of cash, cash equivalents, receivables, notes payable, accounts payable and long-term debt, approximate their fair values.

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

                                                 NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

                              REAL ESTATE INVESTMENTS

                              Real estate assets are stated at cost less accumulated depreciation. All costs related to planning, development and construction of buildings prior to the date they become operational, including interest and real estate taxes during the construction period, are capitalized for financial reporting purposes.

                              Subsequent to completion of construction, expenditures for property maintenance are charged to operations as incurred, while significant renovations are capitalized. Depreciation of the buildings is recorded on the straight-line method using an estimated useful life of forty years.

                              CASH AND CASH EQUIVALENTS

                              Cash and cash equivalents include cash and highly liquid tax anticipation notes with original maturities of three months or less.

                              ACCOUNTS RECEIVABLE - TENANTS

                              Accounts receivable from tenants reflect primarily reimbursement of specified common area maintenance costs. No allowance for uncollectible accounts has been provided based on past collection results.

                              RESTRICTED ASSETS

                              These amounts represent funds on deposit restricted by certain lenders pursuant to agreements entered into by the Company. The funds held in escrow are used to pay capital-related costs and are released to the Company upon inspection and leasing of related property to tenants and are used to pay real estate taxes for one shopping center in Florida.

                              INVESTMENTS IN UNCONSOLIDATED ENTITIES

                              The Company uses the equity method of accounting for investments in non-majority owned entities where the Company has the ability to exercise significant influence over operating and financial policies.

                              The Company's initial investment is recorded at cost, and the carrying amount of the investment is (a) increased by the Company's share of the investees' earnings (as defined in the limited liability company agreements), and (b) reduced by distributions paid from the investees to the Company.

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

                                                 NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

                              UNAMORTIZED DEFERRED EXPENSES

                              Deferred expenses are stated net of total accumulated amortization. The nature and treatment of these capitalized costs are as follows: (1) financing costs, consisting of expenditures incurred to obtain long-term financing, are being amortized using the interest method over the term of the related loan, and (2) leasing costs, which are amortized on a straight-line basis over the term of the related lease.

                              ACCOUNTS PAYABLE - CAPITAL EXPENDITURES

                              Included in accounts payable are amounts related to the construction of buildings. Due to the nature of these expenditures, they are reflected in the statements of cash flows as a financing activity.

                              MINORITY INTEREST

                              This amount represents the limited partners' interest of 19.41% and 19.47% in the Operating Partnership as of December 31, 1996 and 1995, respectively, which is convertible into 637,959 shares of the Company's common stock.

                              REVENUE RECOGNITION

                              Base rental income attributable to leases is recorded when due from tenants. Certain leases provide for additional rents based on tenants' sales volume. These percentage rents are reflected based on the tenants' fiscal year; however, such amounts earned by the Company have historically not been material. In addition, leases for certain tenants contain rent escalations and/or free rent during the first several months of the lease term; however, such amounts are not material.

                              The Company acts as the construction developer on certain properties. Related development fee income is recognized upon completion of construction.

                              OPERATING COST REIMBURSEMENT

                              Substantially all of the Company's leases contain provisions requiring tenants to pay as additional rent a proportionate share of operating expenses such as real estate taxes, repairs and maintenance, insurance, etc. The related revenue from tenant billings is recognized in the same period the expense is recorded.

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

                                                 NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

                              INCOME TAXES

                              The Company has elected to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. A REIT will generally not be subject to federal income taxation on that portion of its income that qualifies as REIT taxable income to the extent that it distributes at least 95 percent of its taxable income to its stockholders and complies with certain other requirements. Accordingly, no provision has been made for federal income taxes for the Company in the accompanying consolidated financial statements.

                              The aggregate federal income tax basis of Real Estate Investments is approximately $10.5 million less than the financial statement basis.

                              PER SHARE DATA

                              Earnings per share has been computed by dividing the income by the weighted average number of common shares and dilutive common equivalent shares outstanding.

                              RECLASSIFICATIONS

                              Certain insignificant amounts in the prior year financial statements have been reclassified to conform with the 1996 presentation.


2.    FORMATION OF THE        The Company was established to continue the
      COMPANY, INITIAL        business of the Agree Predecessors. The Company
      PUBLIC OFFERING AND     commenced its operations on April 22, 1994 with
      BASIS OF                the sale of 2,500,000 shares of common stock.
      PRESENTATION            The cash proceeds (net of underwriting fees) to
                              the Company from the completion of this initial public offering were approximately $45.4 million, which were used primarily to reduce outstanding indebtedness, pay stock issuance costs and establish a working capital reserve.
                              Also in connection with the formation of the Company, 125,685 shares of common stock were purchased by two principals of the Agree
                              Predecessors in a private transaction at the initial public offering price of $19.50 per share.

                              The assets of the Company are held by and all operations conducted through the Operating Partnership. The Company controls, as the sole general partner, 80.59% and 80.53% of the Operating Partnership as of December 31, 1996 and 1995, respectively.

3.    MORTGAGES,              Mortgages payable consisted of the following:
      CONSTRUCTION LOANS
      AND NOTE PAYABLE

                              December 31,                                          1996         1995
                              ----------------------------------------------------------------------------
                              Note payable in monthly installments of interest
                                only at 6.875% per annum until May 1999, at
                                which time the Company can elect to either pay
                                the amount in full or accept the then
                                prevailing interest rate and

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

                                                 NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

                                continue making principal and interest payments
                                based on a 22-year amortization schedule, with
                                the remaining unpaid principal and accrued
                                unpaid interest then due November 2005,
                                collateralized by related real estate and
                                tenants' leases                                 $ 33,600,000  $33,600,000

                              Note payable in monthly installments of $98,477
                                including interest at 9.75% per annum,
                                collateralized by related real estate and
                                tenants' leases, final balloon installment due
                                July 2010                                          9,698,073    9,874,834

                              Note payable in monthly installments of $62,881
                                including interest at 7.75% per annum,
                                collateralized by related real estate and
                                tenants' leases, final balloon installment due
                                March 1999                                         7,990,926    8,120,691

                              Note payable in monthly installments of interest
                                only at the prime rate (which was 8.25% at
                                December 31, 1996) plus .5%, beginning April
                                1997, payable in monthly installments of
                                principal and interest based on a 20-year
                                amortization, collateralized by related real
                                estate and tenants' leases, final balloon
                                installment due March 1999                         2,375,000    2,375,000
                              ---------------------------------------------------------------------------
                              MORTGAGES PAYABLE                                 $ 53,663,999  $53,970,525
                              ---------------------------------------------------------------------------

                              Future scheduled annual maturities of mortgages payable for years ending December 31, are as follows: 1997 - $357,946; 1998 - $421,123; 1999
                              - $10,679,397; 2000 - $969,964; 2001 -
                              $1,046,875 and $40,188,694 thereafter. (These
                              maturities assume that the $33,600,000 mortgage will be extended beyond May 1999.)

                              In November 1995, the Operating Partnership entered into a $50 million line-of-credit agreement which is guaranteed by the Company. The agreement has an initial term of three years and can be extended, at the option of the Company, for an additional three years. Advances under this credit facility bear interest within a range of LIBOR plus 200 basis points to 263 basis points, or the bank's prime rate plus 37 basis points to 75 basis points, at the option of the Company, based on certain factors such as debt to property value and debt service coverage. The credit facility will be used to fund property acquisitions and development activities, and is secured by specific properties. As of December 31, 1996, $20,746,937 was outstanding under this facility and there were no amounts outstanding under this credit facility as of December 31, 1995.

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

                                                 NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

                              In addition, the Company maintains a $5,000,000 line-of-credit agreement with a bank which expires on September 21, 1997. Payments of interest only, at the bank's prime rate, or 225 basis points in excess of the one month LIBOR rate, at the option of the Company, are required monthly. At December 31, 1996 and 1995, $2,869,445 and $1,977,808 were outstanding under this agreement, respectively.

                              The Company has received funding from an unaffiliated third party for certain of its single tenant retail properties. Borrowings under this arrangement bear no interest and are required to be repaid within sixty (60) days after the date the construction has been completed. The advances are secured by the specific land and buildings being developed. As of December 31, 1996 and 1995, $10,616,936 and
                              $17,603,785 was outstanding under this
                              agreement, respectively.

4.    DIVIDENDS AND           On December 9, 1996, the Company declared a
      DISTRIBUTIONS           dividend of $.45 per share for the quarter ended
      PAYABLE                 December 31, 1996; approximately 30 percent of
                              the dividend represented a return of capital.
                              The holders of OP Units were entitled to an equal distribution per OP Unit held as of December 31, 1996. The dividends and distributions payable are recorded as liabilities in the Company's balance sheet at December 31, 1996. The dividend has been reflected as a reduction of stockholders' equity and the distribution has been reflected as a reduction of the limited partners' minority interest. These amounts were paid on January 6, 1997.

5.    MINORITY INTEREST       The following summarizes the changes in the
                              limited partners' minority interest since
                              January 1, 1995:

                              Minority interest at January 1, 1995                   $ 6,481,238
                              Minority interests' share of income for
                                    the year ended December 31, 1995                     785,105
                              Distributions for the year ended December 31, 1995      (1,148,326)
                              -------------------------------------------------------------------
                              MINORITY INTEREST AT DECEMBER 31, 1995                   6,118,017
                              Minority interests' share of income for the year
                                    ended December 31, 1996                              899,323
                              Distributions for the year ended December 31, 1996      (1,148,326)
                              -------------------------------------------------------------------
                              MINORITY INTEREST AT DECEMBER 31, 1996                 $ 5,869,014
                              -------------------------------------------------------------------

6.    REORGANIZATION          Costs incurred by the Company related to title
      COSTS                   insurance costs, revenue stamps and transfer
                              fees associated with the transfer of properties and certain related mortgages from the Agree
                              Predecessors to the Company were charged to operations and reflected as "Reorganization
                              Costs" in the 1994 consolidated statement of operations.

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

                                                 NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

7.    RELATED PARTY           The Company currently manages certain additional
      TRANSACTIONS            properties which are owned by certain officers
                              and directors of the Company, but are not included in these consolidated or combined financial statements. Income related to these activities are reflected as "Management fees and other" in the accompanying consolidated statements of operations.

8.    EXTRAORDINARY ITEM      As a result of the early extinguishment of
                              indebtedness with a portion of the net proceeds from the issuance of its common stock, the Company recognized an extraordinary loss in 1994 related to loan prepayment penalties and the write-off of deferred financing costs on debt that was retired.

9.    STOCK INCENTIVE         The Company has established a stock incentive
      PLAN                    plan (the "Plan") under which 29,400 options
                              were granted in April 1994. The options, which have an exercise price equal to the initial public offering price ($19.50/share), can be exercised in increments of 25% on each anniversary of the date of the grant. A total of 14,700 and 7,350 of the options were exercisable at December 31, 1996 and 1995, respectively. No options were exercised during either 1996 or 1995.

                              The Company has adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." However, since no compensation cost would have been recognized pursuant to SFAS No. 123 under the Plan in either 1996 or 1995, there is no effect on the Company's net income or earnings per share for these years.

10.   RESTRICTED STOCK        As part of the Company's stock incentive plan,
                              12,500 restricted common shares were granted to certain employees in April 1994; an additional
                              11,290 shares were granted during the first quarter of 1996. The restricted shares vest in increments of 20% per year for five years. The
                              Company recorded related compensation expense of $82,873, $48,750 and $34,530 in 1996, 1995 and
                              1994, respectively. Plan participants are entitled to receive the quarterly dividends on their respective restricted shares.

11.   PROFIT-SHARING PLAN     The Company has a discretionary profit-sharing
                              plan whereby it contributes to the plan such amounts as the Board of Directors of the Company determines. The participants in the plan cannot make any contributions to the plan.
                              Contributions to the plan are allocated to the employees based on their percentage of compensation to the total compensation of all employees for the plan year. Participants in the plan become fully vested after six years of service. No contributions were made to the plan in 1996, 1995 or 1994.

12.   RENTAL INCOME           The Company leases premises in its properties to
                              tenants pursuant to lease agreements which provide for terms ranging generally from 5 to 25 years. The majority of leases provide for additional rents based on tenants' sales volume;
                              however, such amounts earned by Agree have historically not been material.

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

                                                 NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

                              As of December 31, 1996, the future minimum revenues for the next five years from rental property under the terms of all noncancellable tenant leases, assuming no new or renegotiated leases are executed for such premises, are as follows (in thousands):


                              1997                                     $ 16,078
                              1998                                       15,654
                              1999                                       15,350
                              2000                                       14,982
                              2001                                       13,950
                              Thereafter                                149,949
                              -------------------------------------------------
                              TOTAL                                    $225,963
                              -------------------------------------------------

                              Of the future minimum rentals, approximately 39% of the above total is attributable to Kmart Corporation and approximately 31% is attributable to Borders, Inc. Kmart's principal business is general merchandise retailing through a chain of discount department stores, and Borders is a major operator of book superstores in the United States.

13.   LEASE                   The Company has entered into certain land lease
      COMMITMENTS             agreements for three of its properties. As of
                              December 31, 1996, approximate future annual lease commitments under these agreements are as follows:

                              Year Ended December 31,
                              -------------------------------------------------
                              1997                                   $  446,000
                              1998                                      446,000
                              1999                                      446,000
                              2000                                      482,000
                              2001                                      485,000
                              Thereafter                              6,606,000
                              -------------------------------------------------

                                              AGREE REALTY CORPORATION AND THE
                                                            AGREE PREDECESSORS

                                                 NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

14.   INTERIM RESULTS         The following summary represents the unaudited
      (UNAUDITED)             results of operations of the Company, expressed
                              in thousands except per share amounts, for the periods from January 1, 1995 through December
                              31, 1996:

                                                                         Three Months Ended
                              -------------------------------------------------------------------------------
                              1996                         March 31,   June 30,    September 30,  December 31,
                              -------------------------------------------------------------------------------
                              REVENUES                     $ 3,866     $  4,026     $  4,017       $  4,382
                              -------------------------------------------------------------------------------
                              Income before
                                    minority interest      $ 1,010     $  1,064     $    845       $  1,714

                              Minority interest                196          207          164            332
                              -------------------------------------------------------------------------------
                              NET INCOME                   $   814     $    857     $    681       $  1,382
                              -------------------------------------------------------------------------------
                              NET INCOME PER
                                    SHARE                  $   .31     $    .32     $    .26       $    .52
                              -------------------------------------------------------------------------------

                                                                         Three Months Ended
                              -------------------------------------------------------------------------------
                              1995                         March 31,   June 30,    September 30,  December 31,
                              -------------------------------------------------------------------------------
                              REVENUES                     $ 3,413     $  3,337     $  3,364       $  3,614
                              -------------------------------------------------------------------------------
                              Income before
                                    minority interest      $   987     $  1,003     $  1,004       $  1,038

                              Minority interest                192          196          195            202
                              -------------------------------------------------------------------------------
                              NET INCOME                   $   795     $    807     $    809       $    836
                              -------------------------------------------------------------------------------
                              NET INCOME PER
                                    SHARE                  $   .30     $    .30     $    .31       $    .32
                              -------------------------------------------------------------------------------

                           AGREE REALTY CORPORATION
            SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996

----------------------------------------------------------------------------------------------------------------------------------
Column A                         Column B            Column C                Column D                    Column E
--------                     -------------   ------------------------   -------------     ----------------------------------------
                                                                                Costs
                                                                          Capitalized
                                                                        Subsequent to           Gross Amount at Which Carried
                                                    Initial Cost          Acquisition                 at Close of Period
                                             ------------------------   -------------     ----------------------------------------
                                                         Building and        Building                Building and
Description                   Encumbrance          Land  Improvements    Improvements       Land     Improvements         TOTAL
----------------------------------------------------------------------------------------------------------------------------------
COMPLETED RETAIL
 FACILITIES
 Borman Center, MI           $          -    $  550,000  $    562,404     $ 1,066,115   $   550,000  $  1,628,519   $   2,178,519
 Capital Plaza, KY                      -         7,379     2,240,607         514,580         7,379     2,755,187       2,762,566
 Charlevoix Commons, MI         3,981,600       305,000     5,152,992               -       305,000     5,152,992       5,457,992
 Chippewa Commons, WI           5,103,840     1,197,150     6,367,560          35,539     1,197,150     6,403,099       7,600,249
 Grayling Plaza, MI                     -       200,000     1,778,657               -       200,000     1,778,657       1,978,657
 Iron Mountain Plaza, MI                -       677,820     7,014,996         372,627       677,820     7,387,623       8,065,443
 Ironwood Commons, MI                   -       212,500     8,181,306         230,953       212,500     8,412,259       8,624,759
 Marshall Plaza Two, MI         3,407,040             -     4,662,230          10,764             -     4,672,994       4,672,994
 North Lakeland Plaza, FL       7,990,926     1,641,879     6,364,379         337,905     1,641,879     6,702,284       8,344,163
 Oscoda Plaza, MI                       -       183,295     1,872,854               -       183,295     1,872,854       2,056,149
 Perrysburg Plaza, OH           2,375,000        21,835     2,291,651               -        21,835     2,291,651       2,313,486
 Petoskey Town Center, MI       5,577,600       875,000     8,895,289           5,985       875,000     8,901,274       9,776,274
 Plymouth Commons, WI           4,811,520       535,460     5,667,504         138,260       535,460     5,805,764       6,341,224
 Rapids Associates, MI          5,120,640       705,000     6,854,790          13,000       705,000     6,867,790       7,572,790
 Shawano Plaza, WI              5,597,760       190,000     9,133,934               -       190,000     9,133,934       9,323,934
 West Frankfort Plaza, IL               -         8,002       784,077               -         8,002       784,077         792,079
 Winter Garden Plaza, FL        9,698,073     1,631,448     8,459,024               -     1,631,448     8,459,024      10,090,472
 Omaha Store, NE                3,596,937     1,705,619     2,053,615           2,152     1,705,619     2,055,767       3,761,386
 Wichita Store, KS              2,910,064     1,039,195     1,690,644          24,666     1,039,195     1,715,310       2,754,505
 Santa Barbara Store, CA        5,795,333     2,355,423     3,240,557           2,650     2,355,423     3,243,207       5,598,630

                         (RESTUBBED TABLE FROM ABOVE)

------------------------------------------------------------------------
Column A                         Column F       Column G       Column H
--------                        ----------    -----------    -----------
                                                                   Life
                                                               on Which
                                                           Depreciation
                                                              in Latest
                                                                 Income
                                Accumulated       Date of     Statement
Description                    Depreciation  Construction   is Computed
------------------------------------------------------------------------
COMPLETED RETAIL
 FACILITIES
 Borman Center, MI              $   878,263          1977      40 Years
 Capital Plaza, KY                1,065,945          1978      40 Years
 Charlevoix Commons, MI             801,471          1991      40 Years
 Chippewa Commons, WI             1,056,930          1990      40 Years
 Grayling Plaza, MI                 584,444          1984      40 Years
 Iron Mountain Plaza, MI            981,711          1991      40 Years
 Ironwood Commons, MI             1,156,330          1991      40 Years
 Marshall Plaza Two, MI             677,963          1990      40 Years
 North Lakeland Plaza, FL         1,674,282          1987      40 Years
 Oscoda Plaza, MI                   608,363          1984      40 Years
 Perrysburg Plaza, OH               759,110          1983      40 Years
 Petoskey Town Center, MI         1,327,675          1990      40 Years
 Plymouth Commons, WI               897,413          1990      40 Years
 Rapids Associates, MI            1,067,320          1990      40 Years
 Shawano Plaza, WI                1,512,238          1990      40 Years
 West Frankfort Plaza, IL           290,838          1982      40 Years
 Winter Garden Plaza, FL          1,672,227          1988      40 Years
 Omaha Store, NE                     57,812          1995      40 Years
 Wichita Store, KS                   48,166          1995      40 years
 Santa Barbara Store, CA             91,207          1995      40 years

                           AGREE REALTY CORPORATION
            SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996


----------------------------------------------------------------------------------------------------------------------------------
Column A                         Column B            Column C                Column D                    Column E
--------                     -------------   ------------------------   -------------     ----------------------------------------
                                                                                Costs
                                                                          Capitalized
                                                                        Subsequent to           Gross Amount at Which Carried
                                                    Initial Cost          Acquisition                 at Close of Period
                                             ------------------------   -------------     ----------------------------------------
                                                         Building and        Building                Building and
Description                   Encumbrance          Land  Improvements    Improvements       Land     Improvements         TOTAL
----------------------------------------------------------------------------------------------------------------------------------
 Monroeville, PA               6,773,314      6,332,158     2,168,892               -    6,332,158      2,168,892       8,501,050
 Norman, OK                    2,274,622        879,562     1,595,379               -      879,562      1,595,379       2,474,941
 Columbus, OH                  3,131,427        826,000     2,321,134               -      826,000      2,321,134       3,147,134
 Aventura, FL                  3,130,000              -     3,141,821               -            -      3,141,821       3,141,821
 Boyton Beach, FL              2,183,176      3,103,942     1,953,091               -    3,103,942      1,953,091       5,057,033
----------------------------------------------------------------------------------------------------------------------------------
SUB TOTAL                     83,458,872     25,183,667   104,449,387       2,755,196   25,183,667    107,204,583     132,388,250
----------------------------------------------------------------------------------------------------------------------------------
RETAIL FACILITIES
 UNDER DEVELOPMENT

 Lawrence, KS                          -              -        85,993               -            -         85,993          85,993
----------------------------------------------------------------------------------------------------------------------------------
TOTAL                       $ 83,458,872     $25,183,667 $104,535,380     $ 2,755,196  $25,183,667   $107,290,576   $ 132,474,243
----------------------------------------------------------------------------------------------------------------------------------

                         (RESTUBBED TABLE FROM ABOVE)

------------------------------------------------------------------------
Column A                         Column F       Column G       Column H
--------                        ----------    -----------    -----------
                                                                   Life
                                                               on Which
                                                           Depreciation
                                                              in Latest
                                                                 Income
                                Accumulated       Date of     Statement
Description                    Depreciation  Construction   is Computed
------------------------------------------------------------------------
 Monroeville, PA                      6,778          1996      40 years
 Norman, OK                           9,971          1996      40 years
 Columbus, OH                        53,191          1996      40 years
 Aventura, FL                        55,636          1996      40 years
 Boyton Beach, FL                     4,069          1996      40 years
------------------------------------------------------------------------
SUB TOTAL                        17,339,353
------------------------------------------------------------------------
RETAIL FACILITIES
 UNDER DEVELOPMENT

 Lawrence, KS                             -           N/A          N/A
------------------------------------------------------------------------
TOTAL                           $17,339,353
------------------------------------------------------------------------

                           AGREE REALTY CORPORATION

                             NOTES TO SCHEDULE III
                               DECEMBER 31, 1996
------------------------------------------------------------------------------
1)    RECONCILIATION OF REAL ESTATE PROPERTIES

      The following table reconciles the Real Estate Properties from January 1, 1994 to December 31, 1996:

                                     1996               1995              1994
------------------------------------------------------------------------------
Balance at January 1         $118,360,268       $ 96,852,137       $96,548,225
Construction costs             14,173,975         21,508,131           345,912
Sales                             (60,000)                 -           (42,000)
------------------------------------------------------------------------------
Balance at December 31       $132,474,243       $118,360,268       $96,852,137
------------------------------------------------------------------------------

2)    RECONCILIATION OF ACCUMULATED DEPRECIATION

      The following table reconciles the accumulated depreciation from January 1, 1994 to December 31, 1996:

                                            1996           1995           1994
------------------------------------------------------------------------------
Balance at January 1                 $14,792,193    $12,548,826    $10,325,699
Current year depreciation expense      2,547,160      2,243,367      2,223,127
------------------------------------------------------------------------------
Balance at December 31               $17,339,353    $14,792,193    $12,548,826
------------------------------------------------------------------------------

3)    TAX BASIS OF BUILDINGS AND IMPROVEMENTS

      The aggregate cost of Building and Improvements for federal income tax purposes is equal to the cost basis used for financial statement purposes.

                  [ARTWORK - PHOTOGRAPHS OF SAMPLE PROPERTIES]

=============================================================================
      NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             --------------------

                               TABLE OF CONTENTS


Prospectus Summary............................................  6
Risk Factors.................................................. 14
Use of Proceeds............................................... 22
Price Range of Common Stock and
  Dividends................................................... 23
Capitalization................................................ 24
Selected Consolidated and Combined
  Financial Data.............................................. 25
Management's Discussion and Analysis
  of Financial Conditions and Results of Operations........... 26
Business and Properties....................................... 31
Mortgage Indebtedness......................................... 41
Policies with Respect to Certain Activities................... 43
Management.................................................... 46
Certain Relationships and Related
  Transactions................................................ 52
Principal Stockholders........................................ 53
Description of Capital Stock.................................. 54
Shares Eligible for Future Sale............................... 56
Partnership Agreement......................................... 57
Federal Income Tax Considerations............................. 60
Employee Benefit Plans........................................ 74
ERISA Considerations.......................................... 74
Certain Anti-Takeover Provisions.............................. 75
Underwriting.................................................. 80
Experts....................................................... 81
Legal Matters................................................. 81
Additional Information........................................ 82
Index to Consolidated and Combined Financial
  Statements..................................................F-1


                               1,500,000 SHARES

                                 AGREE REALTY
                                 CORPORATION

                                 COMMON STOCK

                                  ----------
                                  PROSPECTUS
                                  ----------

                       RAYMOND JAMES & ASSOCIATES, INC.
                     MCDONALD & COMPANY SECURIITES, INC.
                                  RONEY & CO
                           SUTRO & CO. INCORPORATED
                                         , 1997

==============================================================================

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Registrant estimates that expenses payable by the Registrant in connection with the Offering described in this Registration Statement will be as follows:

SEC Registration Fee (actual).....................................   $9,998
NASD Fee (actual) ................................................    3,299
NYSE Listing Fee..................................................      *
Printing and Engraving Expenses...................................      *
Legal Fees and Expenses...........................................      *
Accounting Fees and Expenses......................................      *
Miscellaneous.....................................................      *
                                                                    ----------
     Total........................................................   $  *
                                                                    ==========

----------
*        To be completed by amendment.

ITEM 32.  SALES TO SPECIAL PARTIES

         None.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES

         There have been no sales of unregistered securities by the Registrant within the past three years, except for grants of restricted stock, pursuant to the Registrant's 1994 Stock Incentive Plan, in the aggregate amount of 12,500 shares, 11,290 shares and 28,955 shares to certain employees of the Company on May 12, 1994, January 1, 1996 and January 1, 1997, respectively.

ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant is a Maryland corporation. The Operating Partnership, of which the Registrant is the sole general partner, is a Delaware limited partnership. The Registrant's officers and directors are and will be indemnified under Maryland and Delaware law, the Charter of the Registrant and the Partnership Agreement of the Operating Partnership against certain liabilities. The Registrant's Charter requires it to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland. The Maryland General Corporation Law (the "MGCL") permits a corporation to indemnify its directors and officers (i) against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with any proceeding to which they are made a party by reason of their service in those capacities, unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

         The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The Registrant's Charter contains such a provision. The law does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper personal benefit or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act was material to the cause of action adjudicated in the proceeding; and was (a) committed in bad faith or
(b) the result of active and deliberate dishonesty.

         The Partnership Agreement of the Operating Partnership also provides for indemnification of the Registrant and its officers and directors to the same extent as in the Registrant's Charter, and limits the liability of the Registrant and its officers and directors to the Operating Partnership and its partners to the same extent the Registrant's Charter limits liability of officers and directors to Agree Realty Corporation and its stockholders.

         The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

         In addition, the officers, directors and controlling persons of the Registrant are indemnified against certain liabilities by the Underwriters under the Underwriting Agreement relating to the Offering.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

          Not applicable.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements

                  The "Index to Consolidated and Combined Financial Statements" in the Prospectus is incorporated herein by this reference.

                  Schedules other than Schedule III have been omitted as the required information is inapplicable or is presented in the combined financial statements or the notes thereto.

         (b)      Exhibits

EXHIBIT
  NO.                      DESCRIPTION
-------                    -----------
*   1.1           Form of Underwriting Agreement

    3.1           Articles of Incorporation and Articles of Amendment of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-11
                  (Registration No. 33-73858), as amended ("IPO S-11"))

                                    II - 2


    3.2           Bylaws of the Company (incorporated by reference to Exhibit 3.2 to IPO S-11)

*   5.1           Opinion of Piper & Marbury L.L.P. regarding the validity of the shares of Common
                  Stock being registered

*   8.1           Opinion of Kramer, Levin, Naftalis & Frankel regarding certain Federal income tax matters

   10.1           Loan Modification Agreement, dated April 22, 1994, by and among Shawano Plaza,
                  Plymouth Commons, Chippewa Commons and Nationwide Life Insurance Company
                  (incorporated by reference to the exhibit with the corresponding number filed with the
                  Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the
                  "1996 10-K"))

   10.2           Loan Modification Agreement, dated April 22, 1994, by and among Rapids Associates,
                  Marshall Plaza Phase Two, Petoskey Town Center, Charlevoix Commons and
                  Nationwide Life Insurance Company (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

   10.3           Modification Agreement, dated as of March 28, 1994, by and between North Lakeland
                  Plaza and the Travelers Indemnity Company (incorporated by reference to Exhibit 4.2 to IPO S-11)

   10.4           Loan Agreement, dated August 19, 1992, by and among Richard Agree, Edward
                  Rosenberg and Michigan National Bank (incorporated by reference to Exhibit 4.3 to IPO
                  S-11)

   10.5           Loan Agreement, dated March 7, 1990, and Modification of Mortgage and Security
                  Agreement, dated July 10, 1990, by and between Winter Garden Plaza and American
                  United Life Insurance Company (incorporated by reference to Exhibit 4.4 to IPO S-11)

   10.6           First Amended and Restated Agreement of Limited Partnership of Agree Limited
                  Partnership, dated as of April 22, 1994, by and among the Company, Richard Agree,
                  Edward Rosenberg and Joel Weiner (incorporated by reference to the Exhibit with the corresponding number filed with the 1996 10-K)

   10.7           Amended and Restated Registration Rights Agreement, dated July 8, 1994, by and among the Company, Richard Agree, Edward Rosenberg and Joel Weiner (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 10-K"))

   10.8           1994 Stock Incentive Plan of the Company (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

   10.9           Management Agreement, dated April 22, 1994, by and among Mt. Pleasant Shopping
                  Center, Angola Plaza, Shiloh Plaza and the Company (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

  10.10           Contribution Agreement, dated as of April 21, 1994, by and among the Company,
                  Richard Agree, Edward Rosenberg and the co-partnerships named therein (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

  10.11           Employment Agreement, dated April 22, 1994, by and between the Company and
                  Richard Agree (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

  10.12           Employment Agreement, dated April 22, 1994, by and between the Company and
                  Edward Rosenberg (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

                                    II - 3


  10.13           Agree Realty Corporation Profit-Sharing Plan (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

  10.14           Business Loan Agreement, by and between Agree Limited
                  Partnership and Michigan National Bank (incorporated by reference to Exhibit 10.8 to the 1994 10-K)

  10.15           Business Loan Agreement, dated as of September 21, 1995, by and between Agree
                  Limited Partnership and Michigan National Bank (incorporated by reference to Exhibit
                  10.9 to the Company's Annual Report on Form 10-K for the year ended December 31,
                  1995 (the "1995 10-K"))

  10.16           Line of Credit Agreement by and among Agree Limited Partnership, the Company,  the lenders parties thereto, and Michigan National Bank, as Agent (incorporated by reference to Exhibit 10.10 to the 1995 10-K)

   23.1           Consent of BDO Seidman, LLP

*  23.2           Consent of Piper & Marbury L.L.P. (including in their opinion filed as Exhibit 5.1)

*  23.3           Consent of Kramer, Levin, Naftalis & Frankel (included in their opinion filed as
                  Exhibit 8.1)

   24.1           Powers of Attorney (included on the signature page on the Registration Statement)

------------
*          To be filed by amendment.

ITEM 37.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 34 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Farmington Hills, State of Michigan, on April 16, 1997.

                                       AGREE REALTY CORPORATION


                                       By:  /s/   RICHARD AGREE
                                       --------------------------------------
                                       Name:  Richard Agree
                                       Title:  President and Chairman of the
                                               Board of Directors

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard Agree, Kenneth Howe and Edward Rosenberg his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

      Signature                       Title(s)                      Date
      ---------                       --------                      ----

/s/  RICHARD AGREE       President and Chairman of the Board    April 16, 1997
-----------------------  (Principal Executive Officer)
     Richard Agree


/s/  KENNETH HOWE        Vice President - Finance and           April 16, 1997
-----------------------  Secretary (Principal Financial and
     Kenneth Howe        Accounting Officer)


/s/  EDWARD ROSENBERG    Director and Senior Vice President     April 16, 1997
-----------------------
     Edward Rosenberg


/s/  FARRIS G. KALIL     Director                               April 16, 1997
-----------------------
     Farris G. Kalil


/s/  MICHAEL ROTCHFORD   Director                               April 16, 1997
-----------------------
     Michael Rotchford

/s/  ELLIS G. WACHS      Director                               April 16, 1997
-----------------------
     Ellis G. Wachs


/s/  GENE SILVERMAN      Director                               April 16, 1997
-----------------------
     Gene Silverman

                               INDEX TO EXHIBITS

                                                                               SEQUENTIAL
                                                                                  PAGE
EXHIBIT NO.                DESCRIPTION                                           NUMBER
-----------                -----------                                           ------
*    1.1          Form of Underwriting Agreement

     3.1 Articles of Incorporation and Articles of Amendment of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-11 (Registration
                  No. 33-73858), as amended ("IPO S-11"))

     3.2          Bylaws of the Company (incorporated by reference to Exhibit
                  3.2 to IPO S-11)

*    5.1          Opinion of Piper & Marbury L.L.P. regarding the validity of the shares of Common Stock being registered

*    8.1          Opinion of Kramer, Levin, Naftalis & Frankel regarding
                  certain Federal income tax matters

     10.1 Loan Modification Agreement, dated April 22, 1994, by and among Shawano Plaza, Plymouth Commons, Chippewa Commons and
                  Nationwide Life Insurance Company (incorporated by reference to the exhibit with the corresponding number filed with the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1996 (the "1996 10-K"))

     10.2 Loan Modification Agreement, dated April 22, 1994, by and among Rapids Associates, Marshall Plaza Phase Two, Petoskey
                  Town Center, Charlevoix Commons and Nationwide Life
                  Insurance Company (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

     10.3 Modification Agreement, dated as of March 28, 1994, by and between North Lakeland Plaza and the Travelers Indemnity
                  Company (incorporated by reference to Exhibit 4.2 to IPO
                  S-11)

     10.4         Loan Agreement, dated August 19, 1992, by and among Richard
                  Agree, Edward Rosenberg and Michigan National Bank
                  (incorporated by reference to Exhibit 4.3 to IPO S-11)

     10.5         Loan Agreement, dated March 7, 1990, and Modification of
                  Mortgage and Security Agreement, dated July 10, 1990, by and between Winter Garden Plaza and American United Life
                  Insurance Company (incorporated by reference to Exhibit 4.4 to IPO S-11)

     10.6 First Amended and Restated Agreement of Limited Partnership of Agree Limited Partnership, dated as of April 22, 1994, by and among the Company, Richard Agree, Edward Rosenberg and
                  Joel Weiner (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

     10.7         Amended and Restated Registration Rights Agreement, dated
                  July 8, 1994, by and among the Company, Richard Agree,
                  Edward Rosenberg and Joel Weiner (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 10-K"))

     10.8 1994 Stock Incentive Plan of the Company (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

     10.9         Management Agreement, dated April 22, 1994, by and among Mt.
                  Pleasant Shopping Center, Angola Plaza, Shiloh Plaza and the
                  Company (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

     10.10 Contribution Agreement, dated as of April 21, 1994, by and among the Company, Richard Agree, Edward Rosenberg and the co-partnerships named therein (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

     10.11 Employment Agreement, dated April 22, 1994, by and between the Company and Richard Agree (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

     10.12 Employment Agreement, dated April 22, 1994, by and between the Company and Edward Rosenberg (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)

     10.13 Agree Realty Corporation Profit-Sharing Plan (incorporated by reference to the exhibit with the corresponding number filed with the 1996 10-K)



                                    II - 8




     10.14        Business Loan Agreement, by and between Agree Limited
                  Partnership and Michigan National Bank (incorporated by reference to Exhibit 10.8 to the 1994 10-K)

     10.15 Business Loan Agreement, dated as of September 21, 1995, by and between Agree Limited Partnership and Michigan National
                  Bank (incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1995 (the "1995 10-K"))

     10.16        Line of Credit Agreement by and among Agree Limited
                  Partnership, the Company, the lenders parties thereto, and Michigan National Bank, as Agent (incorporated by reference to Exhibit 10.10 to the 1995 10-K)

     23.1         Consent of BDO Seidman, LLP

*    23.2         Consent of Piper & Marbury L.L.P. (including in their opinion filed as Exhibit 5.1)

*    23.3         Consent of Kramer, Levin, Naftalis & Frankel (included in
                  their opinion filed as Exhibit 8.1)

     24.1 Powers of Attorney (included on the signature page on the Registration Statement)

------------
*To be filed by amendment.



                                    II - 9